                       [Princeton Federal Bank, fsb Letterhead]


                           SPECIAL MEETING OF SHAREHOLDERS

                              A MERGER PROPOSAL -- YOUR
                                VOTE IS VERY IMPORTANT

The Board of Directors of Princeton Federal Bank, fsb ("PFB"), has unanimously approved a merger with a to-be-formed subsidiary of National City Bancshares, Inc. ("NCBE"), a $2.0 billion multi-bank holding company headquartered in Evansville, Indiana.

YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS FAIR TO
SHAREHOLDERS AND IS IN THEIR BEST INTERESTS. THE BOARD OF DIRECTORS THEREFORE UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE RELATED AMENDMENT TO PFB'S FEDERAL STOCK CHARTER. A VOTE OF THE NCBE SHAREHOLDERS IS NOT REQUIRED TO APPROVE THE MERGER.

PFB is calling a Special Meeting of shareholders at which you are being asked to approve and adopt the merger agreement. The affirmative vote of the holders of at least two-thirds of the outstanding shares of PFB common stock is required to approve the merger agreement.

You are also being asked to approve and adopt an amendment to PFB's Federal Stock Charter to permit the consummation of the merger. The affirmative vote of the holders of a majority of the outstanding shares is required to approve the charter amendment.

If the merger is completed, each share of PFB common stock will be converted into 0.7424 shares of NCBE common stock. The issuance of NCBE common stock in the merger is expected to be tax-free for federal income tax purposes.

The date, time and place of the Special Meeting:

         November 27, 1998
            11:00 a.m.
     Princeton Federal Bank, fsb
      208 North Jefferson Street
         Princeton, Kentucky

The attached Proxy Statement/Prospectus provides you with detailed information about the proposed merger. In addition, you may obtain other information about NCBE from documents filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

Whether or not you plan to attend the Special Meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy without indicating how you wish to vote, your proxy will count as a vote in favor of the approval and adoption of the merger agreement. If you fail to return your proxy, the effect will be a vote against the merger. YOUR VOTE IS VERY IMPORTANT.

ON BEHALF OF THE BOARD OF DIRECTORS OF PFB, I URGE YOU TO VOTE "FOR" THE PROPOSALS RELATING TO THE MERGER AND THE RELATED CHARTER AMENDMENT.

W.D. WADLINGTON
President and
Chief Executive Officer

                  TO THE SHAREHOLDERS OF PRINCETON FEDERAL BANK, fsb

                      NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                                      To Be Held

                              Friday, November 27, 1998
                             Princeton Federal Bank, fsb
                              208 North Jefferson Street
                              Princeton, Kentucky  42445

The Board of Directors of Princeton Federal Bank, fsb ("PFB"), asks you to attend this Special Meeting to vote on the following:

     1. PROPOSED MERGER. Shareholders will be asked to approve and adopt the Agreement and Plan of Reorganization dated May 22, 1998 (the "Merger Agreement"), relating to the merger of PFB with a to-be-formed subsidiary of National City Bancshares, Inc. ("NCBE"). In the merger, PFB shareholders will receive 0.7424 shares of NCBE common stock for each share of PFB common stock. The Merger Agreement is attached as Appendix A to the accompanying Proxy Statement/Prospectus.

     2. CHARTER AMENDMENT. Shareholders will be asked to approve and adopt an amendment to PFB's Federal Stock Charter, deleting
          Section 8.A. (Beneficial Ownership Limitation) in its entirety, contingent on the consummation of the transactions contemplated by the Merger Agreement.

     3. OTHER BUSINESS. Shareholders will also consider and vote on any other matters that properly come before the Special Meeting or any adjournments or postponements.

     You are entitled to notice of and to vote at the Special Meeting (or any adjournments or postponements of it) if you were a PFB shareholder at the close of business on October 16, 1998.

                            By Order of the Board of Directors,



                            Larry R. Mansfield, Secretary
October 28, 1998
Princeton, Kentucky


     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CHARTER AMENDMENT.

     THE PROXY STATEMENT/PROSPECTUS DESCRIBES YOUR RIGHTS TO DISSENT FROM THE MERGER AND THE PROCEDURES YOU MUST FOLLOW TO EXERCISE THOSE RIGHTS.

     WE INVITE YOU TO ATTEND THE SPECIAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON, WHICH WILL REVOKE YOUR SIGNED PROXY. YOU MAY ALSO REVOKE YOUR PROXY AT ANY TIME BEFORE THE VOTING THEREOF AT THE SPECIAL MEETING.

     PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME.

                             PRINCETON FEDERAL BANK, fsb

                         PROXY STATEMENT FOR SPECIAL MEETING
                              OF SHAREHOLDERS TO BE HELD
                                 NOVEMBER 27, 1998
                            ------------------------------
                            NATIONAL CITY BANCSHARES, INC.

                                      PROSPECTUS
                       FOR UP TO 212,663 SHARES OF COMMON STOCK

     National City Bancshares, Inc. ("NCBE") proposes to acquire Princeton Federal Bank, fsb ("PFB"), through the merger into PFB of NCBE Interim Bank, fsb, a to-be-formed interim savings bank subsidiary of NCBE ("Interim").

     The parties cannot complete the merger unless PFB's shareholders approve the Agreement and Plan of Reorganization dated May 22, 1998. PFB shareholders will vote on the Agreement and Plan of Reorganization and a related amendment of PFB's Federal Stock Charter at a Special Meeting of Shareholders of PFB on November 27, 1998. This Proxy Statement/Prospectus is being furnished to PFB shareholders in connection with the Board of Directors of PFB's solicitation of proxies for use at the Special Meeting.

     In the merger, PFB shareholders will receive 0.7424 shares of NCBE's common stock for each of PFB common stock they own. This Proxy
Statement/Prospectus is also a Prospectus of NCBE relating to the shares of common stock NCBE will issue in the merger.

     NCBE's common stock trades on the Nasdaq National Market Tier of the Nasdaq Stock Market under the symbol "NCBE".

     THE "RISK FACTORS" SECTION OF THIS PROXY STATEMENT/PROSPECTUS (BEGINNING ON PAGE 7 LISTS SOME OF THE FACTORS YOU SHOULD CONSIDER IN EVALUATING THE MERGER.

Neither the Securities and Exchange Commission nor any state securities regulators have approved the NCBE common stock to be issued in the merger or determined if this Proxy Statement/Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

        Proxy Statement/Prospectus dated October 28, 1998, and first mailed to shareholders on October 28, 1998.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT NCBE THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THE INCORPORATED INFORMATION IS AVAILABLE WITHOUT CHARGE TO PFB SHAREHOLDERS UPON WRITTEN OR ORAL REQUEST. REQUESTS SHOULD BE DIRECTED AS FOLLOWS:

                    NATIONAL CITY BANCSHARES, INC.
                    P.O. BOX 868
                    EVANSVILLE, INDIANA 47705-0868
                    ATTN:  STEPHEN C. BYELICK, JR.
                    PH.:  812-464-9864

TO OBTAIN TIMELY DELIVERY, PLEASE REQUEST THE INFORMATION NO LATER THAN NOVEMBER 20, 1998.

                                  TABLE OF CONTENTS

                                                                         Page
                                                                         ----
QUESTIONS AND ANSWERS ABOUT
     THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2

Summary Comparative Historical and Combined
     Per Share Data. . . . . . . . . . . . . . . . . . . . . . . . . . . . .5

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
     Risks Associated with Acquisitions. . . . . . . . . . . . . . . . . . .7
     Impact of Interest Rate Changes . . . . . . . . . . . . . . . . . . . .7
     Credit Risk and Loan Concentration. . . . . . . . . . . . . . . . . . .7
     Regulatory Risks. . . . . . . . . . . . . . . . . . . . . . . . . . . .8
     Exposure to Local Economic Conditions . . . . . . . . . . . . . . . . .8
     Competition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
     Risks Relating to Year 2000 Issue . . . . . . . . . . . . . . . . . . .8
     Status of NCBE as a Bank Holding
          Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8

FORWARD-LOOKING STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . .9

SPECIAL MEETING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
     Date, Time, Place and Purpose . . . . . . . . . . . . . . . . . . . . .9
     Record Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
     Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
     Voting and Revocation of Proxies. . . . . . . . . . . . . . . . . . . 10
     Solicitation of Proxies . . . . . . . . . . . . . . . . . . . . . . . 10

THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     Background of the Merger. . . . . . . . . . . . . . . . . . . . . . . 11
     Reasons for the Merger. . . . . . . . . . . . . . . . . . . . . . . . 11
     Fairness Opinion. . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     Recommendation of PFB's Board
          of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     Closing and Effective Time. . . . . . . . . . . . . . . . . . . . . . 15
     Conversion of PFB Common. . . . . . . . . . . . . . . . . . . . . . . 15
     Procedures for Exchange of Certificates . . . . . . . . . . . . . . . 16
     Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . . . . 16
     Dissenters' Rights. . . . . . . . . . . . . . . . . . . . . . . . . . 17
     Representations and Warranties. . . . . . . . . . . . . . . . . . . . 18
     Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     Conditions to the Merger. . . . . . . . . . . . . . . . . . . . . . . 20
     Termination and Waiver. . . . . . . . . . . . . . . . . . . . . . . . 20
     No Solicitation; Fees and Expenses. . . . . . . . . . . . . . . . . . 20
     Certain Federal Income Tax Consequences . . . . . . . . . . . . . . . 21
     Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . . . 22
     Resale of NCBE Common . . . . . . . . . . . . . . . . . . . . . . . . 22
     Interests of Certain Persons in the Merger. . . . . . . . . . . . . . 23

RELATED CHARTER AMENDMENT. . . . . . . . . . . . . . . . . . . . . . . . . 24

SELECTED FINANCIAL DATA. . . . . . . . . . . . . . . . . . . . . . . . . . 25

PRO FORMA CONDENSED CONSOLIDATED
     FINANCIAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . 26

COMPARATIVE STOCK PRICES
     AND DIVIDENDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33

INFORMATION CONCERNING NCBE. . . . . . . . . . . . . . . . . . . . . . . . 34
     Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     Recent Developments . . . . . . . . . . . . . . . . . . . . . . . . . 34
     Year 2000 Issue . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     Security Ownership of Certain Beneficial
          Owners and Management. . . . . . . . . . . . . . . . . . . . . . 37

INFORMATION CONCERNING PFB . . . . . . . . . . . . . . . . . . . . . . . . 38
     Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     Security Ownership. . . . . . . . . . . . . . . . . . . . . . . . . . 38
     Selected Financial Data of PFB. . . . . . . . . . . . . . . . . . . . 39
     Management's Discussion and Analysis
          of Financial Condition and Results
          of Operations. . . . . . . . . . . . . . . . . . . . . . . . . . 39
     New Accounting Standards. . . . . . . . . . . . . . . . . . . . . . . 47
     Other Data. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49

DESCRIPTION OF NCBE CAPITAL STOCK. . . . . . . . . . . . . . . . . . . . . 58
     Authorized Shares . . . . . . . . . . . . . . . . . . . . . . . . . . 58
     NCBE Common . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
     NCBE Preferred. . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
     Certain Provisions of Articles of Incorporation
          and By-Laws. . . . . . . . . . . . . . . . . . . . . . . . . . . 58
     Certain Provisions of the IBCL. . . . . . . . . . . . . . . . . . . . 59
     Transfer Agent. . . . . . . . . . . . . . . . . . . . . . . . . . . . 59

COMPARISON OF SHAREHOLDER RIGHTS . . . . . . . . . . . . . . . . . . . . . 59
     Classified Board of Directors . . . . . . . . . . . . . . . . . . . . 59
     Business Combinations . . . . . . . . . . . . . . . . . . . . . . . . 59
     Removal of Directors. . . . . . . . . . . . . . . . . . . . . . . . . 61
     Amendments to Articles of Incorporation . . . . . . . . . . . . . . . 61
     Voting Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . 61
     Special Meetings of Shareholders. . . . . . . . . . . . . . . . . . . 61
     Control Share Acquisitions. . . . . . . . . . . . . . . . . . . . . . 62
     Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . 62
     Limitation of Liability of Directors. . . . . . . . . . . . . . . . . 63
     Authorization of Preferred Shares . . . . . . . . . . . . . . . . . . 63

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 64

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 64

WHERE YOU CAN FIND MORE INFORMATION  . . . . . . . . . . . . . . . . . . . 64

INDEX TO PFB FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . .F-1


APPENDIX A - Agreement and Plan of
     Reorganization dated as of May 22, 1998
     between National City Bancshares, Inc. and
     Princeton Federal Bank, fsb . . . . . . . . . . . . . . . . . . . . .A-1
APPENDIX B - Fairness Opinion and
     Reaffirmation of Professional
     Bank Services, Inc.   B-1
APPENDIX C - Excerpts of Federal Law
     Concerning Appraisal Rights of Dissenting
     Shareholders. . . . . . . . . . . . . . . . . . . . . . . . . . . . .C-1
APPENDIX D - Section 8 of PFB's
     Federal Stock Charter . . . . . . . . . . . . . . . . . . . . . . . .D-1

                        QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   WHAT WILL PFB SHAREHOLDERS RECEIVE IN THE MERGER?

A: In the merger, NCBE will issue 0.7424 shares of its common stock for each outstanding share of PFB common stock.

     The actual value of the shares of NCBE common stock to be issued in the merger cannot be determined at this time, since it will depend on the value at the time the merger becomes effective. The last reported sales price on October 21, 1998 for NCBE common stock as reported by the Nasdaq Stock Market was $40.00. If the merger became effective on October 21, 1998, the value of 0.7424 shares of NCBE common stock would have been $29.70.

Q:   WHY IS PFB PROPOSING TO MERGE WITH NCBE?

A: The PFB Board of Directors has determined that the merger is fair to, and in the best interests of, PFB and its shareholders. The resulting financial institution should be in an enhanced competitive position. Economies of scale in the operation of the resulting institution are expected to be achieved through the merger. PFB's shareholders should benefit from their investment in a larger, more competitive and efficient organization and, possibly, from a more liquid market for the NCBE common stock issued in the merger.

Q:   WHAT ARE THE TAX CONSEQUENCES TO PFB SHAREHOLDERS?

A: No gain or loss for federal income purposes should be recognized by you on the shares of NCBE Common Stock you receive in the merger. To review the tax consequences in greater detail, see page 21.

Q:   WHY DOES PFB'S FEDERAL STOCK CHARTER NEED TO BE AMENDED?

A: Under Section 8.A. of PFB's Federal Stock Charter, no person can acquire beneficial ownership of more than 10% of PFB's common stock until May 9, 1999. Accordingly, PFB's Board of Directors is recommending an amendment to Section 8.A. (contingent on consummation of the merger with NCBE) which will permit the merger to be completed.

Q:   WHAT DO I NEED TO DO NOW?

A: Just mail your signed proxy in the enclosed return envelope as soon as possible, so that your shares may be represented at the special PFB shareholders' meeting. The PFB Board of directors unanimously recommends that you vote FOR approval of the merger agreement and the related charter amendment.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, NCBE will send you written instructions for exchanging your share certificates.

Q:   WHAT HAPPENS TO MY FUTURE DIVIDENDS?

A: Neither PFB nor NCBE expects any changes in its dividend policies before the merger. After the merger, the NCBE annualized dividend rate is expected to be $.80 per share.

Q:   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:   We are working towards completing the merger as quickly as possible.  We hope to complete the merger by November 30, 1998.

                                  SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 64. WE HAVE INCLUDED PAGE REFERENCES IN PARENTHESES TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS PRESENTED IN THIS SUMMARY.

                             PARTIES TO THE MERGER

NATIONAL CITY BANCSHARES, INC.
227 MAIN STREET
EVANSVILLE, INDIANA 47708
(812) 464-9677

     National City Bancshares, Inc. is an Indiana corporation that owned, as of August 31, 1998, 15 financial institution subsidiaries. These subsidiaries provide a wide range of banking services in the tri-state area of Indiana, Kentucky and Illinois surrounding Evansville, Indiana. As of June 30, 1998 (and as restated to give effect to acquisitions accounted for as poolings of interests and consummated through August 31, 1998), NCBE had total consolidated assets of $1.8 billion, total loans of $1.3 billion, total deposits of $1.4 billion and total shareholders' equity of $187.1 million.

PRINCETON FEDERAL BANK, fsb
208 NORTH JEFFERSON STREET
PRINCETON, KENTUCKY 42445
(502) 365-3556

     Princeton Federal Bank, fsb, is a federal stock savings bank. As of June 30, 1998, PFB had total assets of $31.2 million, net loans of $22.7 million, total deposits of $22.3 million, and total shareholders' equity of $4.2 million. PFB has one banking office in Princeton, Kentucky.

SPECIAL MEETING OF PFB SHAREHOLDERS

MEETING INFORMATION (See page 9).

     The Special Meeting of PFB shareholders will be held at the office of PFB located at 208 North Jefferson Street, Princeton, Kentucky on November 27, 1998, at 11:00 a.m., local time. On the record date, there were 270,204 shares of PFB common stock outstanding. The minimum required vote for approval of the merger agreement is 180,136 shares and for approval of the related charter amendment is 135,203 shares.

     If you owned shares of PFB common stock as of the close of business on October 16, 1998, the record date, you are entitled to vote. You will have one vote for each share you owned on the record date.

SECURITY OWNERSHIP OF MANAGEMENT

     As of the close of business on the record date, the directors and executive officers of PFB and their affiliates beneficially owned 98,827 shares of PFB common stock (excluding shares underlying stock options), or 36.6%, of all outstanding shares entitled to vote on the merger. As of the close of business on the record date, the directors and executive officers of NCBE and their affiliates did not beneficially own any shares of PFB common stock.

                                SUMMARY OF THE MERGER

     THE MERGER AGREEMENT IS ATTACHED AS APPENDIX A TO THIS PROXY
STATEMENT/PROSPECTUS. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT, AS IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

OPINION OF FINANCIAL ADVISOR TO PFB (See page 12).

     Professional Bank Services, Inc. ("PBS") issued an opinion to PFB's
Board of Directors that the merger consideration to be issued in the merger is fair to PFB shareholders from a financial perspective. PBS has reaffirmed its opinion as of the date of this Proxy Statement/Prospectus. A copy of the opinion, along with a letter dated the date of this Proxy
Statement/Prospectus in which PBS reaffirms its opinion, appear as Appendix B.

RECOMMENDATION OF PFB BOARD OF DIRECTORS (See page 15).

     The PFB Board of Directors believes that the merger is in the best interests of PFB shareholders and unanimously recommends that PFB shareholders vote FOR approval of the merger agreement.

CONDITIONS TO THE MERGER (See page 20).

     PFB and NCBE will not complete the merger unless:

     -- PFB shareholders and regulatory authorities approve it;

     -- No legal restrictions prohibit it; and

     -- NCBE's legal counsel provides a satisfactory opinion concerning the tax treatment of the merger.

     NCBE will not have to complete the merger unless:

     -- PFB's representations in the merger agreement remain accurate;

     -- PFB's financial condition does not change materially; and

     -- NCBE can account for the merger as a "pooling of interests."

     PFB will not have to complete the merger unless:

     -- NCBE's representations in the merger agreement remain accurate;

     -- NCBE's financial condition does not change materially; and

     -- The NCBE shares to be issued in the merger are listed on the Nasdaq
        National Market.

TERMINATION OF THE MERGER AGREEMENT (See page 20).

     The merger agreement may be terminated and the merger abandoned before or after PFB shareholders approve the merger agreement:

     -- by mutual consent of PFB and NCBE;

     -- by PFB if PFB or its Board of Directors accepts or approves a "Competing Transaction";

     -- by PFB, if any of the conditions to its obligation to consummate the merger have not been satisfied by February 28, 1999; or

     -- by NCBE, if any of the conditions to its obligation to consummate the merger have not been satisfied by February 28, 1999.

REIMBURSEMENT OF EXPENSES (See page 20).

     In the merger agreement, PFB agreed not to seek any "Competing Transaction" for an acquisition of PFB except where required by fiduciary duties of PFB's Board of Directors. A Competing Transaction includes any of the following:

     -- an offer by another person to acquire 25% or more of PFB's common stock;

     -- a proposal for a merger, consolidation, share exchange, business combination or similar transaction involving PFB; or

     -- a proposal for a sale, lease, exchange, transfer, or other disposition of 25% or more of the assets of PFB.

     If the merger agreement is terminated under certain circumstances in connection with a Competing Transaction, PFB will reimburse NCBE's expenses incurred in the merger up to $150,000.

REGULATORY APPROVALS (See page 16).

     The merger is subject to approval by the Board of Governors of the Federal Reserve System and the Office of Thrift Supervision. All required regulatory approvals have been received.

ACCOUNTING TREATMENT  (See page 22).

     NCBE expects to account for the merger as a "pooling of interests." This means that NCBE will carry forward PFB's assets, liabilities and income in NCBE's consolidated financial statements and that no goodwill will be recognized in the transaction.

FEDERAL INCOME TAX CONSEQUENCES  (See page 21).

     The merger is intended to qualify as a tax-free reorganization for federal income tax purposes. No gain or loss will be recognized by PFB shareholders upon receipt of NCBE shares.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU.

DISSENTERS' RIGHTS  (See page 17).

     Under federal law, PFB shareholders can demand the fair value of their PFB shares in cash if they deliver a written demand for payment and do not vote in favor of the merger agreement. Appendix C contains the relevant portions of law.

RELATED CHARTER AMENDMENT  (See page 24).

     At the Special Meeting, you will also be asked to amend Section 8 of PFB's Federal Stock Charter deleting Section 8.A. (Beneficial Ownership Limitation) in its entirety, contingent upon consummation of the merger. The PFB Board of Directors unanimously recommends that PFB shareholders vote FOR approval of the charter amendment.

                         RISK FACTORS RELATING TO NCBE COMMON
                                    (See page 7).

     An investment in NCBE common stock involves risks, including those described in this document.

                                   STOCK PRICE DATA
                                    (See page 33).

     The following table sets forth as of May 21, 1998 (the last trading day before the public announcement of the proposed acquisition), the last sale price per share for the NCBE common stock, and the pro forma equivalent for a share of PFB common stock. There is no public trading market for PFB common stock.

                                                                   PRO FORMA
                                                                      PFB
                                    NCBE             PFB            COMMON
                                   COMMON          COMMON            STOCK
                                    STOCK           STOCK         EQUIVALENT
                                    -----           -----         ----------
Price Per Share
(as of May 21, 1998)              $37.625           N/A            $27.933

                        COMPARISON OF SHAREHOLDER RIGHTS
                                   (See page 59).

     NCBE is an Indiana corporation and PFB is a federal stock savings bank. Each operates under different laws and governing documents. The rights of PFB shareholders are different from NCBE shareholders in several respects, including limitations on business combinations, provisions for removal of directors, authorization of preferred stock and other matters.

              SUMMARY COMPARATIVE HISTORICAL AND COMBINED PER SHARE DATA

     The following summary tables present selected comparative per share data on (i) a historical basis for NCBE and PFB, (ii) a pro forma combined basis per share of NCBE common stock, giving effect to the Merger and (A) as of June 30, 1998 the Other Pooling Acquisitions (defined as acquisitions pending as of August 31, 1998, which are expected to be accounted for as poolings of interests, see "INFORMATION CONCERNING NCBE--Recent Developments") and (B) for all prior periods, the Other Pooling Acquisitions, (iii) an equivalent pro forma basis per share of PFB common stock, giving effect to the Merger only, and (iv) an equivalent pro forma basis per share, giving effect to the Merger and the Other Pooling Acquisitions. As further described in "INFORMATION CONCERNING NCBE--Recent Developments", from January 1, 1998 through August 31, 1998, NCBE has acquired the Mayfield Branch and Bank of Illinois in Mt. Vernon in transactions accounted for as purchases (the "Purchase Transactions") and Illinois One Bank, National Association, Trigg County Farmers Bank, Community First Bank of Kentucky and Community First Bank, N.A., in transactions accounted for as poolings of interests (the "Completed Pooling Acquisitions"). The Purchase Transactions are not individually or in the aggregate considered material to NCBE from a financial statement presentation standpoint, and the pro forma data does not include the Purchase Transactions (except to the extent they are reflected in NCBE's six month information). The historical data for NCBE have been restated to include the results of the Completed Pooling Acquisitions. The data presented are not necessarily indicative of the results of the future operations of the combined organization or the actual results that would have occurred if the Merger or the Other Pooling Acquisitions had been consummated prior to the periods indicated. The data presented should be read in conjunction with the more detailed information and financial statements included herein or incorporated by reference in this Proxy Statement/Prospectus and with the unaudited pro forma financial statements included elsewhere in this Proxy Statement/Prospectus. See "WHERE YOU CAN FIND MORE INFORMATION," "SELECTED FINANCIAL DATA," "INFORMATION CONCERNING PFB" and "INDEX TO PFB FINANCIAL STATEMENTS."

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,         YEAR ENDED DECEMBER 31,
                                                             -------------------    -----------------------
                                                             1998       1997        1997     1996     1995
                                                             ----       ----        ----     ----     ----
NET INCOME PER COMMON SHARE:
     NCBE:
          Basic                                               $0.92      $0.90       $1.76    $1.57    $1.36
          Diluted                                              0.91       0.89        1.74     1.56     1.36
     PFB:
          Basic                                                0.43       0.57        1.08     0.35     1.03
          Diluted                                              0.41       0.54        1.03     0.34     0.97
     NCBE pro forma (all Other Pooling
          Acquisitions and PFB):
          Basic                                                0.88       0.92        1.73     1.54     1.34
          Diluted                                              0.87       0.91        1.71     1.54     1.34
     PFB equivalent pro forma
          (NCBE only) (1):
          Basic                                                0.68       0.67        1.31     1.17     1.01
          Diluted                                              0.68       0.66        1.29     1.16     1.01
     PFB equivalent pro forma (all Other Pooling
          Acquisitions and NCBE) (1):
          Basic                                                0.65       0.68        1.28     1.14     0.99
          Diluted                                              0.65       0.68        1.27     1.14     0.99
DIVIDENDS PER COMMON SHARE:
     NCBE                                                      0.33       0.29        0.59     0.55     0.35
     PFB                                                       1.21       1.00        1.00     0.90     0.70
     PFB equivalent pro forma (1)                              0.25       0.22        0.44     0.41     0.26

                                                                 JUNE 30, 1998       DECEMBER 31, 1997
                                                                 -------------       -----------------
BOOK VALUE PER COMMON SHARE:
     NCBE                                                          $13.85                $13.34
     PFB                                                            15.61                 16.19
     NCBE pro forma (all Other Pooling
          Acquisitions and PFB)                                     13.97                 13.45
     PFB equivalent pro forma (NCBE only) (1)                       10.28                  9.90
     PFB equivalent pro forma (all Other Pooling
          Acquisitions and NCBE) (1)                                10.37                  9.99


(1) Equivalent pro forma per share data represents the pro forma per share data for NCBE multiplied by 0.7424, the number of shares of NCBE common stock to be issued in the merger for each share of PFB common stock.

                                     RISK FACTORS

     IN CONSIDERING WHETHER TO APPROVE THE MERGER AGREEMENT, PFB SHAREHOLDERS SHOULD CAREFULLY CONSIDER, TOGETHER WITH THE OTHER INFORMATION CONTAINED AND INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, THE FOLLOWING RISK FACTORS. CERTAIN CAPITALIZED TERMS USED IN THIS SECTION ARE DEFINED IN OTHER SECTIONS OF THIS PROXY STATEMENT/PROSPECTUS.

RISKS ASSOCIATED WITH ACQUISITIONS

     NCBE has grown significantly as a result of acquisitions. Since January 1, 1995, NCBE has completed numerous acquisitions of financial institutions or their branches. As the banking industry continues to consolidate, NCBE expects to pursue other acquisitions. NCBE is currently a party to definitive agreements relating to four pending acquisitions. See "INFORMATION CONCERNING NCBE--Recent Developments." NCBE's pending acquisitions are subject to various conditions, including shareholder and regulatory approval. No assurance can be given that the pending acquisitions will be consummated.

     The future profitability of NCBE will depend upon management's ability to improve the profitability of acquired institutions and to realize expected operational synergies. Acquisitions involve numerous risks, including difficulties in assimilating operations of the acquired company, diversion of management's attention from other business concerns, risks of entering new geographic markets, loss of key employees of the acquired company and assumption of undisclosed liabilities. Future acquisitions may result in dilutive issuances of equity securities, the incurrence of additional debt and the amortization of expenses related to goodwill and intangible assets, any of which could have a material adverse effect on NCBE. In addition, as consolidation of the banking industry continues, the competition for suitable acquisition candidates will increase. NCBE competes with other banking companies for acquisition opportunities and many of these competitors have greater financial resources and acquisition experience than NCBE.

IMPACT OF INTEREST RATE CHANGES

     NCBE derives its results of operations from its subsidiaries' operations and depends principally on net interest income, which is the difference between interest earned on loans and investments and interest expense paid on deposits and other borrowings.

     Like other financial institutions, NCBE's interest income and interest expense are affected by general, regional and local economic conditions and by the policies of regulatory authorities, including the monetary policies of the Federal Reserve Board. While management has taken measures intended to manage the risks of operating in a changing interest rate environment, there can be no assurance that such measures will effectively avoid undue interest rate risk.

CREDIT RISK AND LOAN CONCENTRATION

     As a lender, NCBE is exposed to the risk that its customers will be unable to repay their loans according to their terms and that the collateral securing the payment of their such loans (if any) may not be sufficient to assure repayment. Credit losses could have a material adverse effect on NCBE's operating results.

     A primary risk facing NCBE, and financial institutions in general, is credit risk, that is, the risk of losing principal and interest due to a borrower's failure to perform according to the terms of the borrower's loan agreement. As of June 30, 1998, NCBE's total loan portfolio was approximately $1.3 billion or 70.2% of its total assets. The three largest components of the loan portfolio are real estate loans, $717 million or 55.2% of total loans, commercial and industrial loans, $408 million or 31.4% of total loans, and consumer loans, $175 million or 13.4% of total loans. NCBE's credit risk with respect to its consumer installment loan portfolio and commercial loan portfolio relates principally to the general creditworthiness of individuals and businesses within its local market area. NCBE's credit risk with respect to its real estate mortgage and construction loan portfolio relates principally to the general creditworthiness of individuals and the value of real estate serving as security for the repayment of the loans.

REGULATORY RISKS

     The banking industry is heavily regulated. These regulations are primarily intended to protect depositors and the FDIC, not NCBE shareholders or other creditors. Regulations affecting financial institutions are undergoing continuous change, and the ultimate effect of such changes cannot be predicted. Regulations and laws affecting NCBE and its subsidiaries may be modified at any time, and new legislation affecting financial institutions may be proposed and enacted. There is no assurance that such modifications or new laws will not materially and adversely affect the business, condition or operations of NCBE and its subsidiaries.

EXPOSURE TO LOCAL ECONOMIC CONDITIONS

     The success of NCBE and its subsidiaries depends to a certain extent upon the general economic conditions of the local geographic markets they serve. Unlike larger banks which are more geographically diversified, NCBE's subsidiaries provide financial and banking services to customers in the tri-state area of Indiana, Kentucky and Illinois surrounding Evansville, Indiana. No assurance can be given concerning the economic conditions that will exist in such markets.

COMPETITION

     NCBE's subsidiaries face substantial competition for deposit, credit and trust relationships, as well as other sources of funding in the communities they serve. Competing providers include other national and state banks, thrifts and trust companies, insurance companies, mortgage banking operations, credit unions, finance companies, money market funds and other financial and nonfinancial companies which may offer products functionally equivalent to those offered by NCBE's subsidiaries. Competing providers may have greater financial resources than NCBE and offer services within and outside the market areas served by NCBE's subsidiaries.

RISKS RELATING TO YEAR 2000 ISSUE

     Many existing computer programs were designed to use only two digits to identify a year in the date field without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the year 2000. NCBE is committed to a plan for achieving compliance with the risks created by the "Year 2000" problem. Management believes that the expenditures required to bring NCBE systems into compliance will not have a materially adverse effect on NCBE's financial condition or future performance. However, the Year 2000 problem is pervasive and complex and can potentially effect any computer process. In addition, the efforts of NCBE and its subsidiaries with respect to Year 2000 compliance are subject to examination by banking regulatory agencies. An adverse rating could result in the delay or deferral of regulatory applications seeking approval of acquisitions or such approvals may only be given subject to additional conditions. See "INFORMATION CONCERNING NCBE - Year 2000 Issue."

STATUS OF NCBE AS A BANK HOLDING COMPANY

     NCBE is a legal entity separate and distinct from its subsidiaries, although the principal source of NCBE's cash revenues is dividends from its subsidiaries. The right of NCBE to participate in the assets of any subsidiary upon the subsidiary's liquidation, reorganization or otherwise will be subject to the claims of the subsidiary's creditors, which will take priority except to the extent that NCBE may itself be a creditor with a recognized claim. NCBE's principal source of funds is dividends received from its banking subsidiaries. Regulations limit the amount of dividends without prior approval. During 1998, the subsidiaries may pay approximately $3.3 million plus any 1998 net profits to NCBE without prior regulatory approval.

                              FORWARD-LOOKING STATEMENTS

     This document, and the documents that have been incorporated herein by reference (see, "WHERE YOU CAN FIND MORE INFORMATION" on page 64), include forward-looking statements about NCBE that are subject to risks and uncertainties. Forward-looking statements include the information concerning future results of operations of NCBE after the Merger, set forth under "QUESTIONS AND ANSWERS ABOUT THE MERGER," "SUMMARY," "RISK FACTORS" and those preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "estimates" or similar expressions. For those statements, NCBE claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

     NCBE and PFB participate in the financial services industry, which is characterized by competition and consolidation. You should understand that the factors discussed under "Risk Factors" on page 7, in addition to those discussed elsewhere in this document and the documents which are incorporated by reference, could affect the future financial results of NCBE and could cause actual results to differ materially from those expressed in forward-looking statements contained or incorporated by reference in this document.

                                   SPECIAL MEETING

DATE, TIME, PLACE AND PURPOSE

     This Proxy Statement/Prospectus is being furnished to holders of PFB's common stock, par value $0.01 per share ("PFB Common"), in connection with the solicitation of proxies by the Board of Directors of PFB for use at the Special Meeting to be held at the office of PFB located at 208 North Jefferson Street, Princeton, Kentucky, on November 27, 1998, at 11:00 a.m.,
local time, and at any adjournment or postponement thereof.   At the Special
Meeting, the shareholders of PFB will be asked to consider and vote upon (i) the approval and adoption of the Agreement and Plan of Reorganization dated May 22, 1998 (the "Merger Agreement") with National City Bancshares, Inc. ("NCBE") relating to the merger (the "Merger") of PFB with NCBE Interim Bank, fsb, a to-be-formed interim savings bank subsidiary of NCBE ("Interim"); and
(ii) an amendment of Section 8 of PFB's Federal Stock Charter, deleting
Section 8.A. (Beneficial Ownership Limitation) in its entirety contingent upon consummation of the Merger (the "Charter Amendment").

RECORD DATE

     The Board of Directors of PFB has fixed October 16, 1998, as the record date for determining the shareholders of PFB entitled to receive notice of and to vote at the Special Meeting (the "Record Date"). As of the close of business on the Record Date, there were 270,204 shares of PFB Common issued and outstanding. Only holders of PFB Common of record at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. No shares of PFB Common can be voted at the Special Meeting, unless the record holder is present in person or represented by proxy at the Special Meeting.

VOTE REQUIRED

     The presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of PFB Common entitled to vote on the Record Date, or 135,103 shares, is necessary to constitute a quorum at the Special Meeting. The affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of PFB Common, or 180,136 shares, is required to approve the Merger Agreement and the transactions contemplated thereby. The affirmative vote of the holders of at least a majority of the issued and outstanding shares of PFB Common or 135,103 shares is required to approve the Charter Amendment. Each holder of PFB Common is entitled to one vote per share of PFB Common held at the close of business on the Record Date.

VOTING AND REVOCATION OF PROXIES

     Proxies for use at the Special Meeting accompany this Proxy Statement/Prospectus. A shareholder may use his or her proxy if he or she is unable to attend the Special Meeting in person or wishes to have his or her shares voted by proxy even if he or she does attend the Special Meeting. Shares of PFB Common represented by a proxy properly signed and returned to PFB at, or prior to, the Special Meeting, unless subsequently revoked, will be voted at the Special Meeting in accordance with instructions thereon. If a proxy is properly signed and returned without voting instructions indicated on the proxy, any shares of PFB Common represented by such proxy will be voted FOR approval of the Merger Agreement and the Charter Amendment. Any proxy given pursuant to this solicitation may be revoked at any time before the vote on the matters to be considered at the Special Meeting by filing with the Secretary of PFB a written revocation or a duly executed proxy bearing a later date. All written notices of revocation and other communications with respect to revocation of PFB proxies should be addressed to Princeton Federal Bank, fsb, 208 North Jefferson Street, Princeton, Kentucky 42445, Attention: Corporate Secretary. A holder of PFB Common who previously signed and returned a proxy and who elects to attend the Special Meeting and vote in person may withdraw his or her proxy at any time before it is exercised by giving notice of such revocation to the Secretary of PFB at the Special Meeting and voting in person by ballot at the Special Meeting; however, attendance at the Special Meeting will not in and of itself constitute a revocation of the proxy.

     PFB intends to count holders of shares of PFB Common present in person at the Special Meeting but not voting, and holders of shares of PFB Common for which PFB has received proxies but with respect to which holders of shares have abstained, as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Brokers may give a proxy to vote the shares they hold in street name for customers only if they receive specific instructions from such customers. Since the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of PFB Common is required to approve and adopt the Merger Agreement, abstentions and shares not voted or for which customers do not provide specific voting instructions will have the effect of a vote against the Merger Agreement.

     If sufficient proxies are not obtained to approve and adopt the Merger Agreement, the persons named as proxies in the enclosed form of proxy intend to propose and vote for one or more adjournments or postponements of the Special Meeting to permit further solicitation of proxies voting in favor of the Merger Agreement. No proxy that is voted against the proposal to approve and adopt the Merger Agreement will be voted in favor of any such adjournment or postponement.

SOLICITATION OF PROXIES

     In addition to solicitation of proxies from shareholders of PFB Common by use of the mail, proxies also may be solicited personally or by telephone by directors, officers and employees of PFB, who will not be specifically compensated for such services.

     NCBE has agreed to bear the entire cost of printing this Proxy Statement/Prospectus and all filing fees paid to the Securities and Exchange Commission (the "SEC") and other regulatory filing fees incurred in connection with the Merger.

                                      THE MERGER

GENERAL

     This section of the Proxy Statement/Prospectus describes certain aspects of the proposed Merger, including the principal provisions of the Merger Agreement. The following information is qualified in its entirety by reference to the other information contained elsewhere in this Proxy Statement/Prospectus, including the Appendices hereto and the documents incorporated herein by reference. A copy of the Merger Agreement (excluding the Disclosure Schedule thereto) is attached hereto as Appendix A and is incorporated by reference in this Proxy Statement/Prospectus. Included as Exhibit A in Appendix A is the Merger Agreement to be entered into between Interim and PFB and joined in by NCBE (the "Interim Merger Agreement") relating to the merger of Interim into PFB. Shareholders of PFB are urged to read Appendix A in its entirety.

BACKGROUND OF THE MERGER

      In August 1997, the PFB Board of Directors considered strategic alternatives to enhance shareholder value, including the possible acquisition of PFB by a larger financial institution.

     During September 1997, PFB was contacted by NCBE and another financial institution, both of which indicated they desired to make an acquisition proposal. In response thereto, PFB contacted PBS regarding representation of PFB in any acquisition.

     In November 1997, PFB reviewed with PBS proposals from two financial institutions, including NCBE, to acquire PFB. The Board of Directors of PFB determined to proceed with NCBE, subject to the satisfactory resolution of certain accounting issues. PBS was instructed to negotiate certain financial terms with NCBE, and the parties began exchanging documents and other information and conducting on-site due diligence.

     In March 1998, NCBE completed its due diligence review of PFB. Thereafter, the companies' representatives negotiated the terms and conditions of a definitive Merger Agreement.

     On May 21, 1998, the PFB Board of Directors received a fairness opinion of PBS (see -- "Fairness Opinion") and approved the Merger Agreement.

REASONS FOR THE MERGER

     The PFB Board has approved the Merger Agreement and determined that the Merger is fair to, and in the best interests of, PFB and its shareholders. In reaching its determination, the PFB Board consulted with its financial advisor with respect to the financial aspects and fairness of the Merger.

     The PFB Board of Directors also considered a number of additional factors in approving the Merger Agreement, including the following:

          (i) The difficulty of achieving appropriate levels of profitability and growth necessary for continued independence in view of the increasing competition and regulatory burdens affecting smaller financial institutions.

          (ii) The financial advice rendered by PFB's financial advisor that the Merger Consideration is fair, from a financial point of view, to the PFB shareholders. See "--Fairness Opinion."

          (iii) The expectation that the Merger will constitute a nontaxable transaction for PFB's shareholders (other than those shareholders, if any, who exercise dissenters' rights of appraisal under federal law). See "--Certain Federal Income Tax Consequences."

          (iv) The larger asset size of NCBE, which enables NCBE to support the staff and technology necessary to offer products and services currently not offered by PFB. The resulting financial institution should be in an enhanced competitive position. PFB's shareholders should benefit from their investment in a larger, more competitive and efficient organization and possibly from a more liquid market for the NCBE Common acquired in the Merger. The PFB Board also believes that, as a result of NCBE's size and its customer service orientation, PFB's customers and market area will benefit from the Merger.

          (v)   The employment prospects for the employees of PFB at NCBE.

     The PFB Board did not assign any specific weight or priority to the factors it considered.

FAIRNESS OPINION

     GENERAL. Professional Bank Services, Inc. ("PBS") was engaged by PFB to advise the Board of Directors as to the fairness of the Merger Consideration, from a financial perspective, to be paid by NCBE to PFB's shareholders. PBS is a bank consulting firm with offices in Louisville, Chicago, Nashville and Washington, D.C. Investment Bank Services, Inc. ("IBS") was retained to serve as PFB's investment banker in order to evaluate and facilitate the possible sale of PFB. As part of its investment banking business, PBS is regularly engaged in reviewing the fairness of financial institution acquisition transactions from a financial perspective and in the valuation of financial institutions and other businesses and their securities in connection with mergers, acquisitions, estate settlements, and other transactions. Neither PBS nor any of its affiliates has a material financial interest in PFB or NCBE. PBS and IBS were selected to advise the Board of Directors based upon their familiarity with Kentucky financial institutions and knowledge of the financial institution industry as a whole.

     PBS performed certain analyses described herein and discussed the range of values for PFB resulting from such analyses with the Board of Directors in connection with PBS's advice as to the fairness of the consideration to be paid by NCBE.

     A Fairness Opinion of PBS was delivered to the Board of Directors on May 21, 1998, at a special meeting of the Board of Directors. A copy of the Fairness Opinion, which includes a summary of the assumptions made and information analyzed in deriving the Fairness Opinion, together with a letter dated the date of this Proxy Statement/Prospectus reaffirming such opinion are attached as Appendix B and should be read in their entirety.

     In arriving at its Fairness Opinion, PBS reviewed certain publicly available business and financial information relating to PFB and NCBE. PBS considered certain financial and stock market data of PFB and NCBE, compared that data with similar data for certain other publicly-held bank and thrift holding companies and considered the financial terms of certain other comparable thrift transactions that had recently been effected. PBS also considered such other information, financial studies, analyses and investigations, and financial, economic and market criteria that it deemed relevant. In connection with its review, PBS did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Financial forecasts prepared by PBS were based on assumptions believed by PBS to be reasonable and to reflect currently available information. PBS did not make an independent evaluation or appraisal of the assets of PFB or NCBE. PBS took into consideration the results of indications of interest from other financial institutions concerning their interest in affiliation with PFB. PBS reviewed the correspondence and information received from such financial institutions regarding an interest in a merger or acquisition of PFB. PBS reviewed all offers received by PFB.

     As part of preparing this Fairness Opinion, PBS performed a due diligence review of NCBE. As part of the due diligence, PBS reviewed the following items: minutes of the Board of Directors Meeting from January 17, 1996 through January 21, 1998; reports filed with the Securities and Exchange Commission by NCBE on forms 10-K, 8-K and 10-Q for the years ended December 31, 1995, 1996, 1997 and year to date 1998; reports of independent auditors and management letters and response thereto, for the year ended December 31, 1996; the most recent analysis and calculation of allowance for loan and lease losses for each subsidiary bank; internal loan review reports; investment portfolio activity reports; asset quality reports; Uniform Holding Company Report for NCBE for December 31, 1996 and 1997; December 31, 1997 Reports of Condition and Income and September 30, 1997 Uniform Bank or Thrift Performance Report for each subsidiary bank; discussion of pending litigation, the Year 2000 issue and other issues with senior management of NCBE.

     PBS reviewed and analyzed the historical performance of PFB, as set forth in: PFB's Annual Reports as of December 31, 1996 and 1997; December 31, 1997 Consolidated Reports of Condition and Income filed by PFB with the OTS; December 31, 1997 Uniform Thrift Performance Report of PFB; and the premises and other fixed assets of PFB. PBS reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In reviewing the aforementioned information, PBS took into account its assessment of general market and financial conditions, experience in other transactions and knowledge of the banking industry generally.

     In connection with rendering the Fairness Opinion and preparing its various written and oral presentations to the Board of Directors, PBS performed a variety of financial analyses, including those summarized herein. The summary does not purport to be a complete description of the analyses performed by PBS in this regard. The preparation of a Fairness Opinion involves various assumptions as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, PBS believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors could create an incomplete view of the evaluation process underlying its Fairness Opinion. In performing its analyses, PBS made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond PFB's or NCBE's control. The analyses performed by PBS are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the process by which businesses actually may be sold.

     ACQUISITION COMPARISON ANALYSIS. PBS reviewed thrift acquisition transactions in Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota, and Wisconsin (the "Midwest Region"). There were 207 thrift acquisition transactions in the Midwest Region announced since 1990 for which detailed financial information was available. The purpose of the analysis was to obtain an evaluation range based on these Midwest Region thrift acquisition transactions. Median multiples of earnings and book value implied by the comparable transactions were utilized in obtaining a range for the acquisition value of PFB. In addition to reviewing recent Midwest Region thrift transactions, PBS performed separate comparable analyses for acquisition of Midwest Region thrifts which, like PFB, had an equity-to-asset ratio between 12.5% and 15.0%, assets less than $50.0 million, a return on equity between 6.0% and 8.0%, a return on average assets between .90% and 1.10%, were located in Kentucky, or were announced since January 1, 1996. Median values for the 207 Midwest Region acquisitions expressed as multiples of both book value and earnings were 1.42X and 16.90X, respectively. The median multiples of book value and earnings for acquisition of Midwest Region thrifts with equity-to-asset ratios between 12.5% and 15.0% were 1.33X and 20.42X, respectively. For acquisitions of Midwest Region thrifts with assets less than $50.0 million, the median multiples of book value and earnings were 1.28X and 23.54X, respectively. Median multiples for Midwest Region thrifts with a return on equity between 6.0% and 8.0% were 1.45X and 19.32X, respectively. For acquisitions of Midwest Region thrifts with a return on average assets between 0.90% and 1.10%, the median multiples of book value and earnings were 1.53X and 14.48X, respectively. The median multiples of book value and earnings for the acquisition of thrifts located in Kentucky were 1.28X and 16.42X, respectively. In those transactions which were announced since January 1, 1996, the median multiples of book value and earnings were 1.52X and 24.52X, respectively.

     In the proposed transaction, PFB shareholders will receive 0.7424 shares of NCBE common stock per share of PFB common stock. On May 21, 1998, the closing price for NCBE common stock on the National Association of Securities Dealers Automated Quotation Systems was $38.75 per share. Using this average price of $38.75 per share of NCBE common stock, the proposed consideration to be received represents an aggregate value of $8,240,653 or $28.77 per share of PFB common stock. This represents a multiple of PFB's March 31, 1998 adjusted book value and multiple of annualized adjusted earnings for the six months ending March 31, 1998 of 1.76X and 23.08X, respectively.

     The market value of the proposed transaction's percentile ranking was prepared and analyzed with respect to the above Midwest Region comparable group. Compared to all Midwest Region thrift transactions, the acquisition value ranked in the 82nd percentile as a multiple of book value and in the 76th percentile as a multiple of earnings. Compared to Midwest Region thrift transactions where the acquired institution had an equity-to-asset ratio between 12.5% and 15.0%, the acquisition value ranked in the 100th percentile as a multiple of book value and in the 81st percentile as a multiple of earnings. For Midwest Region thrift transactions where the acquired institution had less than $50.0 million in assets, the acquisition value ranked in the 91st percentile as a multiple of book value and in the 50th percentile as a multiple of earnings. For Midwest Region thrift transactions where the acquired institution had a return on equity between 6.0% and 8.0%, the acquisition value ranked in the 93rd percentile as a multiple of book value and in the 82nd percentile as a multiple of earnings. For Midwest Region thrift transactions where the acquired institution had a return on average assets between 0.90% and 1.10%, the acquisition value ranked in the 77th percentile as a multiple of book value and the 86th percentile as a multiple of earnings. For transactions where the acquired institution was located in Kentucky, the acquisition value ranked in the 83rd percentile as a multiple of book value and in the 64th percentile as a multiple of earnings. For Midwest Region thrift transactions that have been announced since January 1, 1996, the acquisition value ranked in the 69th percentile as a multiple of book value and in the 49th percentile as a multiple of earnings.

     ADJUSTED NET ASSET VALUE ANALYSIS. PBS reviewed PFB's balance sheet data to determine the amount of material adjustments required to the stockholder's equity of PFB based on differences between the market value of PFB's assets and their value reflected on PFB's financial statements. PBS determined that two adjustments were warranted. Shareholders' equity was decreased by $137,000 for the tax effected depreciation in the held-to-maturity investment securities portfolio. PBS also reflected a value of the non-interest bearing demand deposits of $172,000. The adjusted net asset value was determined to be $16.48 per share of PFB common stock.

     DISCOUNTED EARNINGS ANALYSIS. A dividend discount analysis was performed by PBS pursuant to which a range of stand-alone values of PFB was determined by adding the present value of estimated future dividend streams that PFB could generate over a five-year period beginning in 1998 and ending in 2002, and the present value of the "terminal value" of PFB's book value at the end of the year 2002. The "terminal value" of PFB's book value at the end of the five-year period was determined by applying a multiple of 1.42 times the terminal year's projected ending book value. The 1.42X multiple represents the median price paid as a multiple of book value for all Midwest Region thrift transactions since 1990.

     Dividend streams and terminal values were discounted to present values using a discount rate of 12%. This rate reflects assumptions regarding the required rate of return of holders or buyers of common stock. The value of PFB, determined by adding the present value of the total cash flows, was $18.99 per share. In addition, using the five-year projection as a base, a twenty-year projection was prepared assuming an annual growth rate of 7% and assuming return on assets reaches 1.50% by year eleven and remains constant thereafter. Dividends also were assumed to be 50% of income for all of the years of the analysis. This long-term projection resulted in a value of $17.11 per share.

     SPECIFIC ACQUISITION ANALYSIS. PBS valued PFB based on an acquisition analysis assuming a "break-even" earnings scenario to an acquiror which factored in price, current interest rates and amortization of the premium paid. Based on this analysis, an acquiring institution would pay $21.30 per share of common stock, assuming they were willing to accept no impact to their net income in the initial year. If an overhead reduction of 10% were assumed, an acquiring company would pay $22.52 per share of common stock. This analysis was based on a funding cost of 6.5% adjusted for taxes, amortization of the acquisition premium over 15 years and a projected earnings level for PFB of $357,000 in 1998.

     The Fairness Opinion is directed only to the question of whether the consideration to be received by PFB's shareholders under the Acquisition Agreement is fair and equitable from a financial perspective and does not constitute a recommendation to any PFB shareholder to vote in favor of the Merger. No limitations were imposed on PBS regarding the scope of its investigation or otherwise by PFB or any of its affiliates.

     Based on the results of the various analyses described above, PBS concluded that the consideration to be received by PFB's shareholders under the Acquisition Agreement is fair and equitable from a financial perspective to the shareholders of PFB.

     Pursuant to the terms of its agreement with PBS and IBS, PFB expects to pay to PBS and IBS fees totaling 1.00% of the total consideration received. In addition, PBS and IBS will be reimbursed for out-of-pocket expenses. Based on a NCBE stock price of $38.75 per share, for example, PBS would receive fees in the amount of approximately $82,400 for all services performed in connection with the sale of PFB and the rendering of the Fairness Opinion. In addition, PFB has agreed to indemnify PBS and IBS and their directors, officers and employees, from liability in connection with the Merger, and to hold PBS and IBS harmless from any losses, actions, claims, damages, expenses or liabilities related to any PBS' or IBS' acts or decisions made in good faith and in the best interest of PFB.

RECOMMENDATION OF PFB'S BOARD OF DIRECTORS

     For the reasons described above, the Board of Directors of PFB believes that the affiliation through the Merger of PFB with NCBE is in the best interest of PFB and its shareholders and in the best interest of the customers and communities that the Bank serves.

     THE PFB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF PFB COMMON VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

     Certain members of the management and Board of Directors of PFB have interests in the Merger that are in addition to the interests of shareholders of PFB generally. See "-- Interests of Certain Persons in the Merger."

CLOSING AND EFFECTIVE TIME

     The Merger Agreement provides that, unless otherwise agreed and assuming all conditions have been satisfied or waived, the closing of the Merger (the "Closing") will be held on the date fixed by agreement of NCBE and PFB as soon as practicable following the date on which all required approvals are received and any required waiting periods have expired.

     If the Merger Agreement is approved by the requisite vote of PFB shareholders, all other conditions of the Merger Agreement are satisfied or waived and the Closing is held, the Merger will become effective (the "Effective Time") upon endorsement of the Articles of Combination by the Secretary of the Office of Thrift Supervision ("OTS"). It is presently contemplated that the Effective Time will occur during the fourth quarter of 1998. The Merger Agreement may be terminated by either party if, among other things, the Closing does not occur on or before February 28, 1999. See "--Termination and Waiver."

CONVERSION OF PFB COMMON

     As a result of the Merger, each share of PFB Common issued and outstanding immediately before the Effective Time, other than shares whose holders have properly exercised their dissenters' rights under OTS regulations, will be converted into the right to receive 0.7424 NCBE's common shares, without par value ("NCBE Common"), and cash in lieu of fractional shares as specified in the Merger Agreement.

     The actual value of NCBE Common to be issued in the Merger cannot be determined at this time since it will depend upon the value at the time the merger is closed. The last reported sales price on October 21, 1998 for NCBE Common as reported by the Nasdaq Stock Market was $40.00. If the Merger was closed on October 21, 1998, the value of 0.7424 shares of NCBE Common would have been $29.70.

     No fractional shares of NCBE Common will be issued in the Merger and, in lieu thereof, holders of shares of PFB Common who would otherwise be entitled to a fractional interest of a share of NCBE Common (after taking into account all shares of PFB Common held by such holder) will be paid an amount in cash equal to the product of such fractional interest and the average of the means between the highest and lowest per share trading prices for NCBE Common reported by the Nasdaq National Market for the ten (10) trading days ended on or prior to the fifth business day prior to the Closing. The shares of NCBE Common to be issued in the Merger and cash paid in lieu of fractional interests are referred to as the "Merger Consideration."

PROCEDURES FOR EXCHANGE OF CERTIFICATES

     The conversion of PFB Common into the right to receive the Merger Consideration will occur by operation of law at the Effective Time. After the Effective Time, certificates that represented shares of PFB Common before the Effective Time will be deemed, for all corporate purposes other than the payment of dividends and other distributions on such shares, to evidence ownership of and entitlement to receive such shares of NCBE Common. Within five (5) business days after the Effective Time, an exchange agent appointed by NCBE (the "Exchange Agent") will send a transmittal letter and instructions to each record holder of certificates for PFB Common whose shares were converted into the right to receive the Merger Consideration, advising such holder of the number of shares of NCBE Common such holder is entitled to receive pursuant to the Merger Agreement, the amount of cash such holder is due in lieu of a fractional share of NCBE Common, and the procedures for surrendering PFB stock certificates in exchange for a certificate for the number of whole shares of NCBE Common, and a check for the cash amount (if any) such holder is entitled to receive in lieu of a fractional share. The letter of transmittal will also specify that delivery will be effected, and risk of loss and title to the certificates for PFB Common will pass, only upon proper delivery of the certificates for PFB Common to the Exchange Agent. The letter of transmittal will be in such form and have such other provisions as the Merger Agreement contains and as NCBE may reasonably specify. After the receipt by the Exchange Agent of a holder's certificates for PFB Common, together with a duly executed letter of transmittal and any other required documents, the Exchange Agent will deliver to such holder the Merger Consideration such holder is entitled to receive under the Merger Agreement. SHAREHOLDERS OF PFB ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL. Unless and until the certificates for PFB Common are surrendered, together with a duly executed letter of transmittal and any other required documents, dividends or other distributions on the shares of NCBE Common issuable with respect to such PFB Common, and cash payments for fractional shares which would otherwise be payable will not be delivered to the holders of such certificates. In such case, upon surrender of the certificates for PFB Common, together with a letter of transmittal duly executed and any other required documents, there will be delivered cash payment for fractional shares and any dividends or other distributions on such shares of NCBE Common with a record date following the Effective Time that became payable between the Effective Time and the time of such surrender. No interest on any such cash payment or dividends will accrue or be paid.

     If a certificate for PFB Common has been lost, the Exchange Agent will issue the Merger Consideration properly upon receipt of an affidavit as to such loss, and an indemnity agreement, if required by NCBE.

REGULATORY APPROVALS

     NCBE agreed, in the Merger Agreement, to file all regulatory applications to obtain the requisite regulatory approvals for the Merger. The Merger cannot proceed in the absence of such regulatory approvals.

     The Merger is subject to approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The BHC Act provides that the Federal Reserve Board may not approve any transaction (i) that would result in a monopoly, or that would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (ii) the effect of which in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or that in any other manner would be in restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In conducting its review of any application for approval, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the company or companies and the banks concerned, and the convenience and needs of the communities to be served. Under the BHC Act as interpreted by the Federal Reserve Board and the courts, the Federal Reserve Board may deny any application if it determines that the financial or managerial resources of the acquiring bank holding company are inadequate.

     The Merger is also subject to approval by the OTS under the Bank Merger Act, as amended (the "Merger Act"). The OTS will evaluate the merger application under standards substantially the same as those applicable under the BHC Act as described above.

     NCBE filed an application with the Federal Reserve Board on June 26, 1998 and filed an application with the OTS on June 29, 1998. The Federal Reserve Board approved the acquisition on August 5, 1998. The OTS approved the acquisition on August 28, 1998.

     The Merger may not be consummated until 30 days following regulatory approval, during which time the Department of Justice ("DOJ") may challenge the Merger on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the regulatory agencies and the DOJ, the waiting period may be reduced to no less than fifteen days. The commencement of an antitrust action by the DOJ would stay the effectiveness of regulatory approval unless a court specifically orders otherwise. In reviewing the Merger, the DOJ could analyze the effect of the Merger on competition differently than the Federal Reserve Board or the OTS and, thus, it is possible that the DOJ could reach a different conclusion regarding the competitive effects of the Merger.

DISSENTERS' RIGHTS

     The rights of PFB shareholders who choose to dissent from the Merger are governed by the provisions of regulations of the OTS (12 C.F.R. Section 552.4), which are attached hereto as Appendix C.

     Pursuant to 12 C.F.R. Section 552.14, any shareholder of PFB will have the right to demand payment of the fair or appraised value of his PFB Common, exclusive of any element of value arising from the expectation or accomplishment of the Merger. This right requires that the exact procedure specified by 12 C.F.R. Section 552.14 be followed by dissenting shareholders.

     Any PFB shareholder who intends to dissent from the Merger (i) must, before the vote on the Merger, deliver a writing to PFB identifying himself and stating his intention to demand appraisal of and payment for his PFB Common, and (ii) must not vote his PFB Common in favor of the Merger. The delivery of a written demand must be in addition to and separate from any proxy or vote against the Merger by the shareholder. Shareholders who do not satisfy these requirements are not entitled to rights to demand payment for their PFB Common. A vote in favor of the proposed Merger will constitute a waiver of the shareholder's dissenters' rights and a vote against the proposed Merger will not itself satisfy the notice requirements of the dissenters' rights regulation.

     If the Merger is approved by the required vote, PFB must deliver, within ten (10) days after the Effective Time, a written notice to each shareholder who has properly delivered a written objection to the Merger and has not voted for the Merger. The notice must (i) include PFB's offer to pay a specific price for the dissenter's shares deemed by PFB to be the fair value for those shares, and (ii) state that, within sixty (60) days of the Effective Time, a dissenter demanding appraisal and payment must file a petition with the OTS, with a copy of such petition to PFB. The notice to shareholders must also explain that any dissenter must submit to the transfer agent his certificates of stock for notation that an appraisal and payment have been demanded and that proceedings are pending. The notice must also be accompanied by a balance sheet and statement of income of PFB, for a fiscal year ending not more than sixteen (16) months before the date of notice, together with the latest available interim financial statements.

     If the dissenter and PFB agree on the fair value of the dissenter's shares within sixty (60) days of the Effective Time, PFB or its successor must pay that amount within ninety (90) days of the Effective Time.

     If the dissenter and PFB do not agree, the dissenter must file a petition with the OTS demanding a determination of the fair market value of his shares. A copy of this petition must also be delivered to PFB. If the dissenter fails to file the petition within this 60-day period the dissenter will be deemed to have accepted the terms offered in the Merger. The dissenter must also submit his stock certificate(s) to the transfer agent for notation within this 60-day period, or else the dissenter forfeits his rights under 12 C.F.R. Section 552.14.

     At any time within sixty (60) days after the Effective Time, a dissenter may withdraw his demand for appraisal and accept the terms offered in the Merger. Any shareholder who properly demands appraisal rights under 12 C.F.R. Section 552.14 cannot, thereafter, vote his shares for any purpose, and will not be entitled to receive payment of dividends or other distributions (unless the dividends or other distribution were determined before the Effective Time), UNLESS the shareholder becomes unentitled to appraisal and payment of appraisal value or is otherwise deemed to have accepted the terms of the Merger Agreement.

     The Director of the OTS will appoint appropriate staff or independent appraisers to appraise the dissenter's shares to determine their fair market value as of the Effective Time, excluding any value arising from the consummation or the expectation of the Merger. If the Director concurs in the valuation, the Director will direct PFB or its successor to pay the appraised fair market value, plus interest from the Effective Time, to dissenters upon surrender of the stock certificates representing the dissenters' shares. Payment shall be made, together with interest from the Effective Time, at a rate deemed equitable by the Director.

     The Director will apportion and assess any costs and expenses of any proceeding under 12 C.F.R. Section 552.14 as the Director sees fit, after considering whether a party has acted arbitrarily, vexatiously, or not in good faith.

     If the holders of more than approximately 9% of the outstanding shares of PFB Common properly exercise their dissenters' rights, the Merger would not qualify as a "pooling of interests" for accounting and financial reporting purposes, which qualification is a condition to the obligation of NCBE to proceed with the Merger. See "-- Accounting Treatment."

     THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF FEDERAL LAW RELATING TO THE RIGHTS OF DISSENTING SHAREHOLDERS OF PFB, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX C.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various customary representations and warranties of the parties. The representations and warranties made by NCBE relate to, among other things: (i) the organization and corporate power of NCBE, the authorization, execution and delivery of the Merger Agreement and the Merger Agreement's noncontravention of charter documents, material agreements, laws and regulations; (ii) the absence of any requirement to obtain the approval of NCBE's shareholders in connection with the Merger;
(iii) capitalization; (iv) the delivery and accuracy of reports filed by NCBE under the Exchange Act; (v) the conformity of financial statements in such reports to generally accepted accounting principles ("GAAP"); (vi) the absence of any undisclosed material liabilities and any material adverse change in NCBE's financial condition, results of operations or business;
(vii) the absence of any litigation, claim, investigation, or other proceeding which, if adversely determined, would have a material adverse effect; (viii) the authorization and nonassessability of the shares of NCBE Common to be issued in the Merger; (ix) the absence of any circumstances that would prevent the Merger from qualifying as a pooling of interests or as a reorganization for federal income tax purposes; (x) the absence of any factor, other than the "needs improvement" rating (which has since been improved to "satisfactory") assigned to NCBE's Year 2000 compliance efforts, that would adversely affect regulatory approval of the Merger; and (xi) the absence of any untrue statements or omissions of material fact on the part of NCBE in the Merger Agreement and related documents.

     The representations and warranties made by PFB relate to, among other things: (i) the organization and corporate power of PFB, the capitalization of PFB; (ii) the authorization, execution and delivery of the Merger Agreement and the Merger Agreement's noncontravention of charter documents of PFB; (iii) ownership and organization of subsidiaries; (iv) delivery of financial statements of PFB and the conformity of such financial statements to GAAP; (v) the filing of tax returns and payment of taxes; (vi) contracts, commitments or other agreements in excess of $50,000 to which PFB is a party;
(vii) ownership of real estate; (viii) the absence of any material adverse change in the business financial condition, properties, results of operations or capitalization of PFB; (ix) the absence of any litigation, claim, investigation or other proceeding which, if adversely determined, would have a material adverse effect on the business or financial condition of PFB and the absence of any investigations, actions or other legal proceedings involving any director, officer or employee of PFB; (x) insurance; (xi) substantial compliance with applicable laws and regulations; (xii) the absence of any obligation to pay broker's or finder's fees in connection with the Merger except to Professional Bank Services, Inc.; (xiii) compliance of employee benefit plans with applicable laws, rules and regulations; (xiv) labor-related matters; (xv) the absence of knowledge of certain environmental related conditions or events; (xvi) the absence of enforcement actions and other regulatory related matters; (xvii) the absence of any circumstances that would prevent the Merger from qualifying as a pooling of interests or as a reorganization for federal income tax purposes; and (xviii) the absence of any untrue statements or omissions of material fact on the part of PFB in the Merger Agreement and related documents.

COVENANTS

     The Merger Agreement contains covenants that the parties will take or refrain from taking certain actions prior to the Effective Time. As to NCBE, these covenants include, among other things, agreements to: (i) file, at its sole expense, and prepare all regulatory applications required to consummate the Merger, keep PFB informed of the status of such applications and use its best efforts to remedy any Year 2000 compliance issues raised by regulatory agencies; (ii) file a Registration Statement on Form S-4 with the Commission relating to the shares of NCBE Common to be issued in the Merger; (iii) use its best efforts to list the shares of NCBE Common to be issued in the Merger on the Nasdaq National Market; (iv) provide PFB with access during regular business hours to books and records relating to NCBE's assets, properties, operations and liabilities; (v) use its best efforts to complete the formation of Interim and cause Interim to approve and enter into the Interim Merger Agreement; (vi) not knowingly take any action that would adversely affect the ability to account for the Merger as a pooling of interests or to qualify as a reorganization for federal income tax purposes or that would adversely affect regulatory approval of the Merger; (vii) notify PFB of any event that may reasonably have a material adverse effect on NCBE or if NCBE determines it may be unable to fulfill the conditions to the Merger; (viii) indemnify PFB directors and officers for certain liabilities after the Effective Time of the Merger (see "-- Interests of Certain Persons in the Merger"); (ix) make available adequate current public information about NCBE within the meaning of Rule 144(c) under the Securities Act; and (x) take certain actions with respect to PFB's and NCBE's employee benefit and welfare plans.

     The covenants made by PFB include, among other things, agreements by PFB to: (i) conduct its business in the ordinary course, not default in any obligations under material contracts, maintain insurance and existing business organization and relationships; and comply with applicable laws;
(ii) notify NCBE of any event that may have a material adverse effect on the financial condition, operations, business or assets of PFB or would interfere with PFB's ability to satisfy any conditions to its obligation to consummate the Merger; (iii) not incur any obligation or liability other than in the ordinary course of business, amend any material contract, acquire any interest in another entity, sell or dispose of real property, expand or enhance its data processing system, make any loan, commitment or line of credit to a single borrower in excess of $500,000, make any capital expenditures except for repairs, renewals or replacements in excess of $25,000 individually or $100,000 in the aggregate, issue, sell or redeem any capital stock of PFB, pay cash dividends on the PFB Common other than, if the Effective Time occurs after December 31, 1998, an amount not to exceed PFB's net income for the year ended September 30, 1998, amend the Charter or bylaws of PFB (other than the Charter Amendment), enter into, amend or extend any employment agreement, pay any extraordinary bonus, establishing any general increase in salaries, compromise or settle a tax claim, open a new office, close any existing office, or knowingly take any action that would adversely affect the ability to account for the Merger as a pooling of interests; (iv) not modify its practices relating to loans to directors, officers and employees; (v) not knowingly violate any laws, regulations, judgments or orders; (vi) maintain all books and records in accordance with GAAP; (vii) provide NCBE with access during regular business hours to books and records relating to PFB's assets, properties, operations and liabilities; (viii) provide NCBE with copies of certain reports to the Board of Directors of PFB and monthly financial statements and confer with NCBE on the general status of ongoing operations; (ix) notify NCBE of any material change in operations or certain complaints, investigations or threatened litigation; (x) furnish NCBE with the information in PFB's possession that is required for any regulatory applications in connection with the Merger; (xi) obtain and deliver to NCBE at least 31 days prior to the Closing, an agreement from each person who may reasonably be deemed an "affiliate" of PFB for purposes of Rule 145 under the Securities Act, an agreement regarding compliance with Rule 145 and restricting transfers of NCBE Common following the Merger; (xii) cause a special meeting of PFB shareholders to be held and recommend approval of the Merger Agreement, the Merger and the Charter Amendment; (xiii) take certain actions with respect to PFB's employee stock ownership plan; and (xiv) execute the Interim Merger Agreement.

CONDITIONS TO THE MERGER

     In addition to the approval of the Merger and the Charter Amendment by PFB shareholders, the obligations of both parties to consummate the Merger are subject to the satisfaction or waiver of certain other conditions, including, among others: (i) that all required regulatory approvals have been obtained; (ii) that no action or proceeding has been commenced to restrain the Merger; (iii) the absence of any notice from any governmental agency indicating that the Merger would violate any law; (iv) the effectiveness of the Registration Statement and the absence of a stop order with respect thereto; and (v) the receipt of an opinion of Baker & Daniels to the effect that the Merger will constitute a tax-free reorganization.

     The obligation of NCBE to consummate the Merger is further conditioned on the following: (i) the continued accuracy in all material respects of the representations and warranties of PFB in the Merger Agreement, the performance or satisfaction in all material respects of all covenants to be performed by PFB under the Merger Agreement, and the absence of any material adverse change prior to Closing in the business, assets, properties, financial condition or results of operations of PFB; (ii) the receipt of opinions of counsel to PFB as to certain matters relating to PFB and the Merger; and (iii) the determination by NCBE that the Merger may be accounted for as a pooling of interests.

     The obligation of PFB to consummate the Merger is further conditioned on the following: (i) the continued accuracy in all material respects of the representations and warranties of NCBE in the Merger Agreement, the performance or satisfaction in all material respects of all covenants to be performed by NCBE under the Merger Agreement and the absence of any material adverse change prior to the Closing in the business assets, properties, financial conditions of NCBE and its subsidiaries, taken as a whole; (ii) the receipt of opinions of counsel to NCBE as to certain matters relating to NCBE and the Merger; (iii) the listing on the Nasdaq Stock Market of the shares of NCBE Common to be issued on the Merger; and (iv) the receipt, as of the date of mailing this Proxy Statement/Prospectus of an opinion from its financial advisor to effect that the Merger Consideration is fair, from a financial viewpoint, to the PFB shareholders.

TERMINATION AND WAIVER

     The Merger Agreement may be terminated and the Merger abandoned prior to the Effective Time, before or after approval of the Merger Agreement by the PFB shareholders: (i) by mutual consent of PFB and NCBE; (ii) by PFB if PFB or its Board of Directors accepts or approves a "Competing Transaction";
(iii) by NCBE, if any of the conditions to its obligation to consummate the Merger have not been satisfied by February 28, 1999; or (iv) by PFB, if any of the conditions to its obligation to consummate the Merger have not been satisfied by February 28, 1999.

     PFB and NCBE may, by written instrument, amend or modify the Merger Agreement in whole or in part, or waive compliance with any of the covenants or conditions of the Merger Agreement, before or after approval of the Merger Agreement by the PFB shareholders, to the extent authorized by applicable law.

NO SOLICITATION; FEES AND EXPENSES

     The Merger Agreement prohibits PFB, and its officers, directors and representatives, from soliciting or authorizing the solicitation of inquiries or proposals from third parties regarding an acquisition of PFB or all or substantially all of its assets, unless PFB's Board of Directors has reasonably determined, based on the written advice of counsel, that the failure to do so would breach its fiduciary duties. The foregoing prohibition also extends to conducting discussions or negotiations with third parties or furnishing confidential information to any person relating to an acquisition proposal. PFB is required to communicate to NCBE the terms of any such proposal.

     Except as described below or as otherwise expressly provided in the Merger Agreement, each party is to pay its own fees and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated therein.

     Upon the occurrence of a Triggering Event, PFB is required to reimburse NCBE for all out-of-pocket expenses incurred by NCBE in connection with the transactions contemplated by the Merger Agreement up to a maximum of $150,000. "Triggering Event" means the termination of the Merger Agreement for any reason other than certain specified conditions to the Merger and the occurrence of any of the following events within one year: (i) PFB enters into an agreement with a third party for a Competing Transaction; (ii) the recommendation of a Competing Transaction by the PFB Board of Directors; or
(iii) the withdrawal or modification of the recommendation of the Merger Agreement by the PFB Board of Directors following the announcement of a Competing Transaction. "Competing Transaction" means any of the following (other than the transactions contemplated by the Merger Agreement): (i) an offer for 25% or more of the outstanding capital stock of PFB; (ii) a proposal for a merger, consolidation, share exchange, business combination or similar transaction involving PFB; or (iii) a proposal for the sale, lease, exchange or other disposition of 25% or more of PFB's assets.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material federal income tax consequences of the Merger to certain PFB shareholders and does not purport to be a complete analysis or listing of all potential tax considerations or consequences relevant to a decision whether to vote for the approval of the Merger Agreement. The discussion does not address all aspects of federal income taxation that may be applicable to PFB shareholders in light of their status or personal investment circumstances, nor does it address the federal income tax consequences of the Merger that are applicable to PFB shareholders subject to special federal income tax treatment including, without limitation, foreign persons, insurance companies, tax-exempt entities, retirement plans, dealers in securities, persons who acquired their PFB Common pursuant to the exercise of employee stock options or otherwise as compensation. In addition, the discussion does not address the effect of any applicable state, local or foreign tax laws, or the effect of any federal tax laws other than those pertaining to the federal income tax. As a result, each PFB shareholder is urged to consult his or her own tax advisor to determine the specific tax consequences of the Merger to such shareholder. The discussion assumes that shares of PFB Common are held as capital assets (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), at the Effective Time.

     It is a condition to the Merger that as of the Closing the parties receive an opinion from Baker & Daniels, counsel to NCBE ("Counsel"), to the effect that, assuming the Merger occurs in accordance with the Merger Agreement, the Merger will constitute a reorganization for federal income tax purposes under Section 368(a) of the Code, with the following federal income tax consequences:

          (i) PFB shareholders will recognize no gain or loss as a result of the exchange of their PFB Common solely for shares of NCBE Common pursuant to the Merger, except with respect to cash received in lieu of fractional share interests, if any, as discussed below.

          (ii) The aggregate adjusted tax basis of the shares of NCBE Common received by each PFB shareholder in the Merger (including any fractional share of NCBE Common deemed to be received, as described in paragraph (iv) below) will be equal to the aggregate adjusted tax basis of the shares of PFB Common surrendered.

          (iii) The holding period of the shares of NCBE Common received by each PFB shareholder in the Merger (including any fractional share of NCBE Common deemed to be received, as described in paragraph (iv) below) will include the holding period of the shares of PFB Common exchanged therefor.

          (iv) An PFB shareholder who receives cash in lieu of a fractional share of NCBE Common will be treated as if the fractional share had been received by such shareholder in the Merger and then redeemed by NCBE in return for the cash amount. The receipt of such cash will cause the recipient to recognize capital gain or loss equal to the difference between the amount of cash received and the portion of such holder's adjusted tax basis in the shares of NCBE Common allocable to the fractional share.

          (v) Cash received by PFB shareholders exercising dissenters' rights will be treated as (a) a distribution in full payment of such shares, resulting in capital gain or loss, or (b) ordinary income, as the case may be, depending upon such shareholder's individual situation.

     Counsel's opinion will be subject to certain conditions and customary assumptions and will rely upon various representations made by NCBE, PFB and certain shareholders of PFB. If any of these representations or assumptions is inaccurate, the tax consequences of the Merger could differ from those described herein. Counsel's opinion will also be based upon the Code, regulations proposed or promulgated thereunder, judicial precedent relating thereto, and current administrative rulings and practice, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. An opinion of counsel, unlike a private letter ruling from the Internal Revenue Service ("Service"), has no binding effect. The Service could take a position contrary to Counsel's opinion and, if the matter were litigated, a court could reach a decision contrary to the opinion. Neither NCBE nor PFB has requested an advance ruling as to the federal income tax consequences of the Merger, and the Service is not expected to issue such a ruling.

     Based upon the advice of Counsel, the parties believe that the Merger will qualify as a reorganization for federal income tax purposes.
Accordingly, the material federal income tax consequences to a holder of PFB Common will be as described in (i) through (v) above.

     THE FOREGOING IS A GENERAL SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS OF PFB WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER'S TAX SITUATION AND STATUS. EACH SHAREHOLDER OF PFB SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECT OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

ACCOUNTING TREATMENT

     The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the assets and liabilities of NCBE and PFB will be carried forward after the Effective Time into the consolidated financial statements of NCBE at their recorded amounts, the consolidated income of NCBE will include income of NCBE and PFB for the entire fiscal year in which the Merger occurs, the separately reported income of NCBE and PFB for prior periods will be combined and restated as consolidated income of NCBE, and no goodwill will be recognized.

     The Merger Agreement provides that a condition to the obligation of NCBE to consummate the Merger is that NCBE determine that the Merger will qualify as a pooling of interests. In the event such condition is not met, the Merger would not be consummated unless the condition was waived by NCBE. As of the date of this Proxy Statement/Prospectus, NCBE and PFB are not aware of any existing facts or circumstances which would preclude the Merger from qualifying as a pooling of interests.

     The unaudited pro forma financial information contained in this Proxy Statement/Prospectus has been prepared using the pooling of interests accounting method to account for the Merger.

RESALE OF NCBE COMMON

     The shares of NCBE Common issuable pursuant to the Merger will be freely transferable under the Securities Act except for shares issued to any PFB shareholder who may be deemed to be an "affiliate" of NCBE for purposes of

Rule 144 under the Securities Act or an "affiliate" of PFB for purposes of Rule 145 under the Securities Act. Persons who may be deemed to be affiliates of PFB or NCBE generally include individuals who, or entities which, control, are controlled by or are under common control with PFB or NCBE and will include directors and certain officers of PFB and NCBE and may include principal shareholders of PFB and NCBE, if any.

     Rules 144 and 145 under the Securities Act will restrict the sale of NCBE Common received in the Merger by affiliates and certain of their family members and related interests. Generally, during the first year following the Effective Time, those persons who are affiliates of PFB at the time of the Special Meeting, provided they are not affiliates of NCBE at or following the Effective Time, may publicly resell any NCBE Common received by them in the Merger, subject to certain limitations as to, among other things, the amount of NCBE Common sold by them in any three-month period and as to the manner of sale. After the one year period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to NCBE as required by Rule 144 under the Securities Act.

     The ability of affiliates to resell shares of NCBE Common received in the Merger under Rule 144 or 145 under the Securities Act generally will be subject to NCBE's having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates also would be permitted to resell shares of NCBE Common received in the Merger that have been registered under the Securities Act or are otherwise exempt from the Securities Act registration requirements.

     Guidelines of the Commission regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. Guidelines of the Commission indicate further that the pooling of interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

     The Merger Agreement provides that PFB will obtain and deliver to NCBE an agreement from each person who may reasonably be deemed an affiliate of PFB providing that such affiliate will not transfer any shares of NCBE Common received in the Merger except in compliance with the Securities Act and in compliance with the requirements described in the preceding paragraph regarding the non-disposition of any shares of PFB Common or NCBE Common (or any interest therein) during the period commencing 30 days prior to the Effective Time through the date on which financial results covering at least 30 days of combined operations of NCBE and PFB after the Merger have been published.

     This Proxy Statement/Prospectus does not cover resales of shares of NCBE Common received by any person who may be deemed to be an affiliate of PFB or NCBE.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of the PFB Board of Directors have certain interests in the transactions contemplated by the Merger Agreement that are in addition to their interests as PFB shareholders, including those referred to below.

     NCBE has agreed to issue substitute nonqualified stock options for any options to acquire shares of PFB Common that are outstanding and unexercised immediately prior to the Effective Time. Messrs. Wadlington and Mansfield hold options to acquire 12,431 and 3,818 shares of PFB Common, respectively. However, all outstanding options are expected to be exercised prior to the Effective Time.

     NCBE has also agreed to honor the employment agreements between PFB and Messrs. Wadlington and Mansfield, respectively, on their current terms and conditions.

     NCBE has agreed to indemnify and hold harmless the present and former directors, officers, employees and agents of PFB and the Bank against all liabilities arising out of actions or omissions occurring at or prior to the Effective Time to the fullest extent permitted by the regulations of the OTS, the charter documents of PFB, including provisions relating to advancement of expenses. NCBE has also agreed to pay the reasonable costs, including attorneys' fees, that any indemnified person incurs in enforcing the indemnity provisions of the Merger Agreement.

                              RELATED CHARTER AMENDMENT

     Section 8.A. (Beneficial Ownership Limitation) of PFB's Federal Stock Charter provides that, for five years from the date of consummation of the conversion of PFB from the mutual to the stock form (i.e., until May 9, 1999), no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of PFB. As used in Section 8.A., the term "acquire" includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise. As a result, Section 8.A. in its current form would not allow the Merger to take place until May 9, 1999. Therefore, in connection with its approval of the Merger Agreement, the Board of Directors has undertaken to recommend to shareholders and use its best efforts to obtain shareholder approval of an amendment of Section 8 in order to permit the consummation of the Merger.

     In accordance with applicable federal regulations, Section 8.A. was included in PFB's Federal Stock Charter in connection with PFB's conversion from the mutual to the stock form and became effective upon the completion of such conversion. The provision was intended to reduce PFB's vulnerability to takeover attempts during the period following conversion to stock from and to assist in the orderly deployment of the proceeds from the sale of the PFB Common in such conversion. The Board of Directors proposes to amend Section 8 of PFB's Federal Stock Charter to delete Section 8.A. in its entirety effective at, and contingent upon, consummation of the Merger so that Section 8.A. will not prevent consummation of the Merger. If the Charter Amendment is approved by the requisite vote of the shareholders, it will not become effective until the consummation of the Merger. A copy of Section 8 of PFB's Federal Stock Charter is attached hereto as Appendix D.

     The Charter Amendment must be preliminarily approved by the OTS and then approved by PFB's shareholders by the affirmative vote of at least a majority of the total votes eligible to be cast at the Special Meeting. Such amendment thereafter will become effective when filed with the OTS. PFB has applied for and received OTS preliminary approval of the Charter Amendment. In the event the Merger Agreement is not approved by PFB's shareholders, the Merger Agreement is terminated or the Merger is otherwise not consummated, the Board of Directors will not seek final effectiveness of the amendment to
Section 8 of the Federal Stock Charter.

     The Board of Directors recommends a vote FOR the proposal to amend
Section 8 of PFB's Federal Stock Charter by deleting Section 8.A. (Beneficial Ownership Limitation) effective at and contingent upon consummation of the Merger.

                                SELECTED FINANCIAL DATA

     The following tables present selected supplemental consolidated historical financial data for NCBE. The data have been restated to include the results of acquisitions made through August 31, 1998 which have been accounted for as poolings of interests. The data presented are derived from the supplemental consolidated financial statements of NCBE and should be read in conjunction with the more detailed information and financial statements incorporated by reference in this Proxy Statement/Prospectus. See "WHERE YOU CAN FIND MORE INFORMATION."


                                 NCBE - HISTORICAL
              (Dollar amounts other than per share data in thousands)


                                           SIX MONTHS ENDED
                                               JUNE 30,                                 YEAR ENDED DECEMBER 31,
                                           ----------------                             -----------------------
                                           1998        1997            1997         1996         1995         1994         1993
                                           ----        ----            ----         ----         ----         ----         ----
SUMMARY OF OPERATIONS

Net interest income                   $   35,920   $   32,384      $   66,083   $   61,916  $   56,418    $   50,403   $   47,190
Provision for loan losses                  1,876          770           2,185        3,234         335           236        1,115
                                         -------      -------         -------      -------     -------       -------      -------
Net interest income                       34,044       31,614          63,898       58,682      56,083        50,167       46,075

Noninterest income                         7,800        5,952          12,214       10,730       8,961         6,793        8,094
Noninterest expense                       23,926       20,133          42,759       38,223      36,636        35,917       35,124
                                         -------      -------         -------      -------     -------       -------      -------
Income before income taxes                17,918       17,433          33,353       31,189      28,408        21,043       19,045

Income taxes                               5,485        5,365           9,770        9,960       9,668         7,002        5,913
                                         -------      -------         -------      -------     -------       -------      -------
Net income                            $   12,433   $   12,068      $   23,583   $   21,229  $   18,740    $   14,041   $   13,132
                                         -------      -------         -------      -------     -------       -------      -------
                                         -------      -------         -------      -------     -------       -------      -------

PER SHARE DATA
Net income per share
     Basic                            $     0.92        $0.90      $     1.76   $     1.57  $     1.36    $     1.02   $     0.95
     Diluted                                0.91         0.89            1.74         1.56        1.36          1.02         0.95
Book value                                 13.85        12.09           13.34        12.17       11.18          9.82         9.87
Cash dividends                              0.33         0.29            0.59         0.55        0.35          0.30         0.26

SUMMARY OF FINANCIAL
CONDITION
Total assets                          $1,832,953   $1,553,391      $1,613,416   $1,468,426  $1,367,266    $1,240,258   $1,225,182
Securities                               356,323      358,509         342,726      344,365     330,091       334,388      337,687
Loans, net                             1,286,299    1,063,317       1,110,770      992,627     911,607       786,509      704,936
Deposits                               1,420,321    1,200,159       1,226,123    1,159,639   1,101,179     1,052,403    1,045,404
Shareholders' equity                     187,123      159,742         179,431      157,517     155,095       134,624      131,498

SELECTED FINANCIAL RATIOS
Net income to average assets               1.41%        1.60%           1.52%        1.51%       1.45%         1.15%        1.08%
Net income to average equity              13.73%       15.18%          14.12%       13.55%      12.55%        10.57%        9.99%
Cash dividend payout ratio                35.85%       31.96%          33.49%       33.42%      25.76%        28.90%       26.77%
Average equity to average assets          10.27%       10.55%          10.79%       11.14%      11.53%        10.92%       10.85%

Weighted average shares (basic)       13,485,787   13,346,924      13,393,573   13,561,441  13,818,720    13,764,145   13,869,519
Weighted average shares (diluted)     13,638,444   13,485,340      13,556,688   13,573,403  13,826,513    13,771,938   13,877,312

                PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following tables contain unaudited pro forma condensed consolidated financial statements including a balance sheet as of June 30, 1998, and statements of earnings for the six months ended June 30, 1998 and the years ended December 31, 1997, 1996, and 1995. These statements present information for NCBE and on a pro forma combined basis giving effect to the Merger (A) as of June 30, 1998 for the Other Pooling Acquisitions (defined as acquisitions pending as of August 31, 1998 which are expected to be accounted for as poolings of interests, see "INFORMATION CONCERNING NCBE -- Recent Developments") and (B) for all prior periods, the Other Pooling Acquisitions.
 As further described in "INFORMATION CONCERNING NCBE -- Recent Developments," NCBE has consummated the Purchase Transactions and the Completed Pooling Acquisitions. The Purchase Transactions are not individually or in the aggregate considered material to NCBE from a financial statement presentation standpoint, and the pro forma data do not include the Purchase Transactions (except to the extent they are reflected in NCBE's six month information). The historical data for NCBE have been restated to include the results of the Completed Pooling Acquisitions. The data presented are not necessarily indicative of the results of the future operations of the combined organization or the actual results that would have occurred if the Merger or Other Pooling Acquisitions had been consummated prior to the periods indicated. The data presented should be read in conjunction with the more detailed information and financial statements included herein or incorporated by reference in this Proxy Statement/Prospectus and with the unaudited pro forma financial statements included elsewhere in this Proxy Statement/Prospectus. See "WHERE YOU CAN FIND MORE INFORMATION," "SUMMARY COMPARATIVE HISTORICAL AND COMBINED PER SHARE DATA," "SELECTED FINANCIAL DATA," "INFORMATION CONCERNING PFB" and "INDEX TO PFB FINANCIAL STATEMENTS."

                                         NCBE
                    UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                    JUNE 30, 1998
                        (IN THOUSANDS, OTHER THAN SHARE DATA)



                                                                        NCBE AND
                                                                          OTHER
                                                                         POOLING                        PRO FORMA
                                                          NCBE        ACQUISITIONS         PFB         ADJUSTMENTS         TOTAL
                                                          ----        ------------         ---         -----------         -----
                       ASSETS
Cash and cash equivalents                               $    61,850   $    74,725         $   672                       $   75,397
Time deposits in banks                                        1,397         1,397                                            1,397
Federal funds sold                                            4,115        21,128             260                           21,388
Securities available for sale                               356,323       406,557           6,936                          413,493
Nonmarketable equity securities                              13,100        15,361                                           15,361
Loans                                                     1,286,299     1,538,629          22,738                        1,561,367
Premises and equipment                                       41,180        45,713             294                           46,007
Intangible assets                                            41,706        42,029                                           42,029
Other assets                                                 26,983        30,935             332                           31,267
                                                        -----------   -----------         -------       -------         ----------
TOTAL ASSETS                                            $ 1,832,953   $ 2,176,474         $31,232                       $2,207,706
                                                        -----------   -----------         -------       -------         ----------
                                                        -----------   -----------         -------       -------         ----------

                    LIABILITIES
Deposits
     Noninterest-bearing                                $   175,951   $   210,746         $   817                       $  211,563
     Interest-bearing                                     1,244,370     1,498,836          21,442                        1,520,278
                                                        -----------   -----------         -------       -------         ----------
                  Total deposits                          1,420,321     1,709,582          22,259                        1,731,841
                                                        -----------   -----------         -------       -------         ----------
Short-term borrowings                                        73,247        78,486                                           78,486
Other borrowings                                             99,140       113,097           4,162                          117,259
Guaranteed preferred beneficial interests in
     NCBE's subordinated debenture                           34,500        34,500                                           34,500
Dividends payable                                             2,040         2,040                                            2,040
Deferred income taxes                                         4,090         4,229              81                            4,310
Other liabilities                                            12,492        14,733             195                           14,928
                                                        -----------   -----------         -------       -------         ----------
TOTAL LIABILITIES                                         1,645,830     1,956,667          26,697                        1,983,364
                                                        -----------   -----------         -------       -------         ----------
Common stock owned by ESOPs subject to put options                         10,667             317       (10,984) (1)

                      EQUITY

Common stock                                                 13,502        16,320               3          (273) (3)        16,050
Treasury stock                                                             (1,495)                        1,495  (2)
Capital surplus                                              84,869        92,029           2,655        (1,222) (2)        93,462
Unearned ESOP shares                                                         (273)            (54)                            (327)
Retained earnings                                            85,528       109,631           1,931                          111,562
Common stock owned by ESOPs subject
     to put options                                                       (10,667)           (317)       10,984 (1)
Unrealized gain on securities available for sale              3,224         3,595                                            3,595
                                                        -----------   -----------         -------       -------         ----------
TOTAL EQUITY                                                187,123       209,140           4,218        10,984            224,342
                                                        -----------   -----------         -------       -------         ----------
TOTAL LIABILITIES AND EQUITY                             $1,832,953    $2,176,474         $31,232      $      0         $2,207,706
                                                        -----------   -----------         -------       -------         ----------
                                                        -----------   -----------         -------       -------         ----------

Proforma adjustment explanations:


(1) Shares of common stock held by the employee stock ownership plans ("ESOPs") of Hoosier Hills Financial Corporation ("HHFC"), Princeton Federal Bank fsb and Downstate Banking Co., subject to put options, will be exchanged for shares of NCBE Common. The ESOPs will be terminated and the NCBE Common will be distributed to the participants.
(2) Reflects the retirement of treasury shares reflected on the financial statements of HHFC, 1st Bancorp Vienna, Inc. and Illinois One Bancorp, Inc.
(3) Reflects 16,050,056 shares of NCBE Common outstanding at June 30, 1998 at $1.00 stated value.

                                         NCBE
                UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                          FOR SIX MONTHS ENDED JUNE 30, 1998
                        (IN THOUSANDS, OTHER THAN SHARE DATA)


                                                            NCBE AND
                                                          OTHER POOLING
                                             NCBE          ACQUISITIONS             PFB              TOTAL
                                           --------      ---------------          --------         ---------
INTEREST INCOME
Interest and fees on loans                $  55,926        $    67,642            $ 1,239           $ 68,881
Interest and dividends on securities
     Taxable                                  5,603              7,099                                 7,099
     Tax-exempt                               5,177              5,532                                 5,532
Interest on federal funds sold                  233                477                                   477
Interest on other income                        165                194                                   194
                                          ---------        -----------            -------           --------
   TOTAL INTEREST INCOME                     67,104             80,944              1,239             82,183
                                          ---------        -----------            -------           --------
INTEREST EXPENSE
Interest on deposits                         25,805             31,922                670             32,592
Interest on short-term borrowings             1,231              1,264                                 1,264
Interest on other borrowings                  4,148              4,666                                 4,666
                                          ---------        -----------            -------           --------
   Total interest expense                    31,184             37,852                670             38,522
                                          ---------        -----------            -------           --------

NET INTEREST INCOME                          35,920             43,092                569             43,661

Provision for loan losses                     1,876              2,135                 12              2,147
                                          ---------        -----------            -------           --------
NET INTEREST INCOME AFTER PROVISION
    FOR LOAN LOSSES                          34,044             40,957                557             41,514
                                          ---------        -----------            -------           --------

NONINTEREST INCOME
Trust income                                  1,015              1,017                                 1,017
Service charges on deposit accounts           2,952              3,466                51               3,517
Other service charges and fees                1,911              2,031                                 2,031
Securities gains                              1,060              1,045                                 1,045
Other                                           862              1,196                                 1,196
                                          ---------        -----------            -------           --------
   TOTAL NONINTEREST INCOME                   7,800              8,755                51               8,806
                                          ---------        -----------            -------           --------

NONINTEREST EXPENSE
Salaries, wages, and other
    employee benefits                        12,355             15,489                267             15,756
Occupancy expense                             3,352              4,022                 37              4,059
Other                                         8,219             10,004                142             10,146
                                          ---------        -----------            -------           --------
   TOTAL NONINTEREST EXPENSE                 23,926             29,515                446             29,961
                                          ---------        -----------            -------           --------

INCOME BEFORE INCOME TAXES                   17,918             20,197                162             20,359

Income tax expense                            5,485              6,253                 51              6,304
                                          ---------        -----------            -------           --------
NET INCOME                                $  12,433        $    13,944            $   111           $ 14,055
                                          ---------        -----------            -------           --------
                                          ---------        -----------            -------           --------
Earnings per share:
   Basic                                  $    0.92        $      0.88            $  0.58           $   0.88
   Diluted                                     0.91               0.87               0.56               0.87

Weighted shares:
   Basic                                 13,485,787         15,816,196            192,873(1)      16,009,069
   Diluted                               13,638,444         15,968,853            200,559(1)      16,169,411

(1)  Based on weighted average outstanding shares times 0.7424 exchange rate.

                                         NCBE
                UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                          FOR SIX MONTHS ENDED JUNE 30, 1997
                        (IN THOUSANDS, OTHER THAN SHARE DATA)


                                                            NCBE AND
                                                          OTHER POOLING
                                             NCBE          ACQUISITIONS             PFB              TOTAL
                                           --------      ---------------          --------         ---------

INTEREST INCOME

Interest and fees on loans                $  47,155         $   58,012            $ 1,230           $ 59,242
Interest and dividends on securities:
     Taxable                                  6,325              8,083                                 8,083
     Tax-exempt                               4,430              4,835                                 4,835
Interest on federal funds sold                  326                467                                   467
Interest on other income                         97                129                                   129
                                          ---------        -----------            -------           --------
   TOTAL INTEREST INCOME                     58,333             71,526              1,230             72,756
                                          ---------        -----------            -------           --------

INTEREST EXPENSE
Interest on deposits                         21,872             27,722                635             28,357
Interest on short-term borrowings             1,610              1,650                                 1,650
Interest on other borrowings                  2,467              2,873                                 2,873
                                          ---------        -----------            -------           --------
   TOTAL INTEREST EXPENSE                    25,949             32,245                635             32,880
                                          ---------        -----------            -------           --------

NET INTEREST INCOME                          32,384             39,281                595             39,876
Provision for loan losses                       770              1,021                 12              1,033
                                          ---------        -----------            -------           --------
NET INTEREST INCOME AFTER PROVISION
   FOR LOAN LOSSES                           31,614             38,260                583             38,843
                                          ---------        -----------            -------           --------

NONINTEREST INCOME
Trust income                                    788                788                                   788
Service charges on deposit accounts           2,443              2,942                                 2,942
Other service charges and fees                1,538              1,692                                 1,692
Securities gains                                619                621                                   621
Other                                           564                733                 59                792
                                          ---------        -----------            -------           --------
   TOTAL NONINTEREST INCOME                   5,952              6,776                 59              6,835
                                          ---------        -----------            -------           --------
NONINTEREST EXPENSE
Salaries, wages, and other
   employee benefits                         11,265             13,718                260             13,978
Occupancy expense                             2,717              3,261                 35              3,296
Other                                         6,151              7,596                130              7,726
                                          ---------        -----------            -------           --------
   TOTAL NONINTEREST EXPENSE                 20,133             24,575                425             25,000
                                          ---------        -----------            -------           --------
INCOME BEFORE INCOME TAXES                   17,433             20,461                217             20,678

Income tax expense                            5,365              6,335                 76              6,411
                                          ---------        -----------            -------           --------
NET INCOME                                $  12,068         $   14,126            $   141           $ 14,267
                                          ---------        -----------            -------           --------
                                          ---------        -----------            -------           --------

Earnings per share:
   Basic                                  $    0.90         $     0.92            $  0.77           $   0.92
   Diluted                                     0.89               0.91               0.73               0.91

Weighted shares:
   Basic                                 13,346,924         15,364,688            183,074 (1)     15,547,742
   Diluted                               13,485,340         15,504,084            191,974 (1)     15,695,058


(1)  Based on weighted average outstanding shares times 0.7424 exchange rate.

                                         NCBE
                UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                           FOR YEAR ENDED DECEMBER 31, 1997
                        (IN THOUSANDS, OTHER THAN SHARE DATA)


                                                                                      NCBE AND
                                                                                    OTHER POOLING
                                                                      NCBE           ACQUISITIONS           PFB              TOTAL
                                                                    ----------      --------------        --------        ---------
INTEREST INCOME
Interest and fees on loans:
   Taxable                                                           $97,099           $116,613            $2,020          $118,633
   Tax-exempt                                                            990                990                                 990
Interest and dividends on securities:
   Taxable                                                            12,079             14,387               423            14,810
   Tax-exempt                                                          9,266             10,002                              10,002
Interest on federal funds sold                                           751              1,006                               1,006
Interest on other income                                                 214                532                38               570
                                                                    ----------         ---------          --------        ---------
   TOTAL INTEREST INCOME                                             120,399            143,530             2,481           146,011
                                                                    ----------         ---------          --------        ---------
INTEREST EXPENSE
Interest on deposits                                                  45,418             55,668             1,079            56,747
Interest on short-term borrowings                                      3,370              3,257                               3,257
Interest on other borrowings                                           5,528              6,619               202             6,821
                                                                    ----------         ---------          --------        ---------
   TOTAL INTEREST EXPENSE                                             54,316             65,544             1,281            66,825
                                                                    ----------         ---------          --------        ---------
NET INTEREST INCOME                                                   66,083             77,986             1,200            79,186
Provision for loan losses                                              2,185              2,667                21             2,688
                                                                    ----------         ---------          --------        ---------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                   63,898             75,319             1,179            76,498
                                                                    ----------         ---------          --------        ---------
NONINTEREST INCOME
Trust income                                                           1,956              1,927                               1,927
Service charges on deposit accounts                                    5,476              6,387                               6,387
Other service charges and fees                                         2,677              2,770                               2,770
Securities gains                                                         798                804                                 804
Other                                                                  1,307              1,778               106             1,884
                                                                    ----------         ---------          --------        ---------
   TOTAL NONINTEREST INCOME                                           12,214             13,666               106            13,772
                                                                    ----------         ---------          --------        ---------
NONINTEREST EXPENSE
Salaries, wages, and other employee benefits                          24,085             28,728               512            29,240
Occupancy expense                                                      2,857              3,774                75             3,849
Furniture and equipment expense                                        2,847              2,972                               2,972
Assessments of the Federal Deposit Insurance Corporation                 294                285                21               306
Other                                                                 12,676             15,230               262            15,492
                                                                    ----------         ---------          --------        ---------
   TOTAL NONINTEREST EXPENSE                                          42,759             50,989               870            51,859
                                                                    ----------         ---------          --------        ---------
Income before income taxes                                            33,353             37,996               415            38,411
Income tax expense                                                     9,770             11,345               148            11,493
                                                                    ----------         ---------          --------        ---------
NET INCOME                                                           $23,583            $26,651              $267           $26,918
                                                                    ----------         ---------          --------        ---------
                                                                    ----------         ---------          --------        ---------
Earnings per share:
   Basic                                                               $1.76              $1.73             $1.46             $1.73
   Diluted                                                             $1.74              $1.71             $1.39             $1.71
Weighted shares:
   Basic                                                          13,393,573         15,411,317           183,261 (1)    15,594,578
   Diluted                                                        13,556,688         15,574,432           192,025 (1)    15,766,457

(1)  Based on weighted average outstanding shares times 0.7424 exchange rate.


                                         NCBE
                UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                           FOR YEAR ENDED DECEMBER 31, 1996


                                                                                      NCBE AND
                                                                                    OTHER POOLING
                                                                      NCBE           ACQUISITIONS           PFB              TOTAL
                                                                    ----------      --------------        --------        ---------
INTEREST INCOME
Interest and fees on loans:
   Taxable                                                           $88,156           $104,926            $1,873         $106,799
   Tax-exempt                                                            749                749                                749
Interest and dividends on securities:
   Taxable                                                            14,371             16,792               406           17,198
   Tax-exempt                                                          5,778              6,562                              6,562
Interest on federal funds sold                                           737                942                                942
Interest on other income                                                 364                711                50              761
                                                                    ----------         ---------          --------        ---------
   TOTAL INTEREST INCOME                                             110,155            130,682             2,329          133,011
                                                                    ----------         ---------          --------        ---------
INTEREST EXPENSE
Interest on deposits                                                  41,980             51,272             1,079           52,351
Interest on short-term borrowings                                      2,459              2,381                              2,381
Interest on other borrowings                                           3,800              4,544               121            4,665
                                                                    ----------         ---------          --------        ---------
   TOTAL INTEREST EXPENSE                                             48,239             58,197             1,200           59,397
                                                                    ----------         ---------          --------        ---------
NET INTEREST INCOME                                                   61,916             72,485             1,129           73,614
Provision for loan losses                                              3,234              3,684                12            3,696
                                                                    ----------         ---------          --------        ---------

Net interest income after provision for loan losses                   58,682             68,801             1,117           69,918
                                                                    ----------         ---------          --------        ---------
NONINTEREST INCOME
Trust income                                                           1,818              1,818                              1,818
Service charges on deposit accounts                                    5,143              6,050                              6,050
Other service charges and fees                                         2,407              2,581                              2,581
Securities gains                                                          69                 21                                 21
Other                                                                  1,293              1,612                72            1,684
                                                                    ----------         ---------          --------        ---------
   TOTAL NONINTEREST INCOME                                           10,730             12,082                72           12,154
                                                                    ----------         ---------          --------        ---------
NONINTEREST EXPENSE
Salaries, wages, and other employee benefits                          21,185             25,336               510           25,846
Occupancy expense                                                      2,855              3,641                98            3,739
Furniture and equipment expense                                        2,681              2,779                              2,779
Assessments of the Federal Deposit Insurance Corporation                 887                799               188              987
Other                                                                 10,615             12,908               248           13,156
                                                                    ----------         ---------          --------        ---------
   TOTAL NONINTEREST EXPENSE                                          38,223             45,463             1,044           46,507
                                                                    ----------         ---------          --------        ---------
INCOME BEFORE INCOME TAXES                                            31,189             35,420               145           35,565
Income tax expense                                                     9,960             11,265                61           11,326
                                                                    ----------         ---------          --------        ---------
NET INCOME                                                           $21,229            $24,155               $84          $24,239
                                                                    ----------         ---------          --------        ---------
                                                                    ----------         ---------          --------        ---------
Earnings per share:
   Basic                                                               $1.57              $1.55             $0.47            $1.54
   Diluted                                                             $1.56              $1.55             $0.46            $1.54

Weighted shares:
   Basic                                                          13,561,441         15,583,322           178,539 (1)   15,761,861
   Diluted                                                        13,573,403         15,595,284           184,142 (1)   15,779,426

(1)  Based on weighted average outstanding shares times 0.7424 exchange rate.

                                         NCBE
                UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                           FOR YEAR ENDED DECEMBER 31, 1995



                                                                                      NCBE AND
                                                                                    OTHER POOLING
                                                                       NCBE         ACQUISITIONS            PFB             TOTAL
                                                                    ----------      --------------        --------        ---------
INTEREST INCOME
Interest and fees on loans:
   Taxable                                                           $76,879            $92,532            $1,669           $94,201
   Tax-exempt                                                            693                693                                 693
Interest and dividends on securities:
   Taxable                                                            15,586             17,923               391            18,314
   Tax-exempt                                                          3,660              4,404                               4,404
Interest on federal funds sold                                         1,159              1,298                               1,298
Interest on other income                                                 697                697                52               749
                                                                    ----------         ---------          --------        ---------
   TOTAL INTEREST INCOME                                              98,674            117,547             2,112           119,659
                                                                    ----------         ---------          --------        ---------
INTEREST EXPENSE
Interest on deposits                                                  39,574             48,133               970            49,103
Interest on short-term borrowings                                      1,671              1,854                               1,854
Interest on other borrowings                                           1,011              1,428                65             1,493
                                                                    ----------         ---------          --------        ---------
   TOTAL INTEREST EXPENSE                                             42,256             51,415             1,035            52,450
                                                                    ----------         ---------          --------        ---------
NET INTEREST INCOME                                                   56,418             66,132             1,077            67,209
Provision for loan losses                                                335                758                 7               765
                                                                    ----------         ---------          --------        ---------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                   56,083             65,374             1,070            66,444
                                                                    ----------         ---------          --------        ---------
NONINTEREST INCOME
Trust income                                                           1,599              1,609                               1,609
Service charges on deposit accounts                                    4,171              4,915                               4,915
Other service charges and fees                                         1,814              1,932                               1,932
Securities losses                                                       (72)               (66)                                (66)
Other                                                                  1,449              1,727                90             1,817
                                                                    ----------         ---------          --------        ---------
   TOTAL NONINTEREST INCOME                                            8,961             10,117                90            10,207
                                                                    ----------         ---------          --------        ---------
NONINTEREST EXPENSE
Salaries, wages, and other employee benefits                          20,147             24,496               465            24,961
Occupancy expense                                                      3,029              3,550                50             3,600
Furniture and equipment expense                                        2,543              2,724                               2,724
Assessments of the Federal Deposit Insurance Corporation               1,474              1,761                50             1,811
Other                                                                  9,443             11,040               248            11,288
                                                                    ----------         ---------          --------        ---------
   TOTAL NONINTEREST EXPENSE                                          36,636             43,571               813            44,384
                                                                    ----------         ---------          --------        ---------
INCOME BEFORE INCOME TAXES                                            28,408             31,920               347            32,267
Income tax expense                                                     9,668             10,734               106            10,840
                                                                    ----------         ---------          --------        ---------


NET INCOME                                                           $18,740            $21,186              $241           $21,427
                                                                    ----------         ---------          --------        ---------
                                                                    ----------         ---------          --------        ---------
Earnings per share:
   Basic                                                               $1.36              $1.34             $1.38             $1.34
   Diluted                                                             $1.36              $1.34             $1.31             $1.34
Weighted shares:
   Basic                                                          13,818,720         15,840,601           174,133 (1)    16,014,734
   Diluted                                                        13,826,513         15,848,394           184,142 (1)    16,032,536

(1)  Based on weighted average outstanding shares times 0.7424 exchange rate.

                        COMPARATIVE STOCK PRICES AND DIVIDENDS

     Shares of NCBE Common are traded on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol "NCBE". The following table sets forth the high and low sales prices of NCBE Common and cash dividends declared for the periods indicated. Prices and dividends have been adjusted to reflect stock dividends and splits. There is no established public trading market for the shares of PFB Common.


                                                     NCBE COMMON                                       PFB COMMON
                                   ----------------------------------------------       ------------------------------------------
                                                                          CASH                                             CASH
                                                                        DIVIDENDS                                        DIVIDENDS
                                        LOW            HIGH             DECLARED        LOW (1)         HIGH (1)         DECLARED
                                       -----          ------           ----------      --------         --------         --------
 1996
 First Quarter                         $21.54        $27.10              $0.11           N/A              N/A               $0.90
 Second Quarter                         25.17         26.76               0.141/2        N/A              N/A                ---
 Third Quarter                          25.17         26.42               0.151/2      $17.50           $17.50               ---
 Fourth Quarter                         25.40         28.57               0.15           N/A              N/A                ---

 1997
 First Quarter                          27.86         32.26               0.151/4         N/A             N/A                1.00
 Second Quarter                         30.24         40.24               0.151/4         N/A             N/A                ---
 Third Quarter                          38.57         41.67               0.151/4         N/A             N/A                ---
 Fourth Quarter                         40.00         51.19               0.18           N/A              N/A                ---

 1998
 First Quarter                          38.50         45.50               0.18           N/A              N/A                1.21
 Second Quarter                         37.00         45.00               0.18           N/A              N/A                ---
 Third Quarter                          32.75         40.63               0.18         20.00              20.00              ---
 Fourth Quarter (2)                     35.75         40.00               ---            N/A              N/A                ---


____________


(1) There is no established trading market for the PFB Common. Trades are infrequent and conducted in private transactions. The table reflects the only trades since January 1, 1996 as to which price information is known by PFB management.
(2)  Through October 21, 1998.

     On May 21, 1998, the last trading day before the public announcement of the proposed acquisition, the closing sale price of NCBE Common was $37.625 per share. Based upon the per share price of NCBE Common on such date, the equivalent per share price of PFB Common would have been $27.933. The equivalent per share price for PFB Common is calculated by multiplying the specified closing sale price of NCBE Common by 0.7424, the number of shares of NCBE Common to be issued for each share of PFB Common in the Merger.

     On October 21, 1998, the closing sale price of NCBE Common was $40.00 per share. Based on the per share price of NCBE Common on such date, the equivalent per share price for PFB Common would have been $29.70. The equivalent per share price for PFB Common is calculated by assuming that each share of PFB Common was converted into 0.7424 shares of NCBE Common.

     As of October 16, 1998, there were approximately 2,900 and 115 holders of record of NCBE Common and PFB Common, respectively.

     Both NCBE and PFB depend upon dividends from their financial institution subsidiaries to pay dividends to their shareholders. The ability of the financial institution subsidiaries to pay such dividends is limited by applicable banking laws and regulations.

     Shareholders of PFB are advised to obtain current market quotations for NCBE Common.

                             INFORMATION CONCERNING NCBE

BUSINESS

     NCBE was organized in 1985 to act as a bank holding company for The National City Bank of Evansville ("NCB"), which remains NCBE's principal banking subsidiary. As of August 31, 1998, NCBE owned 14 commercial banks, including NCB, one savings bank, a leasing subsidiary and a property management company. As of June 30, 1998 (and as restated to give effect to acquisitions accounted for as poolings of interests and consummated through August 31, 1998), NCBE had total consolidated assets of $1.8 billion, total loans of $1.3 billion, total deposits of $1.4 billion and total shareholders' equity of $187.1 million. NCBE's financial institution subsidiaries provide a wide range of banking services in the tri-state area of Indiana, Kentucky, and Illinois surrounding Evansville, Indiana.

RECENT DEVELOPMENTS

     The following is a brief description of the acquisitions which either have been completed since December 31, 1997 or are presently pending.

     MAYFIELD BRANCH. On January 8, 1998, NCBE's subsidiary, First Kentucky Bank, through an affiliate acquired the Mayfield, Kentucky Branch of Republic Bank & Trust Company. First Kentucky Bank assumed deposit liabilities of $65.7 million in consideration of a deposit premium of $4.6 million. First Kentucky Bank also purchased the office facility and certain loans of the branch.

     BANK OF ILLINOIS IN MT. VERNON. On March 6, 1998, NCBE acquired Vernois Bancshares, Inc., the holding company for Bank of Illinois in Mt. Vernon ("BOI"), an Illinois banking corporation with three offices in Mount Vernon, Illinois. NCBE paid $27.5 million in cash for all of the outstanding stock of the holding company. As of December 31, 1997, BOI had total assets of $163.5 million, net loans of $109.3 million and total deposits of $127.7 million. The acquisition was accounted for using the purchase method of accounting and the results of operations of BOI will be included in NCBE's consolidated results of operations from the date of acquisition.

The acquisitions of the Mayfield Branch and Bank of Illinois in Mt. Vernon are referred to as the "Purchase Transactions."

     ILLINOIS ONE BANK, NATIONAL ASSOCIATION. On May 31, 1998, NCBE acquired Illinois One Bancorp., Inc. ("IOBI"), the holding company for Illinois One Bank, National Association ("IOB"), a national banking association with offices in Shawneetown, Elizabethtown and Golconda, Illinois. NCBE issued 572,737 shares of NCBE Common in the transaction. As of March 31, 1998, IOB had total assets of $87.8 million, and total shareholders' equity of $10.9 million. The acquisition was accounted for as a pooling of interests.

     TRIGG COUNTY FARMERS BANK. On August 31, 1998, NCBE acquired Trigg Bancorp, Inc. ("TBI"), the holding company for Trigg County Farmers Bank ("TCFB"), a Kentucky banking corporation, which has three offices in Cadiz, Kentucky. In the transaction, NCBE issued 736,278 shares of NCBE Common to shareholders of TBI. As of June 30, 1998, TCFB had total assets of $95.9 million and total shareholders equity of $8.8 million. The acquisition was accounted for as a pooling of interests.

     COMMUNITY FIRST BANK OF KENTUCKY AND COMMUNITY FIRST BANK, N.A.  On
August 31, 1998, NCBE acquired Community First Financial, Inc. ("CFF"), the holding company for Community First Bank of Kentucky, a Kentucky banking corporation, which has two offices in Warsaw and Dry Ridge, Kentucky, and Community First Bank, National Association, a national banking association, which has six offices in Maysville, May's Lick and Mount Olivet, Kentucky and Aberdeen and Ripley, Ohio. In the transaction, NCBE issued 1,432,202 shares of NCBE Common to shareholders of CFF. As of June 30, 1998, CFF's subsidiary banks had total assets of $133.4 million and total shareholders' equity of $15.6 million. The acquisition was accounted for as a pooling of interests.

The acquisitions of Illinois One Bank, National Association, Trigg County Farmers Bank, Community First Bank of Kentucky and Community First Bank, N.A. are referred to as the "Completed Pooling Acquisitions."

     THE RIPLEY COUNTY BANK. On October 1, 1998, NCBE acquired Hoosier Hills Financial Corporation ("HHFC"), the holding company for The Ripley County Bank ("RCB"), an Indiana banking corporation, which has offices in Milan, Osgood, and Versailles, Indiana. NCBE issued 729,936 shares of NCBE Common in the transaction. As of June 30, 1998, RCB had total assets of $112.3 million and total shareholders' equity of $11.3 million. The acquisition will be accounted for using the pooling of interests method of accounting.

     FIRST STATE BANK OF VIENNA. On October 1, 1998, NCBE acquired 1st Bancorp Vienna, Inc. ("Bancorp"), the holding company for First State Bank of Vienna ("FSBV"), an Illinois banking corporation with a single office in Vienna, Illinois. NCBE issued 289,134 shares of NCBE Common in a transaction in which Bancorp was merged into NCBE and FSBV was merged into IOB. As of June 30, 1998, FSBV had total assets of $39.3 million and total shareholders' equity of $5.0 million. The acquisition will be accounted for using the pooling of interests method of accounting.

The acquisitions of The Ripley County Bank and First State Bank of Vienna are referred to as the "Other Pooling Acquisitions."

     BANK OF CRITTENDEN. NCBE is a party to an Agreement and Plan of Merger dated June 30, 1998 with Commonwealth Commercial Corp. ("CCC"), the holding company for Bank of Crittenden ("BC"), a Kentucky banking corporation with a single office in Crittenden, Kentucky. The agreement relates to the acquisition of CCC in a merger transaction in which approximately 190,000 shares of NCBE Common are expected to be issued. As of June 30, 1998, BC had total assets of $26.5 million and total shareholders' equity of $2.9 million. The acquisition is subject to the approval of the Federal Reserve. NCBE expects to account for the acquisition as an immaterial pooling of interests. The parties expect the merger to close in the fourth quarter of 1998.

     DOWNSTATE NATIONAL BANK. NCBE is a party to an Agreement and Plan of Merger dated July 9, 1998, with Downstate Banking Co. ("DBC"), the holding company for Downstate National Bank ("DNB"), which has one office in Brookport, Illinois. The agreement relates to the acquisition of DBC in a merger transaction in which approximately 107,100 shares of NCBE Common are expected to be issued. DNB would concurrently merge into and become a branch of NCBE's subsidiary, Illinois One Bank, National Association. As of June 30, 1998, DNB had total assets of $22.0 million and total shareholders' equity of $1.4 million. The acquisition is subject to the approval of the Office of the Comptroller of the Currency. NCBE expects to account for the acquisition as an immaterial pooling of interests. The parties expect to close the merger in the fourth quarter of 1998.

     THE PROGRESSIVE BANK, NATIONAL ASSOCIATION. NCBE is party to an Agreement and Plan of Merger dated July 14, 1998, with Progressive Bancshares, Inc. ("PBI"), the holding company for The Progressive Bank, National Association ("TPB"), which has four offices in Lexington, Lawrenceburg and Owingsville, Kentucky. The agreement relates to the acquisition of PBI in a merger transaction in which approximately 975,700 shares of NCBE Common would be issued. As of June 30, 1998, TPB had total assets of $143.3 million, net loans of $114.2 million, total deposits of $123.7 million, and total shareholders' equity of $11.4 million. The acquisition is subject to regulatory approval and the approval of the shareholders of PBI. The acquisition is expected to qualify for the pooling of interests method of accounting. The parties expect to close the merger in the fourth quarter of 1998.

     The following is a description of a recent securities offering:

     TRUST PREFERRED OFFERING. On March 30, 1998, NCBE Capital Trust I (the "Trust"), an affiliate of NCBE, completed a $34.5 million public offering of its cumulative trust preferred securities. The Trust used the proceeds of the public offering and funds from NCBE to purchase $35.6 million principal amount of subordinated debentures to be issued by NCBE. NCBE used the net proceeds from the sale of its subordinated debentures to repay indebtedness incurred in the acquisition of BOI discussed above.

YEAR 2000 ISSUE

     The Year 2000 poses a unique set of challenges to industries reliant on information technology. As a result of methods employed by early programmers, many software applications and operational programs may be unable to distinguish the year 2000 from the year 1900. If not effectively addressed, this problem could result in the production of inaccurate data, or, in the worst cases, the inability of the systems to continue to function altogether. Financial institutions are particularly vulnerable due to the industry's dependence on electronic data processing systems.

     NCBE is committed to a plan for achieving Year 2000 compliance. Management believes that the expenditures required to bring systems into compliance will not have a materially adverse effect on NCBE's performance. However, the Year 2000 problem is pervasive and complex and can potentially affect any computer process. Accordingly, no assurance can be given that Year 2000 compliance can be achieved without additional unanticipated expenditures and uncertainties that might affect future financial results.

     NCBE and its banking subsidiaries are subject to examination with respect to their Year 2000 compliance by various state and federal agencies, including the Federal Reserve Board, the Comptroller of the Currency, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, and state banking agencies. If NCBE does not maintain its current "satisfactory" rating with respect to its Year 2000 compliance efforts, NCBE will not qualify for expedited processing of regulatory applications seeking approval of acquisitions or such approvals may only be given subject to additional conditions. While management expects to devote sufficient corporate resources to address regulatory concerns in this area, there can be no assurance thereof.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number of shares of NCBE Common beneficially owned as of the Record Date by (i) each person or group of persons known to NCBE to be the beneficial owner of more than five percent (5%) of the issued and outstanding shares of NCBE Common and (ii) each director and executive officer of NCBE. Also set forth below is such information adjusted for the Merger (assuming the issuance of 212,663 shares of NCBE Common). Except as otherwise noted, each person or group identified below holds sole voting and sole investment power with respect to the shares identified as beneficially owned.


                                BENEFICIAL OWNERSHIP       BENEFICIAL OWNERSHIP
                                PRIOR TO THE MERGER          AFTER THE MERGER
                              ------------------------     --------------------
NAME                              SHARES      PERCENT        SHARES     PERCENT
----                            ----------    -------        ------     -------
Janice L. Beesley                65,521(1)       *             65,521       *
Ben L. Cundiff                  416,976       2.8%            416,976    2.8%
Michael F. Elliott              341,186(2)    2.3%            341,186    2.3%
Susanne R. Emge                  24,693(3)       *             24,693       *
Donald G. Harris                 12,154          *             12,154       *
H. Ray Hoops                      1,020          *              1,020       *
Robert A. Keil                   73,970(4)       *             73,970       *
John D. Lippert                  71,797(5)       *             71,797       *
Ronald G. Reherman                9,110(6)       *              9,110       *
Curtis D. Ritterling              7,901(7)       *              7,901       *
Laurence R. Steenberg            29,402(8)       *             29,402       *
Robert D. Vance                 716,390(9)    4.9%            716,390    4.8%
Richard F. Welp                   4,156(10)      *              4,156       *
Stephen C. Byelick, Jr.           3,367(11)      *              3,367       *
All directors and executive
     officers as a group
     (14 persons)             1,777,643(12)  11.9%          1,777,643   11.7%

____________

*    Less than 1%.

(1) Includes 28,280 shares with sole voting and investment power, 28,106 shares with sole voting and investment power by spouse and 9,135 shares that may be purchased pursuant to options exercisable within 60 days.
(2) Includes 271,185 shares with sole voting and investment power; 3,248 shares with shared voting and investment power with spouse; and 66,753 shares subject to options exercisable within 60 days.
(3) Includes 2,036 shares with sole voting and investment power; 14,967 shares with shared voting and investment power with spouse; and 7,690 shares with sole voting and investment power by spouse.
(4) Includes 12,467 shares with shared voting and investment powers with spouse; and 61,503 shares subject to options exercisable within 60 days.
(5) Includes 15,695 shares with sole voting and investment power; 8,274 shares with sole voting and investment power by spouse; and 47,828 shares subject to options exercisable within 60 days.
(6) Includes 3,406 shares with sole voting and investment power; and 5,704 shares with shared voting and investment power with spouse.
(7) Includes 2,500 shares with sole voting and investment power; 151 shares with shared voting and investment power with spouse; and 5,250 shares subject to options exercisable within 60 days.
(8) All shares are held in trust for a limited partnership of which Mr. Steenberg is a general partner with sole voting and investment power.
(9) Includes 705,326 shares with sole voting and investment power; and 11,064 shares with sole voting and investment power by spouse.
(10) Includes 1,962 shares with sole voting and investment power; and 2,194 shares with shared voting and investment power with spouse.
(11) Includes 217 shares with shared voting and investment power with spouse; and 3,150 shares subject to options exercisable within 60 days.
(12) Includes 193,619 shares subject to options exercisable within 60 days.

                              INFORMATION CONCERNING PFB

BUSINESS

     PFB was founded in 1922 as a federally chartered mutual savings and loan association. On May 9, 1994, PFB converted from a federal mutual savings and loan association to a federal stock savings bank and adopted its current corporate title. Net proceeds from the stock offering were $2.5 million.

     As a federally chartered savings bank, PFB's deposits are insured by the Savings Association Insurance Fund ("SAIF") administered by the Federal Deposit Insurance Corporation ("FDIC") up to the applicable limits for each depositor. PFB has, since 1935, been a member of the Federal Home Loan Bank ("FHLB") of Cincinnati, which is one of the 12 district banks comprising the FHLB System. PFB is subject to comprehensive examination, supervision and regulation by the OTS and the FDIC. This regulation is intended primarily for the protection of depositors.

     The business of PFB primarily consists of attracting savings deposits from the general public and investing such deposits in loans secured by single-family residential area real estate mortgage loans, investment securities, including U.S. Government and agency securities, interest-earning deposits, mortgage derivative securities and mortgage-backed securities. PFB also makes single-family residential/construction loans and multi-family and commercial loans, as well as automobile and boat loans, home equity loans and other consumer loans. PFB originates both fixed-rate and adjustable-rate loans and emphasizes the origination of residential real estate mortgage loans with adjustable interest rates and other assets which are more responsive to changes in interest rates and which allow PFB to more closely match the interest rate maturities of its assets and liabilities.

     PFB's current business strategy includes (i) a continued emphasis on originating adjustable-rate single-family mortgage loans and fixed-rate short-term consumer loans; (ii) maintenance of its current portfolio of low-risk investments, primarily in U.S. Government and agency securities such as variable-rate and fixed-rate investment grade mortgage-backed securities and mortgage derivative securities; and (iii) expanding PFB's share of the banking business within its market area, which includes the Kentucky counties of Caldwell and Lyon plus the city limits of Dawson Springs in Hopkins County, Kentucky.


Security Ownership

    The following table sets forth, as of the record date (October 16, 1998), the beneficial ownership of the PFB Common Stock by each of PFB's directors and executive officers, and directors and executive officers as a group.


                                   Amount and Nature of     Percent of Shares of PFB
Name                               Beneficial Ownership     Common Stock Outstanding
----                               --------------------     ------------------------
Henry B. Asher, Chairman of the Board    12,794                     4.7%
Robert L. Brown, Director                12,500                     4.6%
Larry R. Mansfield, Vice President/
 Secretary and Director                  28,151(1)                 10.3%
Mary McFadden Parker, Director            9,618                     3.6%
William E. Travis, Director              12,563                     4.6%
W.D. Wadlington, President,
  Chief Executive Officer, Treasurer
  and Director                           39,450(2)                 14.0%

All directors and executive officers
  as a group (6 persons)                115,076(3)                 40.2%

__________
(1) Includes options to purchase 3,818 shares. Excluding such options, Mr. Mansfield owns 24,333 shares and the percent of PFB Common Stock outstanding is 9.0%.

(2) Includes options to purchase 12,431 shares. Excluding such options, Mr. Wadlington owns 27,019 shares and the precent of PFB Common Stock outstanding is 10.0%.

(3) Includes options to purchase 16,249 shares. Excluding such options, all directors and executive officers own 98,827 shares and the percent of PFB Common Stock outstanding is 36.6%.

SELECTED FINANCIAL DATA OF PFB

     The selected consolidated data as of and for the two years ended
September 30, 1997 and 1996 have been derived from financial statements audited by independent public accountants, whose report can be found elsewhere in this Proxy Statement/Prospectus. This data should be read in conjunction with PFB's Consolidated Financial Statements and the Notes thereto and "--Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                           AT OR FOR THE             AT OR FOR THE
                                        NINE MONTHS ENDED              YEAR ENDED
                                              JUNE 30,                SEPTEMBER 30,
          (DOLLAR AMOUNTS OTHER THAN   -----------------------    --------------------
         PER SHARE DATA IN THOUSANDS)     1998         1997          1997         1996
                                          ----         ----          ----         ----
Net interest income                        $870         $885        $1,178       $1,110
Provision for loan losses                   (18)         (15)          (21)         (11)
Noninterest income                           81           85           127           91
Noninterest expense                         654          653           869        1,045
Income before income taxes                  279          302           415          145
Income taxes                                 88          102           149           61
  Net income                               $191         $200          $266          $84
       PER COMMON SHARE
Basic Earnings                            $0.74        $0.81         $1.08        $0.35
Book value                                16.78        16.76         17.07        16.71
Cash dividends declared                    1.21         1.00          1.00         0.90
            TOTALS
Net loans                               $22,738      $22,923       $23,076      $22,190
Allowance for loan losses                   232          233           230          225
Securities                                6,936        6,911         6,895        7,234
Total assets                             31,232       31,660        31,711       30,942
Deposits                                 22,259       22,950        22,373       23,042
Stockholders' equity                      4,218        4,151         4,232        4,188
  SELECTED FINANCIAL RATIOS
Net income to average assets               0.80%        0.86%         0.85%        0.28%
Net income to average equity               5.64%        6.10%         6.06%        1.97%
Cash dividend payout                     167.97%      130.50%        98.12%      281.25%
Average equity to average assets          14.10%       14.11%        14.05%       14.28%
Tangible equity to tangible assets        14.52%       13.83%        14.06%       14.11%
Total capital to risk weighted assets     23.81%       23.28%        23.66%       23.98%
          OTHER DATA
Weighted average shares                 256,730      245,980       246,849      240,489
Risk weighted assets                    $19,499      $19,814       $19,822      $19,191


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     GENERAL. PFB's results of operations in recent years have reflected the fundamental changes which have occurred in the regulatory, economic and competitive environment in which savings institutions operate. PFB's results of operations are primarily dependent on its net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Interest income is a function of the balances of interest-earning assets outstanding during the period and the yields earned on such assets. Interest expense is a function of the amount of interest-bearing liabilities outstanding during the period and the rates paid on such liabilities. PFB also generates non-interest income, such as service charges on transaction accounts and other fees. Net income is further affected by the level of operating expenses, such as compensation, occupancy and equipment expenses, professional and data processing services, federal deposit insurance premiums and the establishment of loan loss reserves.

     The operations of PFB, and savings institutions generally, are significantly influenced by general economic conditions and the monetary and fiscal policies of governmental regulatory agencies. Deposit flows and costs of funds are influenced by interest rates on competing investments and prevailing market rates of interest. Lending activities are affected by the demand for financing real estate and other types of loans, which in turn is affected by the interest rates at which such financings may be offered and other factors affecting loan demand and the availability of funds.

     ASSET/LIABILITY MANAGEMENT. The basic components of a successful asset/liability strategy are the monitoring and managing of interest rate sensitivity of both the interest-earning assets and interest-bearing liabilities portfolios. PFB has employed various strategies intended to minimize the adverse effect of interest rate risk on future operations by providing a better match between the interest rate sensitivity between its assets and liabilities. In particular, PFB's strategies are intended to stabilize net interest income for the long term by protecting its interest rate spread against increases or decreases in interest rates. Such strategies include the origination for PFB's portfolio of adjustable-rate mortgage loans secured by one- to four-family residential real estate and the origination of consumer and other loans with greater interest rate sensitivities than long-term, fixed-rate residential mortgage loans. In addition, PFB has used excess funds to invest in long-term adjustable-rate mortgage-backed securities and adjustable-rate mortgage derivative securities that are repriced monthly based on a cost-of-funds index.

     PFB maintains a portfolio of mortgage-backed securities guaranteed by the Federal Home Loan Mortgage Corporation ("FHLMC") and the Federal National Mortgage Association ("FNMA"). At June 30, 1998, the carrying value and estimated market value of such securities were $1,650,000 and $1,646,000, respectively. Mortgage-backed securities entitle PFB to receive a pro rata portion of the cash flows from an identified pool of mortgages. Although mortgage-backed securities generally offer lesser yields than the loans for which they are exchanged, mortgage-backed securities present substantially lower credit risk by virtue of the guarantees that back them, are more liquid than individual mortgage loans, and may be used to collateralize borrowings or other obligations of PFB. Further, since they are primarily adjustable-rate and have relatively short terms, PFB's mortgage-backed securities are helpful in limiting PFB's interest rate risk. See Note 4 of Notes to Consolidated Financial Statements.

     PFB also maintains a significant portfolio of mortgage derivative securities such as collateralized mortgage obligations and real estate mortgage investment conduits (collectively, "CMO/REMICs"). At June 30, 1998, PFB maintained $4,051,000, or 13.0% of its total assets, in CMO/REMICs, with $3,549,000 in adjustable-rate securities. All of the CMO/REMICs owned by PFB are insured or guaranteed either directly or indirectly through mortgage-backed securities underlying the obligations by either the FNMA, FHLMC or Government National Mortgage Association. See Note 3 of Notes to Consolidated Financial Statements.

     There is no assurance that PFB will continue to be able to invest in these securities at attractive yields. If interest rates decline or remain at current low levels, PFB's interest income could be adversely affected.

     INTEREST RATE SENSITIVITY ANALYSIS. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific period if it will mature or reprice within that period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income while a positive gap would result in an increase in net interest income, while conversely during a period of falling interest rates, a negative gap would result in an increase in net interest income and a positive gap would negatively affect net interest income.

     The following table sets forth PFB's interest-earning assets and interest-bearing liabilities outstanding at September 30, 1997 which are expected to mature or reprice in each of the time periods shown.


                                                            AS OF SEPTEMBER 30, 1997
                                       -----------------------------------------------------------------
                                           ONE
                                           YEAR            OVER ONE        OVER FIVE        OVER TEN
                                         OR LESS           THROUGH          THROUGH          THROUGH
                                          AMOUNT          FIVE YEARS       TEN YEARS       TWENTY YEARS        TOTAL
                                         -------          ----------       ---------       ------------        -----
Interest Earning Deposits                $   710         $      --         $     --            $   --          $  710
Federal Agency Securities                    300             1,394              492                --           2,186
Adjustable Rate 1-4 Family Loans           5,465             1,864                                              7,329
Fixed Rate 1-4 Family Mortgage Loans       1,094             2,879            1,036               749           5,758
Other Mortgage Loan-Adjustable Rate        1,322                --               --                --           1,322
Other Mortgage Loans-Fixed Rate              174               459              165               120             918
Mortgage-Backed Securities                 3,883                --              502                --           4,385
Consumer Loans                             1,116             2,679              536               134           4,465
Commercial and Agriculture Loans           1,634               908              617               472           3,631
                                         --------        ----------        ---------          --------        -------

Total Interest Bearing Assets             15,698            10,183            3,348             1,475          30,704

NOW, Passbook and Money Market Accounts    2,070             4,774               --                --           6,844
Certificates of Deposit                    8,948             6,596               --                --          15,544
Advances From the FHLB                     4,500                                                                4,500
Other Borrowed Money-ESOP Loan                74                --               --                --              74

Total Interest Bearing Liabilities        15,592            11,370               --                --          26,962
                                         --------        ----------        ---------          --------        -------

Interest Sensitivity Gap                 $   106         $  (1,187)        $  3,348            $1,475         $ 3,742
                                         --------        ----------        ---------          --------        -------
                                         --------        ----------        ---------          --------        -------

Cumulative Gap                           $   106         $  (1,081)        $  2,267            $3,742         $ 3,742
                                         --------        ----------        ---------          --------        -------
                                         --------        ----------        ---------          --------        -------

Ratio of Interest-Earning Assets to
  Interest Bearing Liabilities             100.7%             89.6%              N/A               N/A          113.9%
                                         --------        ----------        ---------          --------        -------
                                         --------        ----------        ---------          --------        -------

Ratio of Cumulative Gap to
  Total Assets                               0.7%            (4.2%)             7.8%             12.2%           12.2%
                                         --------        ----------        ---------          --------        -------
                                         --------        ----------        ---------          --------        -------


     The table above is based upon certain assumptions as to prepayment of loans as provided to PFB by the OTS.

     Management believes the positive one-year gap of 0.7% presents a modest risk to net interest income margin should an increase occur in the current level of interest rates. A conservative rate-gap policy provides a stable net interest income margin. Accordingly, management emphasizes a structured balance of rate spread by term to maturity and does not anticipate a change in such objectives over the next year.

     Certain shortcomings are inherent in the method of analysis presented in the table above. The data provided internally by PFB are derived from information based on current prepayment rates on loans and decay rates on savings. Use of other data derived solely from savings institutions serving communities comparable to PFB's market area could lead to materially different results. Further, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in interest rates. Certain assets, such as adjustable-rate mortgages, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. For example, the 1.0% annual adjustment limits and 4.0% lifetime ceiling adjustment limits on PFB's adjustable-rate mortgage loans have the effect of limiting the sensitivity of those loans to changes in market interest rates. In the event of a change in interest rates, prepayment and early withdrawal levels would deviate significantly from those assumed in calculating the table. The ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

     YIELDS EARNED AND RATES PAID.   Net interest income is affected by (i)
the difference ("interest rate spread") between rates of interest earned on interest-earning assets and rates of interest paid on interest-bearing liabilities and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. Savings institutions have traditionally used interest rate spreads as a measure of net interest income. Another indication of an institution's net interest income is its "net yield on interest-earning assets" which is net interest income divided by average interest-earning assets. The following table sets forth, for the three years ended September 30, 1997, the weighted average yields earned on PFB's assets and the weighted average interest rates paid on PFB's liabilities, together with PFB's interest rate spread and net yield on interest-earning assets. Average balances are derived from monthly balances. Management does not believe that the use of monthly balances instead of daily balances has caused any material difference in the information presented.


                                                                      At
                                                                 September 30,       Years Ended September 30,
                                                                 ------------    ----------------------------------
                                                                    1997         1997           1996           1995
                                                                 -------------   ----           ----           ----
Weighted average yield on loan portfolio . . . . . . . .            8.91%        8.82%          8.78%          8.66%
Weighted average yield on investment securities. . . . .            6.28         6.16           6.48           5.50
Weighted average yield on interest-earning deposits. . .            5.30         3.26           3.22           4.69
Weighted average yield on mortgage derivative securities            5.91         6.00           5.97           6.27
Weighted average yield on mortgage-backed securities . .            6.71         6.27           6.18           5.96
   Weighted average yield on all interest-earning assets            8.16         8.10           8.00           7.90

Weighted average rate paid on deposits . . . . . . . . .            4.78         4.72           4.72           4.50
Weighted average rate paid on borrowings . . . . . . . .            5.65         5.63           5.69           6.39
  Weighted average rate paid on all interest-bearing
     liabilities . . . . . . . . . . . . . . . . . . . .            4.91         4.84           4.80           4.58

Interest rate spread (difference between weighted
  average rates paid on all interest-earning assets
  and all interest-bearing liabilities). . . . . . . . .            3.25         3.26           3.20           3.32

Net yield on interest-earning assets (net interest income
  as a percentage of average interest-earning assets). .            3.89         3.88           3.85           4.00

     AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS.   The following table sets
forth certain information relating to PFB's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from monthly balances. Management does not believe that the use of monthly balances instead of daily balances has caused any material difference in the information presented. Interest earned on loan portfolios is net of reserves for uncollected interest.

                                                                      Year Ended September 30,
                                  --------------------------------------------------------------------------------------------
                                              1997                            1996                          1995
                                  ------------------------------  ----------------------------   -----------------------------
                                                        Average                        Average                         Average
                                  Average                Yield/   Average               Yield/   Average                Yield/
                                  Balance   Interest      Cost    Balance   Interest     Cost    Balance   Interest      Cost
                                  -------   --------    --------  -------   --------   -------   -------   --------    -------
Interest-earning assets:
     Loan receivable              $22,897    $2,020      8.82%    $21,341     $1,874     8.78%   $19,263     $1,669      8.66%
     Investment securities          2,531       156      6.16       2,146        139     6.48      1,999        110      5.50
     Interest-earning deposits        522        17      3.26         932         30     3.22        747         35      4.69
     Mortgage derivative
        securities                  4,100       246      6.00       4,101        245     5.97      4,101        257      6.27
     Mortgage-backed
        securities                    319        20      6.27         372         23     6.18        403         24      5.96
                                  -------    ------      ----     -------     ------     ----    -------     ------      ----
     Total interest-earning
        assets                     30,369     2,459      8.10      28,892      2,311     8.00     26,513      2,095      7.90
     Noninterest earning
        assets                        886                             884                            751
                                  -------                         -------                        -------
     Total assets                 $31,255                         $29,776                         27,264
                                  -------                         -------                        -------
                                  -------                         -------                        -------


Interest-earning liabilities:
     Deposits                      22,881     1,079      4.72      22,868     $1,079     4.72     21,570        970      4.50
     Borrowings                     3,589       202      5.63       2,125        121     5.69      1,018         65      6.39
                                  -------    ------      ----     -------     ------     ----    -------     ------      ----
     Total interest-bearing
        liabilities                26,470     1,281      4.84      24,993      1,200     4.80     22,588      1,035      4.58
Noninterest-bearing
        liabilities                   389                             385                            360
                                  -------                         -------                        -------
     Total liabilities             26,859                          25,378                         22,948
Retained
    earnings/stockholders'
    equity                          4,396                           4,398                          4,316
                                  -------                         -------                        -------
     Total liabilities and
       retained earnings          $31,255                         $29,776                        $27,264
                                  -------                         -------                        -------
                                  -------                         -------                        -------
Net interest income                          $1,178                           $1,111                          $1,060
                                             ------                           ------                          ------
                                             ------                           ------                          ------
Interest rate spread                                     3.26%                           3.20%                           3.32%
                                                         -----                           -----                           -----
                                                         -----                           -----                           -----
Net yield on interest-
     earning assets                                      3.88%                           3.85%                           4.00%
                                                         -----                           -----                           -----
                                                         -----                           -----                           -----
Ratio of average interest-
     earnings assets to
     average interest-bearing
     liabilities                                       114.73%                         115.60%                         117.38%
                                                       -------                         -------                         -------
                                                       -------                         -------                         -------

     Rate/Volume Analysis. The table below sets forth certain information regarding changes in interest income and interest expense of PFB for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by old rate); and (ii) changes in rates (change in rate multiplied by old volume). Changes in rate-volume (changes in rate multiplied by the changes in volume) are allocated between changes in rate and changes in volume.

                                                                          Year Ended September 30,
                                            ---------------------------------------------------------------------------------------
                                               1996          vs.          1995                1997          vs.           1996
                                            ----------------------------------------    -------------------------------------------
                                                    Increase (Decrease)                             Increase (Decrease)
                                                           Due to                                          Due to
                                            ----------------------------------------    -------------------------------------------
                                                                    Rate/                                         Rate/
                                             Volume      Rate      Volume     Total        Volume        Rate     Volume      Total
                                             ------      ----      ------     -----        ------        -----    ------      -----
                                                                               (In thousands)
Interest income:
     Loan portfolio . . . . . . . . . . . .  $180       $ 23        $ 2       $205          $137          $9         $1        $147
     Investment securities. . . . . . . . .     8         19          1         28            25          (7)        (1)         17
     Interest-earning deposits. . . . . . .     9        (11)        (3)        (5)          (13)         --         --         (13)
     Mortgage derivative securities . . . .    --        (12)        --        (12)           --           1         --           1
Mortgage-backed securities. . . . . . . . .    (2)         1         --         (1)           (3)         --         --          (3)
                                             ------      ----      ------     -----        ------        -----    ------      -----
          Total interest-earning assets . .   195         20         --        215           146           3         --         149
                                             ------      ----      ------     -----        ------        -----    ------      -----
Interest expense:
     Savings deposits . . . . . . . . . . .    58         48          3        109             1          (1)        --          --
     Borrowings and FHLB advances . . . . .    71         (7)        (8)        56            83          (1)        (1)         81
                                             ------      ----      ------     -----        ------        -----    ------      -----
          Total interest-bearing
               liabilities. . . . . . . . .   129         41         (5)       165            84          (2)        (1)         81
                                             ------      ----      ------     -----        ------        -----    ------      -----
Change in net interest income . . . . . . .  $ 66       $(21)       $ 5       $ 50          $ 62          $5         $1        $ 68
                                             ------      ----      ------     -----        ------        -----    ------      -----
                                             ------      ----      ------     -----        ------        -----    ------      -----

     YEARS ENDED SEPTEMBER 30, 1997 AND 1996 -- COMPARISON OF FINANCIAL CONDITION. PFB's total assets increased $797,000, or 2.5%, from $30,914,000 at September 30, 1996 to $31,711,000 at September 30, 1997. The increase was primarily due to cash received and invested from proceeds of $4,500,000 in advances received from the FHLB of Cincinnati. Savings deposits decreased $664,000, or 2.9%, from $23,036,000 at September 30, 1996 to $22,372,000 at
September 30, 1997. Net loans increased $887,000, or 4.0%, from $22,190,000 at September 30, 1996 to $23,077,000 at September 30, 1997. Cash and investment securities decreased $33,000, or 0.9%, from $3,548,000 at September 30, 1996 to $3,515,000 at September 30, 1997. The decrease in cash and investment securities was due primarily to the increase in net loans.

     COMPARISON OF OPERATING RESULTS -- NET INCOME. Net income increased $183,000, or 217.8%, from $84,000 in 1996 to $267,000 in 1997, primarily as a result of lower SAIF deposit insurance premiums.

     NET INTEREST INCOME. Net interest income increased $68,000, or 6.1%, from $1,110,000 in 1996 to $1,178,000 in 1997. The increase in net interest income was due primarily to an increase in total interest-bearing balances. The average balance of interest earning assets increased from $28,892,000 in 1996 to $30,369,000 in 1997 and total interest-bearing liabilities increased from $24,993,000 in 1996 to $26,470,000 in 1997. The average yield on interest-earning assets increased from 8.00% in 1996 to 8.10% in 1997. The average rate on interest-bearing liabilities increased from 4.80% in 1996 to 4.84% in 1997. The net interest margin increased from 3.20% in 1996 to 3.26% in 1997, and the net yield on interest earning assets increased from 3.85% in 1996 to 3.88% in 1997.

     Interest on loans receivable increased $146,000, or 7.8%, from $1,874,000 in 1996 to $2,020,000 in 1997, primarily as a result of an increase in the average yield and average balance. The average yield increased from 8.78% in 1996 to 8.82% in 1997, and the average balance increased from $21,341,000 in 1996 to $22,897,000 in 1997.

     Interest on investment securities increased $17,000, or 12.2%, from $139,000 in 1996 to $156,000 in 1997, primarily as a result of an increase in the average yield and average balance. The average yield decreased from 6.48% in 1996 to 6.16% in 1997.

     Interest on interest-earning deposits decreased $13,000, or 43.3%, from $30,000 in 1996 to $17,000 in 1997, primarily as a result of a decrease in the average balance from $932,000 in 1996 to $522,000 in 1997.

     Interest on mortgage-backed and related securities decreased minimally, from $268,000 in 1996 to $266,000 in 1997, primarily due to a decrease in the average balance from $4,473,000 in 1996 to $4,419,000 in 1997. The average yield increased from 5.98% in 1996 to 6.02% in 1997, primarily due to adjustable rate securities repricing at higher interest rates.

     Interest expense on deposits did not change in 1997, from $1,079,000 in 1996. The average rate was 4.72% in both 1996 and 1997. The average balance increased from $22,868,000 in 1996 to $22,881,000 in 1997.

     Interest on borrowed money increased $81,000, or 67.1%, from $121,000 in 1996 to $202,000 in 1997, primarily as a result of an increase in the average balance and average rate paid. The average balance increased from $2,125,000 in 1996 to $3,589,000 in 1997, primarily due to obtaining additional advances from the FHLB of Cincinnati. The average rate paid on borrowed money decreased from 5.69% in 1996 to 5.63% in 1997.

     PROVISION FOR LOAN LOSSES. The provision for loan losses increased $9,000, or 42.9%, from $12,000 in 1996 to $21,000 in 1997, primarily due to increased charge-offs. The allowance for loan losses as a percentage of total gross loans decreased from 1.00% in 1996 to .98% in 1997.

     NON-INTEREST INCOME. Non-interest income increased $37,000, or 40.7%, from $91,000 in 1996 to $128,000 in 1997, primarily as a result of increased service charges on deposit accounts and insurance premiums.

     NON-INTEREST EXPENSE. Non-interest expense decreased $176,000, or 16.8%, from $1,045,000 in 1996 to $869,000 in 1997, primarily due to the special one-time SAIF assessment in the amount of $139,000. Occupancy and equipment expense decreased $23,000, or 23.5%, from $98,000 in 1996 to $75,000 in 1997, primarily due to repairs to the main office in 1996.

     FEDERAL INCOME TAXES. Federal income taxes increased $88,000, from $61,000 in 1996 to $149,000 in 1997, primarily as a result of the income before federal income tax increasing from $170,000 in 1996 to $428,000 in 1997.

     NINE MONTHS ENDED JUNE 30, 1998 AND 1997 -- COMPARISON OF FINANCIAL CONDITION. Total assets increased $504,000, or 1.6%, from $31,711,000 at September 30, 1997 to $31,232,000 at June 30, 1998. The increase was due primarily to an increase in borrowed funds of $642,000. Net loans decreased $338,000, or 1.5%, from $23,076,000 at September 30, 1997 to $22,738,000 at June
30, 1998.

     COMPARISON OF OPERATING RESULTS -- NET INCOME. Net income decreased $9,000, or 4.5%, from $200,000 for the nine months ended June 30, 1997 to $191,000 for the nine months ended June 30, 1998.

     NET INTEREST INCOME. Net interest income decreased by $15,000 or 1.7%, from $885,000 for the nine months ended June 30, 1997 to $870,000 for the nine months ended June 30, 1998. The decreased net interest income was due primarily to the decrease in net interest margin from 3.88% for the nine months ended
June 30, 1997 to 3.77% for the nine months ended June 30, 1998.

     INTEREST INCOME. Interest income increased $45,000, or 2.5%, from $1,834,000 for the nine months ended June 30, 1997 to $1,879,000 for the nine months ended June 30, 1998. The increase in interest income was caused primarily by an increase in the average balance of interest earning assets
which more than offset the decrease in average yield.   The
increase in the average balance of interest-earning assets was due primarily to a increase in loans receivable and investment securities. The decrease in average yield on interest-earning assets was due primarily to lower interest rates on new loans and other interest-earning investments.

     INTEREST EXPENSE. Interest expense increased $60,000, or 6.3%, from $949,000 for the nine months ended June 30, 1997 to $1,009,000 for the nine months ended June 30, 1998. The increase was due to both an increase in the average balance of and average rate on interest-bearing liabilities.

     PROVISION FOR LOAN LOSSES. The provision for loan losses increased $3,000, or 20.0%, from $15,000 for the nine months ended June 30, 1997 to $18,000 for the nine months ended June 30, 1998. The increase was due primarily to a increase in the amount of loans being charged to the allowance for loan losses and an increase in the amount of loans outstanding.

     NON-INTEREST INCOME. Non-interest income decreased $4,000, or 4.7%, from $85,000 for the nine months ended June 30, 1997 to $81,000 for the nine months ended June 30, 1998. The increase was due primarily to decreased insurance commissions on loans.

     NON-INTEREST EXPENSE. Non-interest expense increased $1,000, or 0.2%, from $653,000 for the nine months ended June 30, 1997 to $654,000 for the nine months ended June 30, 1998. The increase in non-interest expense was due primarily to the increase in other operating expenses.

     FEDERAL INCOME TAXES. The federal income tax expense decreased $14,000, or 13.7%, from $102,000 for the nine months ended June 30, 1997 to $88,000 for the nine months ended June 30, 1998. The decrease was due primarily to lower net earnings before federal income tax.

     LIQUIDITY. PFB is required by OTS regulations to maintain minimum levels of specified liquid assets which are currently equal to 5% of deposits and borrowings. PFB's liquidity ratio for the month of June 1998 was 7.99%, and its regulatory liquidity was approximately $1,298,000 at June 30, 1998.

     PFB's principal sources of funds for investments and operations are net income, deposits from its primary market area, principal and interest payments on loans, investments and mortgage-backed securities and proceeds from maturing investment securities. Its principal funding commitments are for the origination of loans and the payment of maturing deposits. Deposit accounts are considered a primary source of funds supporting PFB's lending and investment activities. Deposit accounts were approximately $22,259,000 at June 30, 1998. PFB also uses the advances from the FHLB of Cincinnati as a source of funds; at June 30, 1998 there were $4,142,000 in FHLB advances outstanding. See Note 10 of Notes to Consolidated Financial Statements.

     PFB's most liquid assets are cash and cash equivalents, which are short-term highly liquid investments with original maturities of less than three months. The levels of such assets are dependent on PFB's operating, financing and investment activities at any given time. PFB's cash and cash equivalents totaled $832,000, $1,005,000, and $762,000 at June 30, 1998 and
at September 30, 1997 and 1996, respectively. The variations in levels of cash and cash equivalents were influenced by deposit flows and anticipated future deposit flows during the periods disclosed.

     At June 30, 1998, PFB had no commitments to originate loans or purchase investments other than loans in process in the amount of $67,000 and undisbursed lines of credit in the amount of $355,000. Management believes that the liquidity levels maintained are fully adequate to meet potential deposit outflows, loan demand and normal operations. See Note 18 of Notes to Consolidated Financial Statements.

     PFB's capital ratios are substantially in excess of the current capital requirements. At June 30, 1998, PFB's tangible and core capital amounted to 14.52% of adjusted total assets, or 13.02% and 11.52%, respectively, in excess of PFB's current 1.5% tangible and 3.0% core capital requirements. Additionally, PFB's risk-weighted assets ratio was 23.81% at June 30, 1998, or 15.81% in excess of PFB's 8.0% risk-based capital requirement.

     IMPACT OF INFLATION AND CHANGING PRICES. The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

     Unlike most companies, the assets and liabilities of a financial institution are primarily monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services, since such prices are affected by inflation. In the current interest rate environment, liquidity and the maturity structure of PFB's assets and liabilities are critical to the maintenance of acceptable performance levels.

     YEAR 2000 RISK ASSESSMENT AND ACTION PLAN. PFB is aware of the current concerns throughout the business community of reliance upon computer software that does not properly recognize the Year 2000 in date formats, often referred to as the "Year 2000 Problem." The Year 2000 Problem is the result of software being written using two digits rather than four digits to define the applicable year (i.e., "98" rather than "1998"). A failure by a business to properly identify and correct a Year 2000 Problem in its operations could result in system failures or miscalculations. In turn, this could result in disruptions of operations, including among other things a temporary inability to process transactions, or otherwise engage in routine business transactions on a day-to-day basis.

     Operations of PFB depend on the successful operation on a daily basis of its computer software programs. PFB relies upon software purchased from third-party vendors rather than internally generated software. In its analysis of the software, and based upon its ongoing discussions with these vendors, a plan of action has been put in place by PFB to minimize its risk exposure to the Year 2000 Problem. As part of the plan, an oversight committee has been set up to monitor vendor Year 2000 compliance and identify systems and equipment. PFB's most significant vendor, which processes all customer related data, has represented to PFB that it has completed its first and second rounds of Year 2000 testing and that final testing is expected to be completed prior to the end of 1998. In the event the Merger is not consummated and such vendor is unable to perform as currently anticipated, PFB has developed a contingency plan which would replace its computerized customer related data operations with a manual system.

     PFB also is educating and assisting customers in identifying their Year 2000 problems. PFB has developed policies and procedures to help identify potential risks to PFB and to gain a better understanding of how its customers are managing their own risks associated with the Year 2000 Problem. PFB has completed a Year 2000 risk assessment of borrowers in excess of $100,000 and depositors in excess of 5% of PFB's net worth and has determined that they constitute a "low" Year 2000 risk (i.e., that they have a minimal reliance on computers to conduct their businesses).

     As of June 30, 1998, Year 2000 compliance costs have not been material. PFB currently anticipates that its Year 2000 expenditures will total approximately $40,000.

NEW ACCOUNTING STANDARDS

     ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES. In June 1996, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES (SFAS 125). SFAS No. 125 requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value, if practicable. This statement also requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative fair values at the date of transfer. SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. However, in December 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 127, DEFERRAL OF THE EFFECTIVE DATE OF CERTAIN PROVISIONS OF FASB
STATEMENT NO. 125. This statement defers for one year the effective date of certain provisions of SFAS 125 relating to repurchase agreements, dollar-roll transactions, deferred securities lending and similar transactions. The effective date for all other transactions addressed by SFAS 125 is unchanged.
 PFB adopted SFAS 125 as of January 31, 1997. The adoption of SFAS 125 did not have a material impact on PFB's financial statements.

     REPORTING OF COMPREHENSIVE INCOME. In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, REPORTING OF COMPREHENSIVE INCOME (SFAS 130), which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of financial statements. This statement also requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

     This statement is effective for fiscal years beginning after December 15, 1997. Earlier application is permitted. Reclassification of financial statements for earlier periods provided for comparative purposes is required.

     DISCLOSURE ABOUT SEGMENTS AND RELATED INFORMATION. In June 1997, the FASB issued SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION (SFAS 131), which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. This statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement requires the reporting of financial and descriptive information about an enterprise's reportable operating segments.

     This statement is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. PFB believes that the adoption of SFAS 131 will not have a significant impact on its financial statements and disclosures as it operates in only one reportable segment.

     PENSIONS AND OTHER POSTRETIREMENT BENEFITS. The FASB recently issued SFAS No. 132, EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS (SFAS 132), which changes current financial statement disclosure requirements from those that were required under SFAS 87, EMPLOYERS' ACCOUNTING FOR PENSIONS, SFAS 88, EMPLOYERS' ACCOUNTING FOR SETTLEMENTS AND CURTAILMENTS OF DEFINED BENEFIT PENSION PLANS AND FOR TERMINATION BENEFITS, and SFAS 106, EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS.

     Some of the more significant effects of SFAS 132 are that it:

          - Standardizes the disclosure requirements for pensions and other postretirement benefits and presents them in one footnote.

          - Requires that additional information be disclosed regarding changes in the benefit obligation and fair values of plan assets.

          - Eliminates certain disclosures that are no longer considered useful, including general descriptions of the plans.

          -    Permits the aggregation of information about certain plans.

          -    Provides reduced disclosures requirements for nonpublic entities.

     SFAS 132 does not change the existing measurement or recognition provisions of the above standards and is effective for fiscal years beginning after December 15, 1997, though early application is permitted. PFB has not yet adopted SFAS 132 but does not expect that adoption will have a material impact on PFB's financial statements.

     DERIVATIVES. On June 16, 1998, the FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (SFAS 133). SFAS 133 requires companies to record derivatives on the balance sheet as assets or liabilities at fair value. Depending on the use of the derivative and whether it qualifies for hedge accounting, gains or losses resulting from changes in the values of those derivatives would either be recorded as a component of net income or as a change in stockholders' equity. PFB is required to adopt this new standard January 1, 2000. Management has not yet determined the impact of this standard.

OTHER DATA

     LOAN PORTFOLIO. PFB's primary source of income is interest on loans. Set forth below is selected data relating to the composition of PFB's loan portfolio on the dates indicated.


                                                                      At September 30,
                        ------------------------------------------------------------------------------------------------------------
                                1997                 1996                  1995                   1994                 1993
                        -------------------  -------------------   --------------------    ------------------  ---------------------
                         Amount        %      Amount        %       Amount         %       Amount        %      Amount          %
                        -------     -------  -------     -------   -------      -------    -------    -------  -------       -------
Type of Loan:
Real estate loans --
 Construction loans        $206       0.88%     $267       1.18%      $171        0.84%       $282      1.55%     $337         2.00%
 One-to-four- family
  residential            12,880       54.99   13,050       57.63    12,691        62.48     12,155      66.79   11,808        70.13
 Multi-family
  residential                --          --      ---          --        --           --         --         --      219         1.30
Non-residential           2,240        9.56    2,134        9.42     1,291         6.36      1,296       7.12    1,394         8.28
                        -------     -------  -------     -------   -------      -------    -------    -------  -------       -------
  Total real
  estate loans           15,326       65.43   15,451       68.24    14,153        69.68     13,733      75.46   13,758        81.71
                        -------     -------  -------     -------   -------      -------    -------    -------  -------       -------

Consumer loans --
 Automobiles and
  boat loans              1,328        5.67    1,385        6.12     1,181         5.81      1,072       5.89      855         5.08
Savings account loans       550        2.35      522        2.31       465         2.29        279       1.53      269         1.60
 Home improvement loans     427        1.82      401        1.77       323         1.59        202       1.11      193         1.15
 Other consumer           2,160        9.22    1,917        8.47     1,830         9.01      1,239       6.81      840         4.99
 Agricultural loans       1,426        6.09      945        4.17       453         2.23        431       2.37      176         1.05
 Commercial loans         2,205        9.41    2,022        8.93     1,906         9.38      1,242       6.83      746         4.43
                        -------     -------  -------     -------   -------      -------    -------    -------  -------       -------
  Total consumer and
   other loans            8,096       34.56    7,192       31.76     6,158        30.32      4,465      24.54    3,079        18.29
                        -------     -------  -------     -------   -------      -------    -------    -------  -------       -------
Total gross loans        23,422     100.00%   22,643     100.00%    20,311      100.00%     18,198    100.00%   16,837       100.00%
                                    -------              -------                -------               -------                -------
                                    -------              -------                -------               -------                -------
Less:
 Loans in process            34                  148                    90                     222                 267
 Discounts and other         81                   80                    70                      60                  26
  Loan loss reserve         230                  225                   215                     210                 170
                        -------              -------               -------                 -------             -------
   Total                $23,077              $22,190               $19,936                 $17,706             $16,374
                        -------              -------               -------                 -------             -------
                        -------              -------               -------                 -------             -------

     LOAN MATURITY SCHEDULE. The following table sets forth certain information at September 30, 1997 regarding the dollar amount of loans maturing in PFB's portfolio based on their contractual terms to maturity, including scheduled repayments of principal. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less.


                                      Due during      Due after 1      Due after 5    Due after 10
                                       the year        through 5       through 10      through 15      Due after 15
                                        ending        years after      years after     years after      years after
                                       September       September        September       September        September
                                       30, 1998        30, 1997         30, 1997        30, 1997         30, 1997          TOTAL
                                      -------------------------------------------------------------------------------------------
                                                                             (In thousands)
Real estate mortgage (1)                $  600          $3,057           $4,407          $4,446           $2,781         $15,291
Consumer                                   856           2,134            1,279             196               --           4,465
Commercial and agricultural              1,842           1,403              259              85               42           3,631
                                      -------------------------------------------------------------------------------------------
     TOTAL                              $3,298          $6,594           $5,945          $4,727           $2,823         $23,387
                                      -------------------------------------------------------------------------------------------
                                      -------------------------------------------------------------------------------------------

     (1)  Includes construction loans less loans in process.

     The following table sets forth at September 30, 1997, the dollar amount of all loans due one year after September 30, 1997 which have predetermined interest rates and have floating or adjustable interest rates.


                                  Predetermined       Floating or
                                       Rates       Adjustable Rates
                                  -------------    ----------------
     Real estate mortgage . . . .  $    7,395        $    7,896
     Consumer . . . . . . . . . .       4,465               --
     Commercial and agricultural.       2,671               960
                                  -------------    ----------------
         Total. . . . . . . . . .  $   14,531        $    8,856
                                  -------------    ----------------
                                  -------------    ----------------

     NON-PERFORMING LOANS AND OTHER PROBLEM ASSETS. The following table sets forth information with respect to PFB's non-performing assets at the dates indicated. PFB did not have any restructured loans within the meaning of Statement of Financial Accounting Standards No. 15 at the indicated dates.


                                                                      At September 30,
                                        At June 30,    ------------------------------------------------
                                           1998        1997       1996       1995       1994       1993
                                        -----------    ----       ----       ----       ----       ----
Loans accounted for on a
     non-accrual basis:  (1)
     Real Estate:
     Residential                            $--        $--        $--        $--        $--        $--
     Commercial                              --         --         --         --         --         --
Commercial business                          --         --         --         --         --         --
Consumer                                     --         --         --         --         --         --
                                         --------    ------     ------     ------      -----     ------
          Total                             $--        $--        $--        $--        $--        $--
                                         --------    ------     ------     ------      -----     ------
                                         --------    ------     ------     ------      -----     ------

Accruing loans which are
     contractually past due 90
     days or more:
     Real Estate:
     Residential                           $139       $124       $116       $181       $159       $119
     Commercial                              --         52         51         54         11         --
Commercial business                          --         --         --         --         --         --
Consumer                                     35         23         74         67         53         54
                                         --------    ------     ------     ------      -----     ------
          Total                            $174       $199       $241       $302        223       $173
                                         --------    ------     ------     ------      -----     ------
                                         --------    ------     ------     ------      -----     ------

          Total of non-accrual
               and 90 days past
               due loans                   $174       $199       $241       $302       $223       $173
                                         --------    ------     ------     ------      -----     ------
                                         --------    ------     ------     ------      -----     ------

Percentage of total loans                  0.75%      0.85%      1.06%      1.49%      1.23%      1.03%
                                         --------    ------     ------     ------      -----     ------
                                         --------    ------     ------     ------      -----     ------


Other non-performing
     assets (2)                             $--        $21         $2        $--        $--        $--
                                         --------    ------     ------     ------      -----     ------
                                         --------    ------     ------     ------      -----     ------

---------------
(1) Non-accrual status denotes loans on which, in the opinion of management, the collection of additional interest is unlikely. Payments received on a non-accrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on assessment of the collectibility of the loan.
(2) Other non-performing assets represents property acquired by PFB through foreclosure or repossession or accounted for as a foreclosure in-substance. This property is carried at the lower of its fair market value or the principal balance of the related loan, whichever is lower.


     At September 30, 1997, there were no loans which were not classified as non-accrual, 90 days past due or restructured but where known information about possible credit problems of borrowers caused management to have serious concerns as to the ability of the borrowers to comply with present loan repayment terms and may result in disclosure as non-accrual, 90 days past due or restructured amounted. At September 30, 1997, management was not aware of any loans not currently classified as non-accrual, 90 days past due or restructured but which may be so classified in the near future because of concerns over the borrower's ability to comply with repayment terms.

     Federal regulations require savings institutions to classify their assets on the basis of quality on a regular basis. In addition, in connection with examinations of such institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. An asset is classified substandard if it is determined to be inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. As a general rule, PFB will classify a loan as substandard if PFB can no longer rely on the borrower's income as the primary source for repayment of the indebtedness and must look to secondary sources such as guarantors or collateral. An asset is classified as doubtful if full collection is highly questionable or improbable. An asset is classified as loss if it is considered uncollectible, even if a partial recovery could be expected in the future. The regulations also provide for a special mention designation, described as assets which do not currently expose a savings association to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving management's close attention. Assets classified as substandard or doubtful require a savings association to establish general allowances for loan losses. If an asset or portion thereof is classified loss, a savings association must either establish specific allowances for loan losses in the amount of the portion of the asset classified loss, or charge off such amount. Federal examiners may disagree with an institution's classifications and amounts reserved. If a savings institution does not agree with an examiner's classification of an asset, it may appeal this determination to the OTS Regional Director. At September 30, 1997, PFB had $225,000 in assets classified as substandard, no loans classified as doubtful or loss and no loans designated as special mention.


     Management believes there is no single non-performing asset which presents a significant risk to PFB.

     ALLOWANCE FOR LOAN LOSSES. In originating loans, PFB recognizes that credit losses will occur and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan. It is management's policy to maintain an adequate general allowance for loan losses based on, among other things, the Bank's and the industry's historical loan loss experience, evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality. Further, after properties are acquired following loan defaults, additional losses may occur with respect to such properties while PFB is holding them for sale, and it is management's policy to maintain a separate general allowance for additional losses on properties held by PFB as real estate owned. PFB increases its allowances for loan losses and losses on real estate owned by charging provisions for possible losses against PFB's income. Specific reserves also are recognized against specific assets when warranted.

     While PFB believes it has established its existing allowances for loan losses in accordance with generally accepted accounting principles, there can be no assurance that regulators, in reviewing PFB's loan portfolio, will not request PFB to significantly increase its allowance for loan losses, thereby negatively affecting PFB's financial condition and earnings.

     The following table analyzes activity in PFB's allowance for loan losses for the periods indicated.

                                                      Nine Months Ended          Year Ended September 30,
                                                           June 30,       -------------------------------------
                                                             1998           1997          1996            1995
                                                           -------        -------       --------        -------
Balance at beginning of period . . . . . . .                 $230           $225           $215           $210
                                                           -------        -------       --------        -------
Loans charged-off:
  Real estate - mortgage:
    Residential. . . . . . . . . . . . . . .                  $10            $--            $--            $--
    Commercial . . . . . . . . . . . . . . .                    0             --             --             --
  Real estate - construction . . . . . . . .                    0             --             --             --
  Commercial business and agricultural . . .                    0             16             --             --
  Consumer . . . . . . . . . . . . . . . . .                   16              8              7             10
                                                           -------        -------       --------        -------
Total charge-offs. . . . . . . . . . . . . .                   26             24              7             10

Recoveries:
  Real estate - mortgage:
    Residential. . . . . . . . . . . . . . .                    0             --             --             --
    Commercial . . . . . . . . . . . . . . .                    2             --             --             --
  Real estate - construction . . . . . . . .                    0             --             --             --
  Commercial business and agricultural . . .                    4              4              5              4
  Consumer . . . . . . . . . . . . . . . . .                    4              4              1             --
                                                           -------        -------       --------        -------
Total recoveries . . . . . . . . . . . . . .                   10              8              6              4

Net loans charged-off. . . . . . . . . . . .                   16             16              1              6
                                                           -------        -------       --------        -------

Provision for loan losses. . . . . . . . . .                   18             21             11             11
                                                           -------        -------       --------        -------
Balance at end of period . . . . . . . . . .                 $232           $230           $225           $215
                                                           -------        -------       --------        -------
                                                           -------        -------       --------        -------
Ratio of net charge-offs to average
  loans outstanding during the period. . . .                0.07%          0.07%         0.004%          0.04%
                                                           -------        -------       --------        -------
                                                           -------        -------       --------        -------

     See Note 5 of Notes to Consolidated Financial Statements.

     PFB evaluates the allowance for loan losses on a regular basis. At September 30, 1997, the allowance was .99% of total net loans, compared to 1.00% and 1.06% at September 30, 1996 and 1997, respectively. At June 30, 1998, the allowance was 1.01% of total net loans.

     The following table sets forth a breakdown of the allowance for loan losses by loan category at the dates indicated. Management believes that the allowance can be allocated by category only on an approximate basis. These allocations are not necessarily indicative of future losses and do not restrict the use of the allowance to absorb losses in any loan category.

                                                                     Year Ended September 30,
                                       At June 30,       ----------------------------------------------------
                                           1998                1997              1996              1995
                                     ------------------  ----------------- ----------------  ----------------
                                             Percent of         Percent of        Percent of          Percent
                                              Loans in           Loans in          Loans in          of Loans
                                                Each               Each              Each             in Each
                                              Category           Category          Category          Category
                                              to Total           to Total          to Total          to Total
                                     Amount    Loans     Amount    Loans   Amount    Loans    Amount   Loans
                                     ------   -------    ------   -------  ------  ---------  ------  -------
Real estate - mortgage:
   Residential 1-4 family             $37      55.32%      $37      54.99%   $34      57.63%     $37   62.48%
   Commercial - multi-family           49       7.35        53       9.56     42       9.42       32    6.36
Real estate - construction              2       0.25         2       0.88      2       1.18        2    0.84
Commercial business and
     agricultural                      80      15.66        78      15.50     78      13.10       78   11.61
Consumer                               64      21.42        60      19.07     66      18.67       66   18.71
                                     -----    ------     ------    ------   -----    ------    -----  -------

   Total allowance for loan losses   $232     100.00%     $230     100.00%  $225     100.00%    $215  100.00%
                                     -----               ------             -----              -----
                                     -----               ------             -----              -----

     INVESTMENT ACTIVITIES. PFB is required under federal regulations to maintain a minimum amount of liquid assets equal to 5.0% of the net withdrawal savings and current borrowings. It has generally been the Bank's policy to maintain a liquidity portfolio in excess of regulatory requirements. At September 30, 1997, PFB's liquidity ratio was 12.2% with the monthly average being 13.2%. Liquidity levels may be increased or decreased depending upon the yields on investment alternatives, management's judgment as to the attractiveness of the yields then available in relation to other opportunities, management's expectations of the level of yield that will be available in the future and management's projections as to the short-term demand for funds to be used in PFB's loan origination and other activities.

     The general objectives of PFB's investment policy are to assure the safe and sound investment of the assets of PFB, to provide sufficient liquidity to meet operating and funding needs, and to comply with regulatory liquidity requirements. All securities and investments are recorded on the books of PFB in accordance with generally accepted accounting principles. PFB purchases securities and investments solely for investments and not for any sale or trading. All purchases of securities and investments conform to PFB's interest rate risk policy. The type of investments allowed under the investment policy are only those which qualify as liquid investments under current regulations. These investments include the demand, overnight and certificate of deposit accounts at the FHLB of Cincinnati. Investments may be made in certificates of deposit and savings accounts in other financial institutions insured by the FDIC so long as the total investment with accrued interest does not exceed the $100,000 insurance limit per each institution. Other investments allowed consist of direct U.S. government obligations and other government agencies that have the full faith and credit backing of the U.S. Government. At September 30, 1997, the investments qualifying as liquid investment consisted of interest-earning deposits in the FHLB of Cincinnati in the amount of $360,000 and U.S. Government Agency securities of $1,693,000.

     Due to limited opportunities for loan originations in PFB's market area and pursuant to its asset/liability management strategy, PFB has invested in mortgage-backed securities and mortgage-derivative securities, or collateralized mortgage obligations/real estate mortgage investment conduits ("CMO/REMICs").
At September 30, 1997, the total amount of investments in mortgage-backed securities was $285,000, all of which were adjustable-rate securities. The total amount of investment in CMO/REMICs at September 30, 1997, was $4,100,000, with $3,598,000 in adjustable-rate securities (with an average yield of 5.9%) and $502,000 in fixed-rate securities (with an average yield of 6.5%). The adjustable-rate CMO/REMICs owned by PFB at September 30, 1997 are scheduled to repay principal in accordance with a predetermined schedule, and pay interest and reset monthly based on the 11th District cost-of-funds index and 10-year Treasury index. The securities have lifetime interest caps of 10% and 9.5%. The fixed-rate CMO/REMICs owned by PFB at September 30, 1997 are short, average-life investments with remaining average lives ranging from 5 to 10 years. All fixed-rate CMO/REMICs are currently paying principal or are scheduled to repay principal in accordance with a predetermined schedule.

     CMOs and REMICs are securities derived by reallocating the cash flows from mortgage-backed securities in order to create multiple classes, or tranches, of securities with coupon rates and average lives that differ from the underlying collateral as a whole. CMO/REMICs are subject to repayment by the mortgagors of the underlying collateral at any time. Such prepayment may subject the CMO/REMICs to yield and price volatility. To assess this volatility, the Federal Financial Institutions Examination Council adopted a policy in 1992, which has since been adopted by all principal regulatory authorities, regarding the suitability of investment in certain mortgage derivative securities. This policy establishes a three-part risk measurement test for fixed-rate, and a one-part test for adjustable-rate, derivative instruments. Securities failing any one of the tests when purchased are deemed to be "unsuitable" investments and must be transferred into a "trading" portfolio reported at market value. At September 30, 1997, all of PFB's mortgage derivative securities in its investment portfolio met the criteria established by the policy to be designated as non-high-risk securities for continued classification as suitable investments. See Note 3 of Notes to Consolidated Financial Statements.

     Prepayments in PFB's mortgage-backed and mortgage derivative securities portfolios may be affected by declining and rising interest rate environments. In a low and falling interest rate environment, prepayments would be expected to increase. In such an event, PFB's fixed-rate securities purchased at a premium price could result in actual yields to PFB that are lower than anticipated yields. PFB's floating rate securities would be expected to generate lower yields as a result of the effect of falling interest rates on the indexes for determining payment of interest. Additionally, the increased principal payments received may be subject to reinvestment at lower rates. Conversely, in a period of rising rates, prepayments would be expected to decrease, which would make less principal available for reinvestment at higher rates. In a rising rate environment, floating rate instruments would generate higher yields to the extent that the indexes for determining payment of interest did not exceed the life-time interest rate caps on the Bank's CMO/REMICs.

     PFB purchases investment securities pursuant to an investment policy established by the Board of Directors. The stated objective of the investment policy is to assure the safe and sound investment of the Bank's assets.

     The carrying values and estimated market values of investment securities at September 30, 1997 and 1996 are summarized in Note 2 of Notes to Consolidated Financial Statements.

     The following table sets forth the scheduled maturities, carrying values, market values and average yields for PFB's investment securities at September 30, 1997.

                     One Year or Less   One to Five Years   Five to Ten Years  More than Ten Years   Total Investment Portfolio
                   Carrying  Average    Carrying  Average   Carrying   Average   Carrying   Average   Carrying  Market  Average
                     Value    Yield      Value     Yield      Value     Yield     Value      Yield      Value    Value   Yield
                   --------  -------    --------  -------   --------   -------   --------   -------   --------  ------  -------
Investment
   securities:
 U.S. government
   and agency
   securities       $  800     5.90%     $  893     5.86%    $  492     7.04%       --         --%    $ 2,185   $ 2,190   6.14%
Mortgage derivative
   securities           --       --          --       --         --       --    $4,100       5.91%      4,100     3,887   5.91
Federal funds sold     350     5.30%         --       --         --       --        --         --         350       350   5.30
Interest-earning
   deposits and
   certificates of
   deposits            360     5.20%         --       --         --       --        --         --         360       360   5.20
FHLB of Cincinnati
   stock                --       --          --       --         --       --       310       7.00%        310       310   7.00
                    ------     -----     ------     -----     -----     -----   ------       -----      -----     -----   -----

     TOTAL          $1,510     5.59%        893     5.86%    $  492      7.04%  $4,410       5.99%    $ 7,305   $ 7,097   5.96%
                    ------               ------               -----             ------                  -----     -----
                    ------               ------               -----             ------                  -----     -----


     DEPOSITS. Deposits are attracted principally from within PFB's primary market area through the offering of a broad selection of deposit instruments, including passbook savings, NOW accounts, money market accounts and certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate.

     PFB's policies are designed primarily to attract deposits from local residents rather than to solicit deposits from areas outside of its primary market. PFB does not accept deposits from brokers due to the volatility and rate sensitivity of such deposits. Interest rates paid, maturity terms, service fees and withdrawal penalties are established by PFB on a periodic basis. Determination of rates and terms are predicated upon funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal regulations.

     The following table indicates the amount of PFB's certificates of deposit and other time deposits of $100,000 or more by time remaining until maturity at September 30, 1997.


               MATURITY PERIOD                           DEPOSITS
                                                    (In thousands)
               Three months or less. . . . . . . .        $   242
               Over three through six months . . .            300
               Over six through 12 months. . . . .            204
               Over 12 months. . . . . . . . . . .            605
                                                          -------
                   Total . . . . . . . . . . . . .        $ 1,351
                                                          -------
                                                          -------

     The following table sets forth the average balances and interest rates based on monthly balances for transaction accounts and time deposits for the periods indicated.


                                                 Year Ended September 30,
                       -------------------------------------------------------------------------------
                                1997                      1996                           1995
                       -------------------------------------------------------------------------------
                       Transaction    Time      Transaction    Time           Transaction       Time
Deposits                 Accounts   Deposits     Accounts     Deposits         Accounts       Deposits
--------               -----------  --------    -----------   --------        -----------     --------
                                               (Dollars in thousands)

Average balance . .      $ 7,184     $ 5,697     $7,361        $15,507          $7,732         $13,909
Average rate. . . .        2.75%       5.61%      2.78%          5.64%           2.83%           5.41%

___________
(1) Transaction accounts include non-interest-bearing checking, NOW, passbook and money market accounts.


SELECTED FINANCIAL RATIOS

                                                                                          June 30,
                                                                                      ----------------
                                                                                      1998        1997
                                                                                      ----------------
                                                                                         (Annualized)
 Return on assets (net income divided by average total assets). . . . . . . . . .      0.80%       0.86%
 Return on equity (net income divided by average equity). . . . . . . . . . . . .      5.64%       6.10%

 Equity-to-assets ratio (average equity divided by average total assets). . . . .     14.10%      14.11%

 Interest rate spread . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.18%       3.35%
 Net interest margin. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.77%       3.88%


REGULATORY CAPITAL RATIOS

                                   At June 30, 1998      At September 30, 1997
                                   ----------------      ---------------------
                                             % of                      % of
                                 Amount    Assets (1)     Amount     Assets (1)
                                 ------    ----------     ------     ----------
                                               (Dollars in thousands)
 Tangible Capital                 $4,535    14.52%        $4,460       14.06%
 Core Capital                      4,535    14.52%         4,460       14.06%
 Risk Based Capital                4,643    23.81%         4,690       23.90%

____________________
(1) Based on adjusted total assets for purposes of the tangible capital and core capital requirements, and risk-weighted assets for purpose of the risk-based capital requirement.

                          DESCRIPTION OF NCBE CAPITAL STOCK

AUTHORIZED SHARES

     NCBE's Articles of Incorporation presently authorize the issuance of 29,000,000 common shares, without par value ("NCBE Common"), and 1,000,000 preferred shares, without par value ("NCBE Preferred"). As of October 16, 1998, there were 14,551,145 shares of NCBE Common issued and outstanding and no shares of NCBE Preferred issued and outstanding.

NCBE COMMON

     The holders of NCBE Common are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding NCBE Preferred, holders of NCBE Common are entitled to receive ratably such dividends as may be declared by the NCBE Board out of funds legally available therefor. In the event of a liquidation or dissolution of NCBE, holders of NCBE Common are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding NCBE Preferred.

     Holders of NCBE Common have no preemptive rights and have no rights to convert their NCBE Common into any other securities. All of the outstanding shares of NCBE Common are, and the shares of NCBE Common issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable.

NCBE PREFERRED

     The NCBE Board is authorized to designate any series of NCBE Preferred and the powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereof without further action by the holders of NCBE Common. As of the Record Date, no shares of NCBE Preferred were issued or outstanding.

     The NCBE Board may create and issue a series of NCBE Preferred with rights, privileges or restrictions, and adopt a shareholder rights plan, having the effect of discriminating against an existing or prospective holder of such securities as a result of such security holder beneficially owning or commencing a tender offer for a substantial amount of NCBE Common. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquiror to obtain control of NCBE by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of NCBE's management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of NCBE without any further action by the shareholders of NCBE. NCBE has no present intention to adopt a shareholder rights plan, but could do so without shareholder approval at any future time.

CERTAIN PROVISIONS OF ARTICLES OF INCORPORATION AND BY-LAWS

     Certain provisions of NCBE's Articles of Incorporation and By-laws may delay or make more difficult unsolicited acquisitions or changes of control of NCBE. Such provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change in control of NCBE, although such proposals, if made, might be considered desirable by a majority of NCBE's shareholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current management of NCBE without the concurrence of the Board of Directors. These provisions include: (i) the classification of the Board of Directors into three classes, each class serving "staggered" terms of office of three years; (ii) the requirement that any business combination be approved by the holders of 80% of the shares entitled to vote thereon, unless the transaction has been approved by NCBE's Board of Directors; and
(iii) requirements for advance notice for making nominations at shareholders' meetings. See "COMPARISON OF SHAREHOLDER RIGHTS."

     NCBE's By-laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. Although NCBE's By-laws do not give the Board of Directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposals without regard to whether consideration of such nominees or proposals might be harmful or beneficial to NCBE and its shareholders.

CERTAIN PROVISIONS OF THE IBCL

     NCBE is a corporation formed under the Indiana Business Corporation Law (the "IBCL"). Certain provisions of the IBCL may delay, prevent or make more difficult changes of control of NCBE. Such provisions also may have the effect of preventing changes in the management of NCBE. It is possible that such provisions could make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interests. See "COMPARISON OF SHAREHOLDER RIGHTS -- Business Combinations" and "COMPARISON OF SHAREHOLDER RIGHTS -- Control Share Acquisitions."

TRANSFER AGENT

     Fifth Third Bank, Cincinnati, Ohio is the transfer agent for shares of NCBE Common.

                           COMPARISON OF SHAREHOLDER RIGHTS

     NCBE is a corporation formed under the IBCL. PFB is a federal stock savings bank formed under the Home Owner's Loan Act, as amended, and related rules and regulations of the OTS. The rights of holders of shares of NCBE Common are governed by the IBCL and by NCBE's Articles of Incorporation and Bylaws. The rights of holders of shares of PFB Common are governed by federal law and by PFB's Federal Stock Charter and Bylaws. The rights of shareholders of PFB differ in certain respects from the rights which they would have as shareholders of NCBE. A summary of the material differences between the respective rights of the shareholders of NCBE and PFB is set forth below.

CLASSIFIED BOARD OF DIRECTORS

     NCBE. The Articles of Incorporation and By-laws of NCBE divide the Board of Directors into three classes, as nearly equal in number as possible, with each class of directors serving a staggered term of three years. The purpose of a classified Board of Directors is to promote stability and continuity within the Board. However, a classified Board of Directors also has the effect of decreasing the number of directors that may otherwise be elected by holders of NCBE Common and, therefore, may have the effect of precluding a contest for the election of directors or delay, prevent or make more difficult changes in control of NCBE.

     PFB. PFB also has a classified Board of Directors. The By-laws of PFB provide for a Board of Directors of six members, with members in each of the three classes of directors serving a three-year term of office.

BUSINESS COMBINATIONS

     NCBE. Under the IBCL, a majority of the shares entitled to vote on a proposed plan of merger or share exchange is required for approval unless any class or series of shares is entitled to vote separately as a class on the plan. However, the vote of the shareholders of the surviving corporation on a plan of merger is not required if (i) the articles of incorporation of the surviving corporation will not differ from its articles before the merger,
(ii) each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same proportionate number of shares held by all such shareholders (except for shares of the surviving corporation received solely as a result of the shareholder's proportionate shareholdings in the other corporations party to the merger), with identical designations, preferences, limitations and relative rights, immediately after the merger,
(iii) the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than 20% the total number of voting shares of the surviving corporation outstanding immediately before the merger, and (iv) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than 20% the total number of participating shares of the surviving corporation outstanding immediately before the merger. NCBE's Articles of Incorporation require the affirmative vote of 80% of the shares entitled to vote on any merger, consolidation or acquisition of NCBE by another corporation that is not approved by NCBE.

     The IBCL also restricts the ability of a "resident domestic corporation" to engage in any combination with an "interested shareholder" for five years after the interested shareholder's date of acquiring shares unless the combination or the purchase of shares by the interested shareholder on the interested shareholder's date of acquiring shares is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested shareholder may effect a combination after the five-year period only if such shareholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria. A "resident domestic corporation" means an Indiana corporation that has 100 or more shareholders. "Interested shareholder" means any person, other than the resident domestic corporation or its subsidiaries, who is (i) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (ii) an affiliate or associate of the resident domestic corporation and at any time within the five-year period immediately before the date in question was the beneficial owner of 10% or more of the voting power of the outstanding shares of the resident domestic corporation. The above provisions do not apply to a corporation that so elects in an amendment to its articles of incorporation approved by a majority of the disinterested shares. Such an amendment, however, would not become effective for 18 months after its passage and would apply only to stock acquisitions occurring after its effective date. NCBE's Articles of Incorporation do not exclude it from the restrictions imposed by such provisions.

     PFB. Section 8.A. of PFB's Federal Stock Charter provides that, for five years from the date of consummation of the conversion of PFB from the mutual to stock form (i.e., until May 9, 1999), no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of PFB. In connection with the Merger Agreement, the Board of Directors of PFB is recommending to shareholders an amendment to the Federal Stock Charter to delete Section 8.A. in its entirety effective at, and contingent upon, consummation of the Merger. See "RELATED CHARTER AMENDMENT."

     The Home Owners' Loan Act provides that no company may acquire control of a savings institution without the prior approval of OTS. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation by OTS. Pursuant to OTS regulations governing acquisitions of control, control of an insured institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of an insured institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or more than 25% of any class of stock, of an insured institution, where certain enumerated "control factors" are also present in the acquisition.

     In addition to the foregoing restrictions, under the Change in Bank Control Act, no person, acting directly or indirectly or in concert with one or more other persons, may acquire control of a savings institution unless the OTS has been given 60 days prior notice. Control is deemed to exist under the presumptions set forth in the OTS regulations governing acquisitions of control, as described in the preceding paragraph. In the event a person or entity acquires 10% or more of any class of a savings institution's stock, but does not trigger a presumption of control under the OTS regulations, it is required to file an informational report with the OTS disclosing its ownership.

REMOVAL OF DIRECTORS

     NCBE. Under the IBCL, directors may be removed in any manner provided in the corporation's articles of incorporation. NCBE's Articles of Incorporation provide that a member of the Board of Directors may be removed, only for good cause and only at a meeting of the shareholders called expressly for that purpose, by the affirmative vote of the holders of outstanding shares representing at least sixty-six and two-thirds percent (66-2/3%) of all the votes then entitled to be cast in an election of directors.

     PFB. Under PFB's Bylaws, any director may be removed for cause at a meeting of shareholders called for such purpose, by the holders of a majority of all votes then entitled to be cast in an election of directors. If less than the entire board is to be removed, no director may be removed if the votes cast against removal would be sufficient to elect a director if voted on a cumulative basis.

AMENDMENTS TO ARTICLES OF INCORPORATION

     NCBE. The IBCL provides that, unless a greater vote is required under a specific provision of the IBCL or by a corporation's articles of incorporation or its board of directors, a corporation may amend its articles of incorporation upon the affirmative vote of the holders of a greater number of shares cast in favor of the amendment than the holders of shares cast against the amendment, unless the amendment would create dissenters' rights in which case a favorable vote of the holders of a majority of the outstanding shares is required. Under the IBCL, a corporation's board of directors may condition its submission of a proposed amendment to the shareholders of the corporation on any basis, including the requirement of the affirmative vote of holders of a greater percentage of the voting shares of the corporation than otherwise would be required under the IBCL. NCBE's Articles of Incorporation provide that any amendment to the provisions concerning business combinations must be approved by the holders of eighty percent (80%) of the outstanding voting shares.

     PFB. PFB's Federal Stock Charter provides that it may be amended only if the amendment is first proposed by PFB's Board of Directors, then preliminarily approved by the OTS, and thereafter approved by the holders of a majority of the outstanding shares of PFB Common Stock. The Bylaws of PFB may be amended by the vote of either a majority of the Board of Directors or the holders of a majority of the outstanding shares of PFB Common Stock.

VOTING RIGHTS

     NCBE. Holders of shares of NCBE Common are entitled to one vote per share on all matters to be voted upon by the shareholders.

     PFB. On all matters other than the election of directors, holders of shares of PFB Common are entitled to one vote per share on all matters to be voted upon by the shareholders. Until May 9, 1999, PFB shareholders are not entitled to cumulative voting on election of directors. Cumulative voting means a shareholder may cast a number of votes equal to the number of shares owned multiplied by the number of directors to be elected for one or more nominees.

SPECIAL MEETINGS OF SHAREHOLDERS

     NCBE. The IBCL provides that a corporation with more than 50 shareholders must hold a special meeting of shareholders on demand of its board of directors or the persons specifically authorized to do so by the corporation's articles or by-laws. NCBE's Articles of Incorporation and By-laws provide that the Chairman of the Board of Directors, the President, or a majority of the Board of Directors may call a special meeting of shareholders. Further, a special meeting of the shareholders will be called upon the receipt of a written request describing in reasonable detail the purposes of the meeting from the holders of shares representing at least eighty percent (80%) of all the votes entitled to be cast (so long as NCBE has more than 50 shareholders) on any issue proposed to be considered at the proposed special meeting.

     PFB. PFB's Bylaws provide that special meetings of the shareholders may be called at any time, for any stated purpose or purposes, by the Chairman of the Board, the President, a majority of the Board of Directors or the holders of 10% or more of all the outstanding shares. However, until May 9, 1999, special meetings of stockholders called to consider matters relating to changes in control or amendment of PFB's Federal Stock Charter may only be called by the Board of Directors.

CONTROL SHARE ACQUISITIONS

     NCBE. Pursuant to the IBCL, an "acquiring person" who makes a "control share acquisition" in an "issuing public corporation" may not exercise voting rights on any "control shares" unless such voting rights are conferred by a majority vote of the disinterested shareholders of the issuing corporation at a special meeting of such shareholders held upon the request and at the expense of the acquiring person. Unless otherwise provided in a corporation's articles of incorporation or by-laws before a control share acquisition has occurred, in the event that control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all voting power, all shareholders of the issuing corporation have dissenters' rights to receive the fair value of their shares. "Control shares" means shares acquired by a person that, when added to all other shares of the issuing public corporation owned by that person or in respect of which that person may exercise or direct the exercise of voting power, would otherwise entitled that person to exercise voting power of the issuing public corporation in the election of directors within any of the following ranges: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority or more. "Control share acquisition" means, subject to certain exceptions, the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. Shares acquired within 90 days or pursuant to a plan to make a control share acquisition are considered to have been acquired in the same acquisition. "Issuing public corporation" means a corporation which is organized in Indiana, has 100 or more shareholders, its principal place of business, its principal office or substantial assets within Indiana and either (i) more than 10% of its shareholders resident in Indiana, (ii) more than 10% of its shares owned by Indiana residents or (iii) 10,000 shareholders resident in Indiana. The above provisions do not apply if, before a control share acquisition is made, the corporation's articles of incorporation or by-laws (including a board adopted by-law) provide that said provisions do not apply. NCBE's Articles of Incorporation and By-laws do not exclude NCBE from the restrictions imposed by such provisions. Further, NCBE's Articles of Incorporation opt into a provision of the IBCL that allows NCBE to redeem an acquiring person's control shares under certain circumstances, including the person's failure to file an acquiring person statement regarding the control shares.

     PFB. There is no comparable provision under federal law.

INDEMNIFICATION

     NCBE. Pursuant to the IBCL, NCBE is obligated to indemnify certain officers and directors in connection with liabilities arising from legal proceedings resulting from such person's service to NCBE in certain circumstances. NCBE may also voluntarily undertake to indemnify certain persons acting on NCBE's behalf in certain circumstances. The IBCL provides for mandatory indemnification of directors and officers of Indiana corporations and permissive indemnification of directors, officers, employees and agents of corporations who are made parties to proceedings as a result of their relationship with such corporation. The IBCL also applies to individuals who are serving at such corporation's request as directors, officers, employees and agents of such corporation's subsidiaries. The IBCL requires corporations, unless limited by their articles of incorporation, to indemnify any director or officer against reasonable expenses incurred in connection with any proceeding to which such person was a party if the individual is wholly successful on the merits. The IBCL authorizes corporations to indemnify any director, officer, employee or agent against liability incurred in such a proceeding generally if the individual's conduct was in good faith and the individual reasonably believed, in the case of conduct in the individual's official capacity, that his or her conduct was in the corporation's best interests and in all other cases that his or her conduct was not opposed to the best interests of such corporation. The IBCL further authorizes any court of competent jurisdiction, unless the articles of incorporation provide otherwise, to order indemnification generally if the court determines a director or officer of a corporation is entitled to mandatory indemnification or is otherwise fairly and reasonably entitled to indemnification in view of all the relevant circumstances. The IBCL also authorizes corporations to advance reasonable expenses in advance of final disposition of a proceeding generally if the individual affirms in writing a good faith belief that he satisfies the standard of conduct for permissive indemnification, the individual undertakes in a signed writing to repay the advance if it is determined he does not satisfy the standard of conduct for permissive indemnification and the corporation determines that the facts then known do not preclude indemnification. Finally, the IBCL authorizes further indemnification to the extent that the corporation may provide in its articles of incorporation, by-laws, a resolution of the board of directors or the shareholders or any other authorization, whenever adopted, after notice, by a majority vote of holders of all the voting shares then issued and outstanding. NCBE's Articles of Incorporation do not contain provisions altering the statutory provisions.

     PFB. PFB is required by OTS regulations to indemnify its directors, officers and employees against legal and other expenses incurred in defending lawsuits brought against them by reason of the performance of their official duties. Indemnification may be made to such person only if final judgment on the merits is in his favor or, in the case of (i) settlement, (ii) final judgment against him or (iii) final judgment in his favor, other than on the merits, if a majority of the directors of PFB determines that he was acting in good faith within the scope of his employment or authority as he could reasonably have perceived it under the circumstances and for a purpose he could have reasonably believed under the circumstances was in the best interest of PFB or its stockholders. If a majority of the directors of PFB concludes that in connection with an action any person ultimately may become entitled to indemnification, the directors may authorize payment of reasonable costs and expenses arising from defense or settlement of such action.

LIMITATION OF LIABILITY OF DIRECTORS

     NCBE. The IBCL provides that a director is not liable for any action taken as a director, or any failure to act, unless the director has breached or failed to perform the duties of the director's office in compliance with the IBCL and the breach or failure to perform constitutes willful misconduct or recklessness. Subject to this standard, a director who votes for or assents to distributions in violation of the IBCL is personally liable to the corporation for the amount of the illegal distribution and is entitled to contribution from the other directors who voted for or assented to such distribution and the shareholders who received the distribution. NCBE's Articles of Incorporation do not contain any provisions that would alter the statutory provisions.

     PFB.  There is no comparable limitation under federal law.

AUTHORIZATION OF PREFERRED SHARES

     NCBE. NCBE's Articles of Incorporation authorize NCBE to issue up to 1,000,000 preferred shares, without par value, in multiple series, without further shareholder approval. Prior to issuance, NCBE's Board would set the preferred shares' voting rights (which may be limited or unlimited), dividend or distribution rights, rights to priority in relation to common shares or other series of preferred shares, redemption or conversion prices, liquidation preferences, and sinking fund provisions. NCBE currently has no preferred shares outstanding. Depending upon the terms of the preferred shares issued, such issuance may result in the dilution of the voting rights of common shareholders and in holders of preferred shares with preferences
and other rights superior to rights of holders of common shares.   The
authorized preferred shares may also be viewed as having possible anti-takeover effects, because the shares could be used in the adoption of a shareholder rights plan or other defensive measures.

     PFB. PFB's Federal Stock Charter authorizes PFB to issue up to 500,000 shares of serial preferred stock, par value $0.01 per share, without further shareholder approval.

                                    LEGAL MATTERS

     The legality of the securities offered hereby and certain tax consequences of the Merger will be passed upon by Baker & Daniels, Indianapolis, Indiana. Certain matters on behalf of PFB in connection with the Merger will be passed upon by Kutak Rock, Washington, D.C.

                                       EXPERTS

     The consolidated and supplemental consolidated financial statements of NCBE and subsidiaries as of December 31, 1997 and 1996 and each of the two years in the two-year period ended December 31, 1997, incorporated by reference to NCBE's Current Report on Form 8-K dated October 9, 1998, have been audited by PricewaterhouseCoopers LLP, independent certified public accountants, as set forth in their report and incorporated herein by reference. The consolidated and supplemental statements of income, shareholders' equity and cash flows of NCBE and its subsidiaries for the year ended December 31, 1995 incorporated by reference to NCBE's Current Report on Form 8-K dated October 9, 1998, have been audited by McGladrey & Pullen, LLP, independent certified public accountants, as set forth in their report and incorporated herein by reference. The financial statements referred to above are incorporated herein by reference in reliance upon such reports and upon the authority of such firms as experts in auditing and accounting.

     The consolidated financial statements of PFB as of September 30, 1997 and 1996 and the years then ended, included in this Proxy Statement/Prospectus have been audited by Thurman, Campbell & Co., certified public accountants, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         WHERE YOU CAN FIND MORE INFORMATION

     NCBE files annual, quarterly and current reports, proxy statements and other information with the SEC. Shareholders may read and copy any reports, statements or other information that NCBE files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. NCBE's public filings are also available from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov.

     NCBE has filed a Registration Statement to register with the SEC the shares of NCBE common stock to be issued to shareholders in the Merger. This Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of NCBE, as well as a proxy statement of PFB for the Special Meeting.

     As allowed by SEC rules, this Proxy Statement/Prospectus does not contain all the information that shareholders can find in the Registration Statement or the exhibits to the Registration Statement.

     The SEC allows NCBE to "incorporate by reference" information into this Proxy Statement/Prospectus, which means that it can disclose important information to shareholders by referring them to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by references the documents set forth below that NCBE has previously filed with the SEC. These documents contain important information about NCBE and its financial condition.


    NCBE SEC Filings (File No. 0-13585)             Period or Date Filed
    ----------------------------------              --------------------
Annual Report on Form 10-K and 10-K/A. . . . . .    Year ended December 31, 1997
Quarterly Report  on Form 10-Q . . . . . . . . .    Quarter ended March 31, 1998

Current Reports on Form 8-K. . . . . . . . . . .    Filed March 11, April 30, May 27,
                                                    June 9, August 7, October 9,
                                                    1998, and October 27, 1998
Proxy Statement. . . . . . . . . . . . . . . . .    Filed April 22, 1998

     Additional documents that NCBE may file with the SEC between the date of this Proxy Statement/Prospectus and the date of the Special Meeting are also incorporated by reference. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     NCBE has supplied all information contained or incorporated by reference in this Proxy Statement/Prospectus relating to NCBE, and PFB has supplied all information relating to PFB.

     Copies of any of these documents may be obtained from NCBE or the SEC or the SEC's Internet web site described above. Documents incorporated by reference are available from NCBE without charge, excluding all exhibits unless NCBE has specifically incorporated by reference an exhibit in this Proxy Statement/Prospectus, by requesting them in writing or by telephone from NCBE at the following address:

                          National City Bancshares, Inc.
                          P. O. Box 868
                          Evansville, IN  47705-0868
                          Attention:  Stephen C. Byelick, Jr.
                          Telephone:  (812) 464-9864

     Please request documents by November 20, 1998 to ensure receipt before the Special Meeting.

     PFB SHAREHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE THEIR SHARES AT THE SPECIAL MEETING. NO ONE HAS BEEN AUTHORIZED TO PROVIDE ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. PFB SHAREHOLDERS SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF NCBE COMMON STOCK IN THE MERGER WILL CREATE ANY IMPLICATION TO THE CONTRARY.

                         INDEX TO PFB FINANCIAL STATEMENTS


                                                                      Page

AUDITED FINANCIAL STATEMENTS:
Independent Auditor's Report. . . . . . . . . . . . . . . . . . . . .  F-2
Consolidated Statements of Financial Condition as of
  September 30, 1997 and 1996 . . . . . . . . . . . . . . . . . . . .  F-3
Consolidated Statements of Income for the years ended
  September 30, 1997, 1996 and 1995 . . . . . . . . . . . . . . . . .  F-4
Consolidated Statements of Changes in Stockholders' Equity
  for the years ended September 30, 1997, 1996 and 1995 . . . . . . .  F-5
Consolidated Statements of Cash Flows for the years ended
  September 30, 1997, 1996 and 1995 . . . . . . . . . . . . . . . . .  F-6
Notes to Consolidated Financial Statements. . . . . . . . . . . . . .  F-8

UNAUDITED FINANCIAL STATEMENTS:

Consolidated Statements of Condition as of June 30, 1998 and
  September 30, 1997. . . . . . . . . . . . . . . . . . . . . . . . .  F-29
Consolidated Statements of Income for the nine-month periods ended June 30, 1998 and 1997. . . . . . . . . . . . . . . . . . . .  F-30
Consolidated Statement of Cash Flows for the nine-month periods ended June 30, 1998 and 1997 and 1995 . . . . . . . . . . . . . . .  F-31
Notes to Unaudited Consolidated Financial Statements. . . . . . . . .  F-32

                             INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Princeton Federal Bank
  and Subsidiary

     We have audited the accompanying consolidated statements of financial condition of Princeton Federal Bank and Subsidiary as of September 30, 1997 and 1996, and the related statements of income, changes in stockholders' equity, and cash flows for each of the three years in the three year period ended September 30, 1997. These consolidated financial statements are the responsibility of Princeton Federal Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Princeton Federal Bank and Subsidiary as of September 30, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the three-year period ended September 30, 1997, in conformity with generally accepted accounting principles.



Princeton, Kentucky
October 24, 1997

                        PRINCETON FEDERAL BANK AND SUBSIDIARY

                    CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             September 30, 1997 and 1996


      ASSETS                                         1997            1996
      ------                                         ----            ----
Cash and due from banks                          $  1,005,144     $   761,909
Investment securities, at cost (estimated
  market value of $2,516,853 in 1997 and
  $2,754,714 in 1996)                               2,509,817       2,785,702
Mortgage-backed securities, at cost (estimated
  market value of $4,167,128 in 1997 and
  $4,149,897 in 1996)                               4,385,534       4,447,990
Loans receivable, net                              23,076,563      22,190,065
Accrued interest receivable                           312,490         312,298
Other repossessed assets                               21,327           1,560
Premises and equipment, (net of accumulated
  depreciation of $340,193 in 1997 and
  $305,382 in 1996)                                   307,388         293,241
Other assets                                           58,280          97,243
Cash restricted for deferred compensation plan         34,654          24,650
                                                 ------------     -----------
        Total assets                             $ 31,711,197     $30,914,658
                                                 ------------     -----------
                                                 ------------     -----------


      LIABILITIES AND STOCKHOLDERS' EQUITY
      ------------------------------------
Deposits                                         $ 22,372,947     $23,036,311
Borrowed funds                                      4,574,000       3,110,000
Advances from borrowers for taxes and insurance           731           1,898
Income tax payable                                     27,375          15,542
Deferred income tax liability                          51,114          19,361
Accrued interest payable                              124,132         119,614
Accrued expenses and other liabilities                101,030         246,139
                                                 ------------     -----------
        Total liabilities                          27,251,329      26,548,865
                                                 ------------     -----------
Common Stock owned by ESOP (subject
  to put option)                                      227,530         177,576

Stockholders' equity:
  Common stock $.01 par value per share;
  1,000,000 shares authorized, 261,326
  shares issued and outstanding at
  September 30, 1997 and September 30, 1996
  respectively                                          2,613           2,613
Additional paid-in capital                          2,525,428       2,504,061
Employee stock ownership trust obligation         (    74,000)    (   110,000)
Nonvested shares of Management Recognition Plan   (    42,608)    (    63,912)
Retained earnings, substantially restricted         2,048,435       2,033,031
Common Stock owned by ESOP (subject
  to put option)                                  (   227,530)    (   177,576)
                                                 ------------     -----------
        Total stockholders' equity                  4,232,338       4,188,217
                                                 ------------     -----------

        Total liabilities and
          stockholders' equity                   $ 31,711,197    $ 30,914,658
                                                 ------------     -----------
                                                 ------------     -----------

     See Notes to Consolidated Financial Statements.

                       PRINCETON FEDERAL BANK AND SUBSIDIARY
                          CONSOLIDATED STATEMENTS OF INCOME
                    Years Ended September 30, 1997, 1996 and 1995

                                          1997         1996         1995
                                         ------       ------       ------
Interest income:
  Loans receivable:
  First mortgage loans                $ 1,397,859  $ 1,292,302  $ 1,204,527
  Consumer and other loans                622,091      581,249      464,014
Investment securities                     155,944      138,902      109,864
Mortgage-backed and related
  securities                              266,760      268,055      281,222
Other interest earning assets              17,291       30,304       35,382
                                      -----------  -----------  -----------
      Total interest income             2,459,945    2,310,812    2,095,009
                                      -----------  -----------  -----------

Interest expense:
  Deposits                              1,079,194    1,079,359      969,500
  Borrowed funds                          202,264      121,046       64,724
                                      -----------  -----------  -----------
      Total interest expense            1,281,458    1,200,405    1,034,224
                                      -----------  -----------  -----------
      Net interest income               1,178,487    1,110,407    1,060,785

  Provision for loan losses           (    21,000)  (   11,439)   (  10,664)
                                      -----------  -----------  -----------
      Net interest income after
        provision for loan losses       1,157,487    1,098,968    1,050,121
                                      -----------  -----------  -----------

Noninterest income:
  Dividends                                21,162       19,429       17,276
  Gain on foreclosed real estate                                      2,999
  Gain on sale of other repossessed assets                              200
  Gain on sale of fixed assets             10,146          500       15,325
  Other                                    96,205       71,064       75,323
                                      -----------  -----------  -----------
      Total noninterest income            127,513       90,993      111,123
                                      -----------  -----------  -----------
                                      -----------  -----------  -----------

Noninterest expense:
  General and administrative:
    Compensation and benefits             511,056      510,403      465,793
    Occupancy and equipment                74,976       98,324       49,897
    SAIF deposit insurance                 21,356      188,481       50,275
    Other (Note 17)                       262,129      247,879      248,320
                                      -----------  -----------  -----------
      Total noninterest expenses          869,517    1,045,087      814,285
                                      -----------  -----------  -----------
      Income before provision for
        federal income taxes              415,483      144,874      346,959
                                      -----------  -----------  -----------
Income tax expense                        148,953       60,541      106,385
                                      -----------  -----------  -----------
        Net income                   $    266,530  $    84,333  $   240,574
                                      -----------  -----------  -----------
                                      -----------  -----------  -----------
Basic net income per share           $       1.08  $      0.35  $      1.03
                                      -----------  -----------  -----------
                                      -----------  -----------  -----------
Diluted income per share             $       1.03  $      0.34  $      0.97
                                      -----------  -----------  -----------
                                      -----------  -----------  -----------
Basic weighted average number
  of shares outstanding                   246,849      240,489      234,554
                                      -----------  -----------  -----------
                                      -----------  -----------  -----------
Diluted weighted average number
  of shares outstanding                   258,655      248,036      248,036
                                      -----------  -----------  -----------
                                      -----------  -----------  -----------

     See Notes to Consolidated Financial Statements.

                       PRINCETON FEDERAL BANK AND SUBSIDIARY
                         CONSOLIDATED STATEMENTS OF CHANGES
                              IN STOCKHOLDERS' EQUITY
                  Years Ended September 30, 1997 and 1996 and 1995

                                   Additional    Employee     Nonvested       Retained       Common
                                      Paid        Stock       Shares in       Earnings        Stock
                          Common       In       Ownership    Management    Substantially      Owned
                          Stock      Capital    Obligation       Plan        Restricted      By ESOP         Total
                         -------   ----------   ----------   ----------    -------------  ------------    -----------
Stockholders' equity
  October 1, 1994        $ 2,613   $2,468,935   $( 188,510)  $( 106,519)   $  2,100,530   $   (92,918)    $ 4,184,131

Net income                                                                      240,574                       240,574
Dividends paid at
  $0.70 per share                                                            (  170,264)                   (  170,264)
ESOP shares earned                     11,482       27,510                                    (27,510)         11,482
Market value adjustment
  of ESOP shares
Management recognition
  plan shares vested
  20 percent                                                     21,304                                        21,304
                         -------   ----------   ----------   ----------    -------------  ------------    -----------
    Balance September
      30, 1995             2,613    2,480,417    ( 161,000)   (  85,215)      2,170,840      (120,428)      4,287,227

Net income                                                                       84,333                        84,333
Dividend paid at
  $0.90 per share                                                            (  222,142)                   (  222,142)
ESOP shares earned                     23,644       51,000                                    (51,000)         23,644
Market value adjustment
  of ESOP shares                                                                               (6,148)     (    6,148)

Management recognition
  plan shares vested
  20 percent                                                     21,303                                        21,303
                         -------   ----------   ----------   ----------    -------------  ------------    -----------
    Balance September
      30, 1996             2,613    2,504,061    ( 110,000)   (  63,912)      2,033,031      (177,576)      4,188,217

Net income                                                                      266,530                       266,530
Dividend paid at
  $1.00 per share                                                            (  251,126)                   (  251,126)
ESOP shares earned                     21,367       36,000                                    (36,000)         21,367
Market value adjustment
  of ESOP shares                                                                              (13,954)      (  13,954)
Management recognition
  plan shares vested
  20 percent                                                     21,304                                        21,304
                         -------   ----------   ----------   ----------    -------------  ------------    -----------
Balance September
      30, 1997           $ 2,613   $2,525,428   $(  74,000)  $(  42,608)    $ 2,048,435   $  (227,530)   $  4,232,338
                         -------   ----------   ----------   ----------    -------------  ------------    -----------
                         -------   ----------   ----------   ----------    -------------  ------------    -----------


See Notes to Consolidated Financial Statements.

                       PRINCETON FEDERAL BANK AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                   Years Ended September 30, 1997, 1996 and 1995

                                                                        1997          1996         1995
                                                                  ------------  -------------  ------------
Cash flows from operating activities:
     Net income                                                   $    266,530  $     84,333   $   240,574
     Adjustments to reconcile net income to
      net cash provided by operating activities:
      Depreciation                                                      39,736        32,549        20,462
      Amortization of premiums and discounts, net                  (     2,534)  (     4,043)          776
      Amortization of deferred loan fees                           (    22,889)  (    23,793)   (   17,177)
      Provisions for losses, net                                        21,000        11,439        10,664
      Deferred taxes                                                    31,753        45,896    (    2,495)
      Stock dividends                                              (    20,900)  (    19,200)   (   17,100)
      (Gains) losses on sale of real estate                                                     (    2,999)
      (Gains) losses on sale of other repossessed assets, net                                   (      200)
      (Gains) losses on sale of fixed assets                                     (       500)   (   15,325)
      Market value adjustments included in pension costs                21,367        23,644        11,482
      Amortization of management recognition plan                       21,304        21,303        21,304
     (Increase) decrease in:
       Federal income tax refund receivable                             27,014         2,100         3,844
       Interest receivable                                         (       193)  (    38,678)   (   82,568)
       Other assets                                                     28,959        19,287        20,187
     Increase (decrease) in:
       Current income tax payable                                  (    11,833)  (    52,422)       29,427
       Interest payable                                                  4,518   (     3,498)       32,522
       Other liabilities                                           (   148,455)      101,450        22,316
                                                                  ------------  ------------   -----------

       Net cash provided by operating activities                       255,377       199,867       275,694
                                                                  ------------  ------------   -----------

   Cash flows from investing activities:
     Loans made to customers                                       (   905,935)  ( 2,243,051)  ( 2,270,345)
     Purchase of investments securities                                          (   979,688)
     Proceeds from maturities of investment securities                 300,000       500,000
     Purchase of mortgage-backed securities and related
       securities                                                                              (   172,407)
     Proceeds from maturities of mortgage-backed and
       related securities                                               61,773        93,537        58,450
     Proceeds from sale of real estate owned                                           3,500        35,000
     Proceeds from sale of repossessed assets                            1,560                      11,030
     Proceeds from sale of fixed assets                                                  500        18,617
     Purchase of fixed assets                                       (   53,883)  (   100,437)  (    60,509)
                                                                  ------------  ------------   -----------

       Net cash (used) by investing activities                      (  596,485)  ( 2,725,639)  ( 2,380,164)
                                                                  ------------  ------------   -----------

                       PRINCETON FEDERAL BANK AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                   Years Ended September 30, 1997, 1996 and 1995
                                    (Continued)

                                                                      1997          1996          1995
                                                                ------------   ------------   ----------
Cash flows from financing activities:
     Net increase (decrease) in deposits                        (    663,364)     1,210,150      418,009
     Prepayment of long-term debt                               (     36,000)   (    51,000) (    40,020)
     Principal payments on ESOP                                       36,000         51,000       27,510
     Proceeds from new long-term debt                              1,500,000      1,600,000    1,400,000
     Net increase (decrease) in mortgage escrow funds           (      1,167)   (     2,038) (    19,748)
     Cash dividends paid on stock                               (    251,126)   (   222,142) (   170,264)
                                                                ------------   ------------   ----------

       Net cash provided by financing activities                     584,343      2,585,970    1,615,487
                                                                ------------   ------------   ----------

       Net increase (decrease) in cash                               243,235         60,198   (  488,983)

   Cash, beginning of year                                           761,909        701,711    1,190,694
                                                                ------------   ------------   ----------

   Cash, end of year                                            $  1,005,144   $    761,909   $  701,711
                                                                ------------   ------------   ----------
                                                                ------------   ------------   ----------

   Supplemental Disclosures:
     Cash paid for:
             Interest on deposits, advances,
               and other borrowings                             $  1,266,679   $  1,189,815  $ 1,002,851
                                                                ------------   ------------   ----------
                                                                ------------   ------------   ----------

             Income taxes                                       $    102,000   $     76,000  $    91,000
                                                                ------------   ------------   ----------
                                                                ------------   ------------   ----------

             Transfers from loans to other repossessed assets   $     21,327   $      1,560  $    50,536
                                                                ------------   ------------   ----------
                                                                ------------   ------------   ----------

     See Notes to Consolidated Financial Statements.

                       PRINCETON FEDERAL BANK AND SUBSIDIARY
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of Princeton Federal Bank, (the Bank) and P.F.S. Home Service Corporation (the "Service Corporation"). The Bank owns 100 percent of the outstanding stock of the Service Corporation, an inactive company. Intercompany accounts and transactions between the Bank and its wholly owned subsidiary have been eliminated.

  CASH - Cash consists primarily of funds due from banks. For purposes of the statement of cash flows, the Bank considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash.

  INVESTMENT SECURITIES - Investments in obligations of the U.S. Government and federal agencies are carried at cost adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

  The Bank has adopted SFAS No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. SFAS 115 requires debt and equity securities to be classified into one of three categories: held to maturity, available for sale, or trading. Securities held to maturity are limited to debt securities that the holder has the positive intent and the ability to hold to maturity; these securities are reported at amortized cost. Securities held for trading are limited to debt and equity securities that are held principally to be sold in the near term; these securities are reported at fair value, and unrealized gains, and losses are reflected in earnings. Securities held as available for sale consist of all other securities; these securities are reported at fair value, and unrealized gains and losses are not reflected in earnings but are reflected as a separate component of stockholders' equity. Under SFAS 115, securities that could be sold in the future because of changes in interest rates or other factors may not be classified as held to maturity. The carrying value of investment securities is not adjusted for temporary declines in market value, since the Bank intends, and has the ability, to hold the securities to their maturities.

  Equity securities that are nonmarketable are carried at cost.

  Gains and losses on the sale of investment securities are determined using the specific identification method.

  MORTGAGE-BACKED SECURITIES AND MORTGAGE-RELATED DERIVATIVES - Mortgage-backed securities and mortgage-related derivatives are held for investment and are carried at their outstanding principal balances, adjusted for amortization of premiums and accretion of discounts using the level yield method. The carrying value of these investments was not adjusted for temporary declines in market value because the Bank has both the intent and the ability to hold them to maturity.

  LOANS RECEIVABLE - Loans receivable are stated at unpaid principal balances, less any loans-in-process, deferred loan origination fees and related cost, and less the allowance for loan losses.

  The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and current economic conditions.

  Uncollectible interest on loans that are contractually past due is charged off or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued. Income is subsequently recognized only to the extent cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

  The Bank's primary lending area is a region within Western Kentucky. The economy within this region is based upon agriculture and a variety of manufacturing industries. The Bank's primary lending activity is the origination of residential real estate loans secured by a first mortgage for the purpose of acquisition or construction of one-to-four family residential properties.


  ALLOWANCE FOR LOSSES ON LOANS - It is the Bank's policy to provide valuation allowances for estimated losses on loans based on past loss experience, trends in the level of delinquent and problem loans, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in the primary lending area. When the collection of a loan becomes doubtful, or otherwise troubled, the Bank records a loan charge-off equal to the difference between the fair value of the property securing the loan and loan's carrying value. Lending areas are reviewed periodically to determine potential problems at an early date. The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

  In June 1993, the FASB issued SFAS No. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN. This promulgation, which was amended by SFAS No. 118 as to certain income recognition and disclosure provisions and was effective as to the Bank in fiscal year 1995, requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as an alternative, at the loan's observable market price or fair value of the collateral. The Bank's current procedures for evaluating impaired loans result in carrying such loans at the lower of cost or fair value.

  The Bank adopted SFAS No. 114, as subsequently amended on October 1, 1994, without a material effect on consolidated financial condition or result of operations.

  A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Bank considers its investment in one-to-four family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to the Bank's investment in multi-family and nonresidential loans, and its evaluation of impairment thereof, such loans are collateral dependent and, as a result, are carried as a practical expedient at the lower of cost or fair value.

  Collateral dependent loans which are more that ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at the time.

  At September 30, 1997 and 1996, the Bank had no loans that would be defined as impaired under SFAS No. 114.

  LOAN ORIGINATION AND COMMITMENT FEES AND RELATED COSTS - Loan fees received are accounted for in accordance with FASB Statement No. 91, ACCOUNTING FOR NONREFUNDABLE FEES AND COSTS ASSOCIATED WITH ORIGINATING OR ACQUIRING LOANS AND INITIAL DIRECT COSTS OF LEASES. Loan fees and certain direct loan origination costs are deferred, and the net fee or cost when material is recognized as an adjustment to interest income using the interest method over the contractual life of the loans, adjusted for estimated prepayments based on the Bank's historical prepayment experience.

  FORECLOSED REAL ESTATE - Real estate properties acquired through, or in lieu of, loan foreclosures are initially recorded at the lower of cost or fair value at the date of foreclosure. Real estate properties held for investment are carried at the lower of cost, including cost of improvements and amenities incurred subsequent to acquisition, or net realizable value. Costs relating to development and improvement of property are capitalized, whereas costs relating to holding property are expensed. Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated net realizable value.

  PREMISES AND EQUIPMENT - Premises and equipment are carried at cost. Depreciation is computed using the straight-line method. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income for the period.

  INTEREST INCOME, MORTGAGE LOANS - Interest on loans is computed on the outstanding principal balance adjusted for escrow disbursements made during the month. The interest on mortgage loans is recognized as income as it is accrued.

  INTEREST EXPENSE, CERTIFICATES OF DEPOSIT AND PASSBOOK ACCOUNTS - Certificates of deposit may be purchased on any day of the month. Interest is payable from 30 up to 360 days from the date of purchase. Therefore, at the end of any financial reporting period, there will be a significant amount of accrued interest payable. Interest is paid on or credited to passbook accounts at the end of each calendar quarter. Consequently, there will be no accrued interest payable on passbook accounts at the end of a calendar quarter.

  INCOME TAXES - The Bank accounts for federal income taxes in accordance with the provisions of SFAS No. 109, ACCOUNTING FOR INCOME TAXES. SFAS No. 109 established financial accounting and reporting standards for the effects of income taxes that result from the Bank's activities within the current and previous years. Pursuant to the provisions of SFAS No. 109, a deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible differences between the tax basis of an asset or liability and its reported amount in the financial statements that will result in taxable or deductible amounts in future periods. Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management's estimate of future taxable income. A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carryforward attributes exceeds management's estimates of taxes payable on future taxable income. Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

  USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  EARNINGS PER SHARE - The Bank has adopted Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE (SFAS 128), which specifies the computation, presentation and disclosure requirements for earnings per share
(EPS). SFAS 128 replaces the presentation of primary EPS with a presentation of basic EPS and requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures. Diluted EPS is computed similarly to basic EPS but considers the effect on the numerator and denominator of all dilutive potential common shares that were outstanding during the year. SFAS 128 also requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. All prior year EPS data has been restated to reflect the presentation required under SFAS 128.

  The following table reflects the reconciliation of the numerator and denominator of the basic earnings per share computation to the numerator and denominator of the diluted earnings per share computation:

                        Year ended September 30, 1997         Year ended September 30, 1996         Year ended September 30, 1995
                    -----------------------------------  -----------------------------------  -------------------------------------
                       Income       Shares    Per Share    Income        Shares    Per Share     Income        Shares     Per Share
                    (Numerator) (Denominator)   Amount   (Numerator) (Denominator)   Amount   (Numerator)  (Denominator)   Amount
                    ----------- ------------- ---------  ----------- ------------- ---------  -----------  -------------  ---------
Basic earnings
 per share

Income available
  to common
  shareholders        $266,530      246,849     $1.08      $84,333      240,489       $0.35     $240,574      234,554       $1.03

Effect of
  dilutive
  securities

     Stock options                    8,013                               7,397                                7,179

     Management
     recognition
     plan                             3,794                               5,239                                6,303

Diluted earnings
  per share

Income available
  to common
  shareholders
  plus assumed
  conversions         $266,530      258,656     $1.03      $84,333      253,125       $0.34     $240,574      248,036       $0.97
                      --------      -------                -------      -------                 --------      -------
                      --------      -------                -------      -------                 --------      -------

 There were no preferred dividends or antidilutive securities that would effect the computation of earnings per share. Stock option shares have been adjusted by use of proceeds to purchase treasury stock at average market price for the period.

  REPORTING OF COMPREHENSIVE INCOME - In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, REPORTING OF COMPREHENSIVE INCOME (SFAS
130), which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of financial statements. This statement also requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

     This statement is effective for fiscal years beginning after December 15, 1997. Earlier application is permitted. Reclassification of financial statements for earlier periods provided for comparative purposes is required.

  DISCLOSURE ABOUT SEGMENTS AND RELATED INFORMATION - In June 1997, the FASB issued SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION (SFAS 131), which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. This statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement requires the reporting of financial and descriptive information about an enterprise's reportable operating segments.

     This statement is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. The Bank believes that the adoption of SFAS 131 will not have a significant impact on its financial statements and disclosures as it operates in only one reportable segment.

  PENSIONS AND OTHER POSTRETIREMENT BENEFITS - The FASB recently issued SFAS No. 132, EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS (SFAS 132), which changes current financial statement disclosure requirements from those that were required under SFAS 87, EMPLOYERS' ACCOUNTING FOR PENSIONS, SFAS 88, EMPLOYERS' ACCOUNTING FOR SETTLEMENTS AND CURTAILMENTS OF DEFINED BENEFIT PENSION PLANS AND FOR TERMINATION BENEFITS, and SFAS 106, EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS.

     Some of the more significant effects of SFAS 132 are that it:

          - Standardizes the disclosure requirements for pensions and other postretirement benefits and presents them in one footnote.

          - Requires that additional information be disclosed regarding changes in the benefit obligation and fair values of plan assets.

          - Eliminates certain disclosures that are no longer considered useful, including general descriptions of the plans.

          -    Permits the aggregation of information about certain plans.

          -    Provides reduced disclosures requirements for nonpublic entities.

     SFAS 132 does not change the existing measurement or recognition provisions of the above standards and is effective for fiscal years beginning after December 15, 1997, though early application is permitted. The Bank has not yet adopted SFAS 132 but does not expect that adoption will have a material impact on its financial statements.

  DERIVATIVES - On June 16, 1998, the FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (SFAS 133). SFAS 133 requires companies to record derivatives on the balance sheet as assets or liabilities at fair value. Depending on the use of the derivative and whether it qualifies for hedge accounting, gains or losses resulting from changes in the values of those derivatives would either be recorded as a component of net income or as a change in stockholders' equity. The Bank is required to adopt this new standard January 1, 2000. Management has not yet determined the impact of this standard.

2  INVESTMENT SECURITIES

  The carrying values and estimated market values of investment securities at September 30, 1997 and 1996 are summarized as follows:

                                         1997                         1996
                                 ----------------------      -----------------------
                                             Estimated                    Estimated
                                   Carrying    Market         Carrying      Market
                                    Value      Value           Value        Value
                                 ----------  ----------      -----------  ----------
Securities held to maturity:
Bonds, notes and debentures
  at amortized cost:
U.S. Treasury                    $  700,179  $  695,703      $ 1,000,358  $  985,814
FNMA Agency Bond                    984,238     995,125        1,480,844   1,464,400
FHLB Agency Bond                    500,000     500,625
                                 ----------  ----------      -----------  ----------

                                  2,184,417   2,191,453        2,481,202   2,450,214
                                 ----------  ----------      -----------  ----------

Equity securities:
 Stock in Savings and Loan Data
  Corporation, Inc., at cost         15,000      15,000           15,000      15,000
 Stock in Federal Home Loan
   Bank, at cost                    310,400     310,400          289,500     289,500
                                 ----------  ----------      -----------  ----------

                                    325,400     325,400          304,500     304,500
                                 ----------  ----------      -----------  ----------

                               $  2,509,817  $2,516,853      $ 2,785,702  $2,754,714
                                 ----------  ----------      -----------  ----------
                                 ----------  ----------      -----------  ----------


  The amortized cost and estimated market values of investments in debt securities at September 30, 1997 are as follows:

                                              Gross          Gross        Estimated
                             Amortized      Unrealized     Unrealized      Market
                               Cost           Gains          Losses         Value
                            -----------     ----------     ----------    -----------
U.S. Treasury notes         $   700,179      $               $  4,476    $   695,703
FMMA Agency Bond                984,238         10,887                       995,125
FHLB Agency Bond                500,000            625                       500,625
                            -----------      ---------       --------    -----------

                            $ 2,184,417      $  11,512       $  4,476    $ 2,191,453
                            -----------      ---------       --------    -----------
                            -----------      ---------       --------    -----------

  The amortized cost and estimated market value of debt securities at September 30, 1997, by contractual maturity are as follows:

                                                              Estimated
                                                Amortized       Market
                                                  Cost          Value
                                               -----------   -----------
           1998                                $   500,000   $   500,625
           1999                                    700,179       695,703
           2000                                          0             0
           2001                                    492,482       499,375
           2002                                          0             0
           Thereafter                              491,756       495,750
                                               -----------   -----------
                                               $ 2,184,417   $ 2,191,453
                                               -----------   -----------
                                               -----------   -----------

3  MORTGAGE-BACKED SECURITIES

  The carrying value, estimated market value and unrealized gains and losses of mortgage-backed securities at September 30, 1997 and 1996 are summarized as follows:

                                             September 30, 1997
                     -----------------------------------------------------------------------
                                 Unamortized                Gross       Gross      Estimated
Securities held to    Principal    Premiums   Carrying    Unrealized  Unrealized     Market
   maturity:           Balance    (Discount)    Value        Gain       Losses       Value
                     ----------  ----------- ----------   ----------  ----------  ----------
FHLMC                $  155,244    $ 3,924   $  159,168     $    0     $  5,957   $  153,211
FNMA                    123,819      2,158      125,977      1,369            0      127,346

Collateralized
   mortgage
   obligations        4,093,017      7,372    4,100,389                 213,818    3,886,571
                     ----------  ----------- ----------   ----------  ----------  ----------

                     $4,372,080    $13,454   $4,385,534     $1,369     $219,775   $4,167,128
                     ----------  ----------- ----------   ----------  ----------  ----------
                     ----------  ----------- ----------   ----------  ----------  ----------

                                                     September 30, 1996
                     -----------------------------------------------------------------------
                                 Unamortized                Gross       Gross      Estimated
Securities held to    Principal    Premiums   Carrying    Unrealized  Unrealized     Market
   maturity:           Balance    (Discount)    Value        Gain       Losses       Value
                     ----------  ----------- ----------   ----------  ----------  ----------
FHLMC                $  185,339    $ 3,924   $  189,263     $    0     $  7,495   $  181,768
FNMA                    155,498      2,731      158,229        540        1,465      157,304

Collateralized
   mortgage
   obligations        4,093,017      7,481    4,100,498                 289,673    3,810,825
                     ----------  ----------- ----------   ----------  ----------  ----------

                     $4,433,854    $14,136   $4,447,990     $  540     $298,633   $4,149,897
                     ----------  ----------- ----------   ----------  ----------  ----------
                     ----------  ----------- ----------   ----------  ----------  ----------

Contractual maturities of mortgage-backed securities are as follows:

                                  September 30, 1997          September 30, 1996
                               --------------------------  -------------------------
                                Carrying       Market       Carrying       Market
                                 Value         Value         Value         Value
                               -----------   ------------  -----------   -----------
Maturities within five years   $         0   $          0  $         0   $         0
Maturities from five to ten
  years                                  0              0       10,297        10,194
Maturities after ten years       4,385,534      4,167,128    4,437,693     4,139,703
                               -----------   ------------  -----------   -----------

                               $ 4,385,534   $  4,167,128  $ 4,447,990   $ 4,149,897
                               -----------   ------------  -----------   -----------
                               -----------   ------------  -----------   -----------

  Proceeds from the maturities of investments in debt securities during the year ended September 30, 1997 , 1996, and 1995, were $0, $ 0, and $0 respectively.

4  LOANS RECEIVABLE

  Loans receivable at September 30, 1997 and 1996 consisted of the following:

                                                          1997            1996
                                                      ------------   ------------
    First mortgage loans:
      (Principally conventional):
        Principal balances:
          Secured by one to four single
            family dwellings                          $ 12,879,791   $ 13,031,377
          Other loans secured by real estate             2,239,867      2,153,631
          Construction loans secured by one to
            four single family dwellings                   206,748        266,757
                                                      ------------   ------------

                                                        15,326,406     15,451,765
    Less:
      Undisbursed portion of mortgage loans            (    34,835)   (   148,080)
      Net deferred loan origination fees               (    81,146)   (    80,230)
                                                      ------------   ------------

           Total first mortgage loans                   15,210,425     15,223,455
                                                      ------------   ------------

     Consumer and other loans:
      Principal balances:
        Loans on deposits                                  550,381        521,885
        Automobile and boat                              1,327,929      1,384,668
        Home equity and second mortgage                    426,939        401,420
        Agriculture                                      1,426,189        969,026
        Commercial                                       2,204,912      1,998,240
        Other                                            2,159,957      1,915,876
                                                      ------------   ------------

           Total consumer and other loans                8,096,307      7,191,115
                                                      ------------   ------------

                                                        23,306,732     22,414,570

    Less allowance for loan losses                     (   230,169)   (   224,505)
                                                      ------------   ------------

                                                      $ 23,076,563   $ 22,190,065
                                                      ------------   ------------
                                                      ------------   ------------

  The weighted average interest rate on loans receivable at September 30, 1997 and 1996 was 8.91 percent and 8.71 percent, respectively.

  Provision for losses is established by a charge to earnings when the loss can be reasonably estimated. The overall provision for losses has been provided based on the loss experience of prior periods and current economic trends.

  The following is a summary of activity in the allowance for loan losses:

                                                    Year Ended September 30,
                                         -------------------------------------------
                                             1997            1996           1995
                                         -------------   ------------   ------------
        Balance at beginning of year     $     224,505   $    214,594   $    210,664
        Provision charged to operations         21,000         11,439         10,664
        Charge-offs                       (     24,061)   (     6,978)   (    10,634)
        Recoveries                               8,725          5,450          3,900
                                         -------------   ------------   ------------

             Balance at end of year      $     230,169   $    224,505   $    214,594
                                         -------------   ------------   ------------
                                         -------------   ------------   ------------

  The Association is not committed to lend additional funds to debtors whose loans have been modified.

 The following table sets forth information with respect to the Bank's non-performing assets:

                                                               September 30,
                                                        -------------------------
                                                          1997             1996
                                                        --------         --------
        Accruing loan 90 days past due                  $199,487         $241,226
        Nonaccrual loans
                                                        --------         --------
        Total non-performing loans at year end          $199,487         $241,226
                                                        --------         --------
                                                        --------         --------
        Non-performing loans as a percentage
         of total loans                                      .85%            1.19%


  Certain directors and officers of the Bank, including their immediate families and companies in which they are principal owners, were loan customers of the Bank in the ordinary course of business. A summary of the loan activity with these related parties during the year ended September 30, 1997, is shown below.

     Balance at September 30, 1996                $141,356
     New Loans Made                                 28,100
     Repayments                                     26,624
                                                  --------
     Balance at September 30, 1997                 142,832
                                                  --------
                                                  --------

5  ACCRUED INTEREST RECEIVABLE

  Accrued interest receivable is summarized as follows:

                                                  September 30,
                                          ---------------------------
                                              1997            1996
                                          ------------   ------------
     Investment securities                $     38,138   $     42,220
     Mortgage-backed securities                 18,624         19,573
     Loans receivable                          255,728        250,505
                                          ------------   ------------

                                               312,490        312,298
     Less reserve for uncollected
       interest                                      0              0
                                          ------------   ------------

                                          $    312,490   $    312,298
                                          ------------   ------------
                                          ------------   ------------


  Interest earned but uncollected on conventional and other loans for a period in excess of 90 days is charged to the reserve for uncollected interest. The reserve is as follows:

                                                         September 30,
                                          -----------------------------------------
                                              1997           1996           1995
                                          ------------   ------------   -----------
     Conventional loan interest           $          0   $          0   $         0
     Consumer loan interest                          0              0           939
                                          ------------   ------------   -----------

                                          $          0   $          0   $       939
                                          ------------   ------------   -----------
                                          ------------   ------------   -----------

6  PREMISES AND EQUIPMENT

  Office properties and equipment consist of the following:

                                                  September 30,
                                                  -------------            Estimated
                                              1997           1996         Useful Life
                                          ------------   ------------    -------------
     Land                                 $     43,874   $     43,874
     Building and improvements                 279,095        274,615    10 - 50 years
     Furniture, fixtures and equipment         324,612        280,134     4 - 20 years
                                          ------------   ------------

                                               647,581        598,623
     Less accumulated depreciation             340,193        305,382
                                          ------------   ------------
                                          $    307,388   $    293,241
                                          ------------   ------------
                                          ------------   ------------

   Depreciation charged to income was $39,736, $32,549 and $20,462 in 1997, 1996 and 1995, respectively.

7  RESTRICTED ASSET

  During the year ended September 30, 1994 the Bank established a deferred compensation plan. The Bank maintains a separate restricted fund for deferred compensation.

8  DEPOSITS

     Deposits are summarized as follows:

                                               September 30, 1997
                                    -----------------------------------------
                                         Rate          Amount       Percent
                                    ------------   ------------     ---------
            Passbook savings               3.248%  $  2,012,424         8.99%
            NOW and other savings    0.000-3.500%     4,817,348        21.53
            Certificates             3.500-5.000%       588,540         2.63
            Certificates             5.001-5.500%     6,204,093        27.73
            Certificates             5.501-5.750%     2,663,647        11.91
            Certificates             5.751-5.999%     1,014,479         4.53
            Certificates             6.000-7.000%     5,052,037        22.59
            Certificates             7.001-7.036%        21,000          .09
                                                   ------------     ---------
                                                   $ 22,373,568       100.00%
                                                   ------------     ---------
                                                   ------------     ---------

                                               September 30, 1996
                                    -----------------------------------------
                                         Rate          Amount       Percent
                                    ------------   ------------     ---------
            Passbook savings               3.250%  $  2,199,568         9.55%
            NOW and other savings    1.450-3.500%     5,317,091        23.08
            Certificates             3.500-4.780%     1,936,315         8.40
            Certificates             4.780-5.260%     3,403,777        14.77
            Certificates             5.270-5.500%     1,526,948         6.63
            Certificates             5.510-5.750%     1,878,877         8.15
            Certificates             5.560-5.950%     6,758,643        29.33
            Certificates             5.960-7.040%        21,000          .09
                                                   ------------      --------
                                                   $ 23,042,219       100.00%
                                                   ------------     ---------
                                                   ------------     ---------

   The contractual maturity of certificate accounts is as follows:


                  1998             $ 8,335,172       53.63%
                  1999               3,946,669       25.39
                  2000               1,303,174        8.38
                  2001               1,956,782       12.59
                  2002                       0        0.00
                  Thereafter             2,000        0.01
                                   -----------     -------
                                   $15,543,797      100.00%
                                   -----------     -------
                                   -----------     -------

     The aggregate amount of jumbo deposits with balances in excess of $100,000 was approximately $1,929,364 and $1,255,000 at September 30, 1997
and 1996 respectively.

  The average interest rates on the certificate portfolio, computed without the effect of compounding daily interest at September 30, 1997, and 1996, were 5.69 percent and 5.55 percent, respectively.

  The average interest rate on deposits, computed without the effect of compounding daily interest, at September 30, 1997 and 1996, was 4.78 percent and 4.64 percent, respectively.

  Interest expense on deposits by type is summarized as follows:

                                                   September 30,
                                     ------------------------------------------
                                          1997           1996           1995
                                     ------------   ------------  -------------
            Passbook savings         $     68,638   $     65,807   $     66,614
            Now and other savings         128,923        138,837        186,941
            Certificates                  881,633        874,715        715,945
                                     ------------   ------------  -------------
                                     $  1,079,194   $  1,079,359   $    969,500
                                     ------------   ------------  -------------
                                     ------------   ------------  -------------

9  BORROWED FUNDS

  Borrowed funds at September 30, are summarized as follows:

                                                     1997           1996
                                                 ------------  ------------
      ESOP note payable                          $     74,000  $    110,000
      Advance from the Federal Home
        Loan Bank                                   4,500,000     3,000,000
                                                 ------------  ------------
                                                 $  4,574,000  $  3,110,000
                                                 ------------  ------------
                                                 ------------  ------------

  The Bank obtained a $201,020 promissory note dated April 26, 1994, carrying interest at the rate of the New York Prime (currently 8.50%). The interest rate shall be adjusted on each January 1. The principal is to be repaid in ten annual installments commencing on December 31, 1994.

  The promissory note is secured pursuant to a Stock Pledge Agreement associated with the Bank's Employee Stock Ownership Plan.

  The Bank obtained $4,500,000 in London Interbank Offered Rate (LIBOR) based advances from the Federal Home Loan Bank (FHLB). The Bank could repay any amount up to the outstanding balance of the advance on the thirtieth of each month. The LIBOR rates at September 30, 1997 were 5.656 percent to 5.690 percent. Accrued interest was $21,184 at September 30, 1997.

  Advances from the Federal Home Loan Bank of Cincinnati are collateralized by Federal Home Loan Bank stock and a blanket pledge of one-to-four family residential mortgage loans equivalent to 150 percent of the outstanding advances.

  Maturities of borrowed funds are as follows:


                            1998                $ 2,620,102
                            1999                  1,520,102
                            2000                     20,102
                            2001                     13,694
                            2002                          0
                            Thereafter              400,000
                                                -----------
                                                $ 4,574,000
                                                -----------
                                                -----------

10  EMPLOYEE BENEFITS

  PENSION PLAN - The Bank participates in the Financial Institutions Retirement Fund, a noncontributory retirement plan for all eligible employees. The required contribution for the cost of the plan amounted to $43,415 in 1997, $42,326 in 1996 and $54,167 in 1995. Past service costs have been fully deducted on prior financial statements. The Bank's policy is to fund pension costs as incurred. The defined benefit plan is fully insured by the Pension Benefits Guaranty Corporation.

  As is the case with multiple employer plans, separate actuarial valuations are not made with respect to each employer, nor are the plan assets so segregated.

  STOCK OPTION PLAN - The Bank granted stock options under the 1996 Stock Option and Incentive Plan (the "Plan"). The Bank applies APB Opinion 25 and related Interpretations in accounting for the Plan. In 1995, the FASB issued FASB Statement No. 123. "Accounting for Stock-Based Compensation" (SFAS 123) which, if fully adopted by the Bank, would change the methods the Bank applies in recognizing the cost of the Plan. Adoption of the cost recognition provisions of SFAS 123 is optional. As the cost value assigned to the stock options under a SFAS 123 methodology would not differ materially from that required by APB Option 25, the Bank has decided not to elect these provisions of SFAS 123.

  Under the Plan, the Bank is authorized to issue shares of common stock pursuant to "Awards" granted in various forms, including incentive stock options (intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended) non-qualified stock options and other similar stock-based awards. The Bank granted stock options to two officers in 1994 under the Plan in the form of incentive stock options. The stock options granted in 1997 have contractual terms of 10 years. All options granted have an exercise price no less than the fair market value of the stock at grant date. The options expire ten years after the date of grant. The Bank granted no options in the year ended September 30, 1997.

  In accordance with APB 25, the Bank has not recognized any compensation cost for the Plan in 1997.

  A summary of the status of the Bank's stock options as of September 30, 1997 and the charges during the year ended on that date is presented below:

                                        # of Shares
                                        Underlying          Weighted Average
                                          Options            Exercise Prices
                                         -----------        -----------------
Outstanding, October 1, 1996               25,127                $10.00
Granted during the year                         0
Exercised during the year                       0
                                          --------               -------
Outstanding September 30, 1997             25,127                $10.00

Eligible for exercise at year-end          25,127

  As of September 30, 1997, 25,127 options were outstanding with a weighted-average remaining contractual life of all stock options being 6.5 years.

  EMPLOYEE STOCK OWNERSHIP PLAN (ESOP) - As a part of the conversion from a mutual stock entity, the Bank formed the Employee Stock Ownership Plan
(ESOP). The ESOP borrowed $201,020 from an unrelated bank to purchase 20,102 shares of the Bank's common stock. The obligation of the ESOP to repay the debt is not guaranteed by the Bank. Generally, all employees of the Bank are eligible to participate in the ESOP upon attainment of age 21 and completion of one year of service. Participants are 100% vested in their right to ESOP benefits at all times.

     In November 1993, the AICPA issued Statement of Position 93-6 "Employers' Accounting for Employee Stock Ownership Plans." The Statement has been adopted by the Bank. The Statement requires, among other things, that: (1) for ESOP shares committed to be released in a period to compensate employees directly, employers should recognize compensation cost equal to the average fair value (as determined on a monthly basis) of the shares committed to be released, (2) dividends on unallocated shares used to repay ESOP loans are not considered dividends for financial reporting purposes, and (3) for earnings per share computations, ESOP shares that have been committed to be released should be considered outstanding. ESOP shares that have not been committed to be released should not be considered outstanding.

  Compensation cost charged to operations for the year ended September 30, 1997 and 1996 totaled $64,018 and $67,888, respectively. The fair value of the 7,400 unearned ESOP shares at September 30, 1997 was $123,950. The ESOP held 12,702 allocated shares at September 30, 1997. Shares are released based on the amount of principal payments made on the loan.

  In the case of a distribution of ESOP shares which are not readily tradeable on an established securities market, the ESOP provides the participant with a put option that complies with the requirements of Section 409(h) of the Internal Revenue Code. The Bank has classified outside of permanent equity the fair value of earned and unearned ESOP shares (net of the debt balance representing unearned ESOP shares) subject to the put option in accordance with the Securities and Exchange Commission Accounting Series Release #268.

  MANAGEMENT RECOGNITION PLAN (MRP) - In connection with the conversion, the Bank adopted the Management Recognition Plan, the objective of which is to enable the Bank to retain personnel of experience an ability in key positions of responsibility. Those eligible to receive benefits under the MRP include certain directors and executive officers of the Bank as determined by members of a committee appointed by the Board of Directors. On May 9, 1994, 10,051 shares were awarded.

  The fair market value of the common stock at that date was $106,519 and there is no exercise price for the stock. MRP awards vest 20% on each anniversary date of the award. Shares are held by the trustee and are voted by the MRP trustee in the same proportion that the trustee of the ESOP votes shares held therein. Assets of the MRP trust are subject to the general creditors of the Bank. All shares vest immediately if there is a change in control or in the case of a participant's death or disability. The Bank applies APB Opinion 25 and related Interpretations in accounting for the MRP.
 Compensation cost charged to operations for the MRP totaled $21,304 for the year ended September 30, 1997 and 1996.

11  FEDERAL INCOME TAX

  In accordance with the provision of FASB Statement No. 109, ACCOUNTING FOR INCOME TAXES deferred income taxes have been provided under the asset and liability method in which the deferred asset or liability is adjusted each period based on the application of currently enacted tax rates and laws that are scheduled to be in effect in the periods the temporary differences reverse. This method of accounting for income taxes resulted in the following deferred income taxes:

                                                   Year Ended September 30,
                                              ---------------------------------
                                              1997           1996          1995
                                           ----------     ----------     ----------
  (Increase) decrease in taxes currently
    payable due to timing differences      $   31,753     $   45,896     $ (  2,495)
                                           ----------     ----------     ----------
                                           $   31,753     $   45,896     $ (  2,495)
                                           ----------     ----------     ----------
                                           ----------     ----------     ----------

  The cumulative deferred income tax assets is $78,258 and $76,332 for September 30, 1997 and 1996, respectively, and the cumulative deferred tax liability of September 30, 1997 and 1996, $129,372 and $95,694, respectively.

  The components of income tax expense are as follows:

                                                   Year Ended September 30,
                                              ---------------------------------
                                              1997           1996          1995
                                           ----------     ----------     -----------
  Current tax expense                      $  117,200     $  106,437      $  108,880
  Deferred income tax expense
    (benefit)                                  31,753       ( 45,896)       (  2,495)
                                           ----------     ----------     -----------
  Income tax expense                       $  148,953     $   60,541      $  106,385
                                           ----------     ----------     -----------
                                           ----------     ----------     -----------

  The provision for federal income taxes differs from that computed at the statutory corporate rate of 34 percent of income before taxes as a result of the following:

                                                   Year Ended September 30,
                                           ------------------------------------------
                                              1997           1996            1995
                                           ----------     ----------      -----------
  Tax at corporate rates                   $  141,264     $   49,257      $  117,966
  Increase (decrease) in taxes:
    Other                                       1,569          3,828        ( 15,322)
    ESOP deduction                              6,120          7,456           3,741
                                           ----------     ----------      -----------
                                           $  148,953     $   60,541      $  106,385
                                           ----------     ----------      -----------
                                           ----------     ----------      -----------

   In August 1996, the Small Business Job Protection Act was signed into law which repeals the favorable tax bad debt deduction method available to savings banks. Although the percentage of taxable income method bad debt deduction will no longer be available to the Bank, the tax requirement to invest in certain qualifying types of investments and loans has been eliminated, thus providing greater freedom to the Bank in structuring its statement of financial condition to maximize returns. These tax-related changes had no impact on the Bank's financial position or results of operations.

  As of September 30, 1997, the Bank's bad debt reserve for federal tax purposes was approximately $380,649 which represents the base year amount. A deferred tax liability has not been recognized for the base year amount. If the Bank uses the base year reserve for any reason other than to absorb loan losses, a tax liability could be incurred. It is not anticipated that the reserve will be used for any other purposes.

12    STOCKHOLDERS' EQUITY

  GENERAL - Effective May 9, 1994, Princeton Federal Bank, converted from a federally chartered mutual savings and loan association to a federally-chartered capital stock savings bank. In connection with the conversion, 261,326 shares of common stock were sold at $10.00 per share. Net proceeds from the sale of stock were $2,466,544 after conversion cost of $146,716.

  LIQUIDATION ACCOUNT - In connection with the Bank's conversion from mutual to stock form of ownership during 1994, the Bank established a "liquidation account" currently in the amount of $1,820,432 for the purpose of granting to eligible savings account holders a priority in the event of future liquidation. Only in such an event would an eligible account holder, who continues to maintain a savings account, be entitled to receive a distribution from the liquidation account. The total amount of the liquidation account decreases in an amount proportionately corresponding to decreases in the savings account balances of the eligible account holder.

  DIVIDEND RESTRICTION - The bank may not declare or pay a cash dividend on any of its capital stock if the effect thereof would cause the net worth of the Bank to be reduced below the amount required for the liquidation account.

  Additionally, federal regulations limit dividend and capital distributions during a calendar year to 100 percent of the Bank's current net income plus the amount that would reduce by one-half it's surplus capital ratio at the beginning of the calendar year. If the Bank's capital requirement falls below its minimum capital requirement, the Bank may not pay dividends without regulatory approval.

13   FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

  The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet financing needs of its customers. Those financial instruments are commitments to extend credit and are detailed in Note
18. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. The collateral held varies but may include accounts receivable; inventory; property, plant, and equipment; and income-producing commercial properties.


14  SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

  Most of the Bank's business activity is with customers located within its lending community. The Bank has defined its lending community as Caldwell County, Northeastern Lyon County, and Southwestern Hopkins County, Kentucky. Occasionally, loans are made outside the lending community, but such lending rarely exceeds ten percent of its loan activity.

15  FINANCIAL INSTITUTIONS REFORM, RECOVERY AND ENFORCEMENT ACT ("FIRREA") OF
    1989

   FIRREA was signed into law on August 9, 1989 and regulations for savings institutions' minimum capital requirements went into effect on December 7, 1989. In addition to its capital requirements, FIRREA includes provisions for changes in the federal regulatory structure for institutions including a new deposit insurance system, increased deposit insurance premiums, and restricted investment activities with respect to non investment-grade corporate debt and certain other investments. FIRREA also increases the required ratio of housing-related assets in order to qualify as a savings institution.

  Certain features of the new capital regulations and their administration have not been made final. However, the regulations require institutions to have a minimum regulatory tangible capital equal to 1.5 percent of total assets, a minimum 3 percent leverage capital ratio and 8 percent risk-based capital ratio.

   The Bank at September 30, 1997 meets all capital requirements as defined by FIRREA. The institution's regulatory tangible capital was $4,459,868 or
14.1 percent of total assets, core capital was $4,459,868 or 14.1 percent of total assets, and risk-based capital was $4,689,868 or 23.9 percent of total risk-adjusted assets, as defined by FIRREA. Failure to meet these capital requirements exposes the institution to regulatory sanctions, including limitation on asset growth.

  As of September 30, 1997, the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There have been no conditions or events since that notification that management believes have changed the Bank's category. Amounts are in thousands.

                                                                   To Be Well
                                                For Capital    Capitalized Under
                                                 Adequacy      Prompt Corrective
                                   Actual        Purposes      Action Provisions
                              -------------    -------------    ----------------
                              Amount  Ratio    Amount  Ratio    Amount    Ratio
                              ------  -----    ------  -----    ------    -----
As of September 30, 1997
  Total Capital (to Risk
   Weighted Assets)           $4,690  23.90%   $1,586   8.0%    $1,982    10.0%
  Tier I Capital (to Risk
   Weighted Assets)           $4,460  22.50%   $  793   4.0%    $1,189     6.0%
  Tier I Capital (to
   Adjusted Total Assets)     $4,460  14.06%   $  951   3.0%    $  951     3.0%
  Tangible Capital (to
   Adjusted Total Assets)     $4,460  14.06%   $  476   1.5%    $4,476     1.5%
As of September 30, 1996
  Total Capital (to Risk
   Weighted Assets)           $4,587  23.90%   $1,535   8.0%    $1,919    10.0%
  Tier I Capital (to
   Risk Weighted Assets)      $4,366  22.75%   $  768   4.0%    $1,151     6.0%
  Tier I Capital (to
   Adjusted Total Assets)     $4,366  14.10%   $  928   3.0%    $  928     3.0%
  Tangible Capital (to
   Adjusted Total Assets)     $4,366  14.10%   $  464   1.5%    $  464     1.5%

16  OTHER NON-INTEREST INCOME AND EXPENSE

  Other non-interest income and expense amounts at September 30 are summarized as follows:

                                               1997         1996         1995
                                           -----------  -----------  -----------
     Other non-interest income:
       Late charges                        $    11,280  $     8,865  $     7,445
       Checking and saving account fees         58,380       46,189       49,237
       Insurance                                22,766       14,108       14,289
       Other                                     3,779        1,902        4,352
                                           -----------  -----------  -----------
                                           $    96,205  $    71,064  $    75,323
                                           -----------  -----------  -----------
                                           -----------  -----------  -----------

     Other non-interest expense:
       Employee expense accounts           $     8,179  $     6,674  $     5,359
       Data processing                          66,280       54,918       46,207
       Advertisement and promotion              30,333       32,027       31,412
       Bank charges                              6,564       11,917       23,231
       Professional fees                        21,480       21,383       19,471
       Office expense                           40,780       43,166       41,608
       Insurance and bonds                       9,324        8,071       10,181
       Franchise tax                            22,691       22,334       21,360
       Dues and subscriptions                    9,324        8,109        5,437
       Contributions                             8,831        8,229        7,466
       Other                                    38,343       31,051       36,588
                                           -----------  -----------  -----------
                                           $   262,129  $   247,879  $   248,320
                                           -----------  -----------  -----------
                                           -----------  -----------  -----------

17  COMMITMENTS

  At September 30, 1997 the Bank has committed $755,000 for variable rate floor plans and lines of credit. The note balances at September 30, 1997 were $360,756 leaving $394,244 in committed funds at year end. At September 30, 1996 the Association had $690,000 in committed funds at year end for the same purposes. No liability or reserve has been reflected in the financial statements for these commitments at September 30, 1997 and 1996.

18  P.F.S. HOME SERVICE CORPORATION, CONSOLIDATED SUBSIDIARY

  The following condensed statements summarize the financial position and operating results of the Bank's wholly owned subsidiary:

  P.F.S. HOME SERVICE CORPORATION

                     SUMMARY STATEMENTS OF FINANCIAL CONDITION
                           September 30, 1997 and 1996


             ASSETS
                                                        1997           1996
                                                   ------------   ------------
   Cash                                            $     14,524   $     14,224
   Stock - Savings & Loan Data Center                    15,000         15,000
                                                   ------------   ------------
                                                   $     29,524   $     29,224
                                                   ------------   ------------
                                                   ------------   ------------

      LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Income tax payable                               $          0   $          0
                                                   ------------   ------------

Common stock - stated value $100 per share;
  authorized 2,000 shares, issued 190 shares             19,000         19,000
Retained earnings                                        10,524         10,224
                                                   ------------   ------------
   Total stockholders' equity                            29,524         29,224
                                                   ------------   ------------
                                                   $     29,524   $     29,224
                                                   ------------   ------------
                                                   ------------   ------------

                          P.F.S. HOME SERVICE CORPORATION
                 SUMMARY STATEMENT OF INCOME AND RETAINED EARNINGS
                         September 30, 1997, 1996 and 1995

                                                 1997       1996        1995
                                             ----------  ----------  ----------
Income:
  Interest on investments and bank deposits  $      465  $      512  $      128
                                             ----------  ----------  ----------

Expenses:
  License and taxes                                  45          45          45
  Professional fees                                 120         110         100
  Other expenses                                      0       4,333          54
                                             ----------  ----------  ----------
                                                    165       4,488         199
                                             ----------  ----------  ----------

       Operating income (loss)                      300  (    3,976) (       71)

Gain of sale of fixed asset                           0           0      15,325
                                             ----------  ----------  ----------

Loss (income) before provision for
 income tax                                         300   (   3,976)     15,254

Provision for current income taxes                    0           0       3,886
                                             ----------  ----------  ----------

       Net (loss) income                            300   (   3,976)     11,368

Retained earnings, beginning                     10,224      14,200       2,832
                                             ----------  ----------  ----------

Retained earnings, ending                    $   10,524  $   10,224  $   14,200
                                             ----------  ----------  ----------
                                             ----------  ----------  ----------

19  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

  In December 1991, the FASB issued SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." This statement extends the existing fair value disclosure practices for some instruments by requiring all entities to disclose the fair value of financial instruments (as defined), both assets and liabilities recognized and not recognized in the statements of financial condition, for which it is practicable to estimate fair value.

  There are inherent limitations in determining fair value estimates as they relate only to specific data based on relevant information at that time. As a significant percentage of the Bank's financial instruments do not have an active trading market, fair value estimates are necessarily based on future expected cash flows, credit losses and other related factors. Such estimates are, accordingly, subjective in nature, judgmental and involve imprecision. Future events will occur at levels different from that in the assumptions, and such differences may significantly affect the estimates.

  The statement excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

  Additionally, the tax impact of the unrealized gains or losses has not been presented or included in the estimates of fair value.

  The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

  CASH AND CASH EQUIVALENTS: The carrying amounts reported in the statements of financial condition for cash and short-term instruments approximate those assets' fair values.

  INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES: Fair values for investment securities are based on quoted market prices, where available. If quoted market pries are not available, fair values are based on quoted market prices of comparable instruments. No active market exists for the Federal Home Loan Bank capital stock. The carrying value is estimated to be fair value since, if the Bank withdraws membership in the Federal Home Loan Bank, the stock must be redeemed for face value.

  LOANS RECEIVABLE: For certain homogeneous categories of loans, such as residential mortgages and other consumer loans, fair value is estimated using the quoted market prices for securities based by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

  DEPOSITS: The fair value of savings deposits and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

  ADVANCES FROM THE FEDERAL HOME LOAN BANK: Advances from the Federal Home Loan Bank primarily bear interest at current variable rates, therefore their carrying value approximates their fair value.

  LOAN COMMITMENTS: The fair value of loan commitments is estimated to approximate the contract values, as the related loan will have a current market value, the creditworthiness of the counterparties is presently considered in the commitments, and the original fees, charged do not vary significantly from the fee structure at September 30, 1997.

  The estimated fair values of the Bank's financial instruments are as follows:

                                         At September 30, 1997   At September 30, 1996
                                         ---------------------   ---------------------
                                         Carrying                Carrying
                                          Amount    Fair Value    Amount    Fair Value
                                         --------   ----------   --------   ----------
                                                        (in thousands)
Financial Assets:
  Cash                                   $   295     $   295     $   366     $   366
  Interest-bearing deposits in other
   depository institutions                   710         710         396         396
  Investment securities                    2,510       2,517       2,786       2,574
  Investment in nonmarketable equity
   securities
  Mortgage-backed securities               4,386       4,167       4,448       4,150
  Loans receivable, net of allowance
   for loan losses of $230 for 1997 and
   $225 for 1996                          23,076      23,752      22,190      22,989

Financial Liabilities:
  Savings accounts and certificates      $22,373     $22,397     $23,036     $23,405
  Federal Home Loan Bank advances          4,500       4,513       3,000       3,028
  Other borrowed funds                        74          74         110         110


20 PRIOR PERIOD ADJUSTMENT

  Net income for September 30, 1997, 1996 and 1995 and retained earnings at October 1, 1994 has been restated from amounts previously reported to reflect additional ESOP compensation and interest expense of $30,813, $46,618, $13,981 and $5,000 respectively. Income tax expense for September 30, 1997, 1996 and 1995 has also been restated from amounts previously reported to adjust income taxes by $19,529, $7,990 and ($19,731) respectively. These retroactive adjustments (reduced) increased basic net income per share for such years by ($.20), ($.23) and $.02, respectively, as follows:

                            Retained
                            Earnings                  Net Income
                         ---------------   -------------------------------
                         October 1, 1994     1997        1996        1995
                         ---------------     ----        ----        ----
Previously reported       $  2,105,530     $316,872    $138,941    $234,824
Adjustments                     (5,000)     (50,342)    (54,608)      5,750
                          ------------     --------    --------    --------
As adjusted               $  2,100,530     $266,530    $ 84,333    $240,574


                      PRINCETON FEDERAL BANK, FSB AND SUBSIDIARY
                    UNAUDITED CONSOLIDATED STATEMENTS OF CONDITION
                                    (IN THOUSANDS)

                                                                       June 30,   September 30,
                                ASSETS                                   1998          1997
-----------------------------------------------------------------     ---------   -------------
Cash                                                                  $   622       $   655
Federal Funds Sold                                                        260           350
Investment securities, at cost (estimated market value of $1,535
     at March 31, 1998 and $2,517 at September 30, 1997)                1,235         2,510
Mortgage-backed securities, at cost (estimated market value
     of $5,918 at March 31, 1998 and $4,168 at September 30, 1997)      5,701         4,385
Loans Receivable, net                                                  22,738        23,076
Accrued interest receivable                                               296           313
Other repossessed assets                                                   --            21
Premises and equipment, (net of accumulated depreciation of
     $295 at March 31, 1998 and $340 at September 30, 1997)               294           308
Other assets                                                               38            58
Cash restricted for deferred compensation plan                             48            35
                                                                      -------       -------
                                                                      $31,232       $31,711
                                                                      -------       -------
                                                                      -------       -------
          LIABILITIES AND STOCKHOLDER'S EQUITY
-----------------------------------------------------------------
Deposits                                                              $22,259       $22,373
Borrowed funds                                                          4,162         4,574
Advances from borrowers for taxes and insurance                            --             1
Tax liability                                                              81            78
Accrued interest payable                                                  118           124
Accrued expenses and other liabilities                                     77           101
                                                                      -------       -------
               Total liabilities                                      $26,697       $27,251
                                                                      -------       -------
                                                                      -------       -------
Common Stock owned by ESOP (subject to put option)                        317           228

Stockholders' equity:
     Common stock, $.01 par value per share; 1,000,000 shares
     authorized, 270,154 shares issued and outstanding at
     June 30, 1998 and 261,326 at  September 30, 1997                       3             3
     Additional paid-in capital                                         2,655         2,525
     Employee stock ownership trust obligation                            (33)          (74)
     Unvested shares of management recognition plan                       (21)          (43)
     Retained earnings, substantially restricted                        1,931         2,048
     Common Stock owned by ESOP (subject to put option)                  (317)         (227)
                                                                      -------       -------
                                                                        4,218         4,232
                                                                      -------       -------
               Total liabilities and stockholders' equity             $31,232       $31,711
                                                                      -------       -------
                                                                      -------       -------

                     PRINCETON FEDERAL BANK, FSB, AND SUBSIDIARY
                     UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                                    (IN THOUSANDS)

                                                       FOR THE NINE-MONTH PERIOD
                                                            ENDED JUNE 30,
                                                       -------------------------
                                                          1998           1997
                                                         ------         ------
Interest income:
  First mortgage loans                                   $1,029         $1,041
  Consumer and other loans                                  513            462
Investment securities                                        93            116
Mortgage-backed and related securities                      213            202
Other interest earning assets                                31             13
                                                         ------         ------
    Total interest income                                $1,879         $1,834

Interest expense:
  Deposits                                                  798            808
  Borrowed funds                                            211            141
                                                         ------         ------
    Total interest expense                                1,009            949

    Net interest income                                     870            885

Provision for loan losses, net                              (18)           (15)
                                                         ------         ------

    Net interest income after provision for loan losses     852            870

Noninterest income:
  Dividends                                                  18             15
  Gain on foreclosed real estate                              0              0
  Other                                                      63             70
                                                         ------         ------
    Total noninterest income                             $   81         $   85

Noninterest expense:
  General and administrative:
    Compensation and benefits                               384            394
    Occupancy and equipment                                  58             52
    SAIF deposit insurance                                   12             18
    Other                                                   200            189
                                                         ------         ------
    Total noninterest expense                            $  654         $  653

    Income before provision for federal income taxes        279            302

  Provision for federal income taxes                         88            102
                                                         ------         ------
  Net income                                             $  191         $  200
                                                         ------         ------
                                                         ------         ------

  Earnings per share:
    Basic                                                     0.74           0.81
    Diluted                                                   0.71           0.78
  Weighted average number of shares
    Basic                                               256,730        245,980
    Diluted                                             267,391        257,963

                      PRINCETON FEDERAL BANK, FSB AND SUBSIDIARY
                   UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                    (IN THOUSANDS)

                                                                           FOR THE NINE-MONTH PERIOD
                                                                           ENDED JUNE 30,
                                                                           ------------------------
                                                                            1998            1997
                                                                           ------          ------
Cash flows from operating activities
Net income                                                                $  191          $  200
Adjustments to reconcile net income to
  net cash provided by operating activities
    Depreciation                                                              43              27
    Amortization                                                             (36)            (20)
    Provision for losses, net                                                 24              15
    Stock dividends                                                          (18)            (15)
    Market value adjustments included in pension costs                        41              18
    Amortization of MRP                                                       22              21
    (Increase) decrease in:
      Federal income tax receivable                                            0              27
      Interest receivable                                                     17              34
      Other assets                                                             7             (18)
    Increase (decrease) in:
      Federal income tax liability                                             3               0
      Interest payable                                                        (6)              5
      Other liabilities                                                      (24)           (165)
                                                                          ------          ------
      Net cash provided by operating activities                              264             129
Cash flows from investing activities
    Net (increase) decrease in loans receivable                              332            (732)
    Purchase of investment securities                                     (1,000)              0
    Proceeds from maturities of investment securities                      2,293             300
    Purchase of mortgage-backed securities and related securities         (1,893)              0
    Proceeds from maturities of mortgage-backed and related securities       595              40
    Proceeds from sale of real estate owned                                   21
    Proceeds from sale of other repossessed assets                             0               2
    Purchase of fixed assets                                                 (29)            (34)
                                                                          ------          ------
      Net cash provided by investing activities                              319            (424)

Cash flows from financing activities
    Net increase (decrease) in deposits                                     (114)            (86)
    Prepayment of long-term debt                                          (3,412)            (36)
    Principal payments on ESOP debt                                           41              26
    Proceeds from new long-term debt                                       3,000           1,000
    Net increase (decrease) in mortgage escrow funds                          (1)             (2)
    Dividends paid                                                          (308)           (261)
    Stock options exercised                                                   88               0
                                                                          ------          ------
      Net cash provided (used) by financing activities                      (706)            641
                                                                          ------          ------
      Net increase (decrease) in cash                                       (123)            346

Cash, beginning of period                                                  1,005             762
                                                                          ------          ------
     Cash, end of period                                                  $  882          $1,108
                                                                          ------          ------
                                                                          ------          ------
Supplemental disclosures
     Cash paid for:
       Interest on deposits, advances and other borrowings                 1,009             944
       Income taxes                                                          123              76

                      PRINCETON FEDERAL BANK, FSB AND SUBSIDIARY
                           NOTES TO UNAUDITED CONSOLIDATED
                                 FINANCIAL STATEMENTS

1    EARNINGS PER SHARE

     The following table reflects the reconciliation of the numerator and denominator of the basic earnings per share computation to the numerator and denominator of the diluted earnings per share computation:


                                            For the Nine Months Ended                For the Nine Months Ended
                                                  June 30, 1998                            June 30, 1997
                                     --------------------------------------   -------------------------------------
                                        Income        Shares      Per Share     Income         Shares     Per Share
                                     (Numerator)   (Denominator)   Amount     (Numerator)  (Denominator)    Amount
                                     -----------   -------------  ---------   -----------  -------------  ---------
Basic earnings per share
Income available to common
  shareholders                         $191,000       256,730      $0.74       $200,000       245,980        $0.81
Effect of dilutive securities
Stock options                                           8,014                                   7,952
Management recognition plan                             2,647                                   4,031
                                       --------       -------      -----       --------      --------        -----
Diluted earnings per share             $191,000       267,391      $0.71       $200,000       257,963        $0.78
Income available to common share-
   holders plus assumed conversions



     There were no preferred dividends or antidilutive securities that would effect the computation of earnings per share.

                                      APPENDIX A

                         AGREEMENT AND PLAN OF REORGANIZATION


     THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is entered into as of the 22nd day of May, 1998, by and between National City Bancshares, Inc., an Indiana corporation ("NCBE"), and Princeton Federal Bank, fsb, a federal savings bank ("PFB").

                                 W I T N E S S E T H:

     WHEREAS, the parties desire that NCBE acquire PFB in a transaction to be accounted for as a pooling-of-interests by merging (the "Merger") with and into PFB a to-be-formed interim federal savings bank subsidiary of NCBE ("Interim"); and

     WHEREAS, the Board of Directors of PFB deems the Merger advisable and in the best interests of its shareholders and has adopted resolutions approving this Agreement and the Merger Agreement relating to the Merger in the form attached hereto as Exhibit A (the "Merger Agreement"); and

     WHEREAS, the Board of Directors of NCBE has adopted a resolution approving the Merger and this Agreement and agreeing to cause Interim to enter into the Merger Agreement after NCBE completes the formation of Interim.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations, warranties and covenants herein contained and for the purpose of prescribing the terms and conditions of the Merger, the mode of carrying the Merger into effect, and such other provisions as are deemed desirable in connection with the Merger, the parties, intending to be bound, hereby agree as follows:

     1. THE MERGER. Upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with applicable law, at the Effective Time (as defined in the Merger Agreement), Interim will be merged with and into PFB. PFB shall be the surviving bank under the Merger (the "Surviving Bank").

     2. REGULATORY APPROVALS. The parties acknowledge that certain approvals must be received from or notices must be given to federal and state banking regulatory agencies to complete the transactions contemplated by this Agreement, including: (i) the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"); (ii) the Office of Thrift Supervision (the "OTS");
and (iii) any other banking regulatory authorities having jurisdiction over the parties or the Merger (the governmental agencies referred to in items (i)-(iii) above are collectively referred to herein as the "Applicable Governmental Authorities").

     3. CLOSING. The delivery of the certificates and opinions called for by this Agreement shall take place at the offices of NCBE, 227 Main Street, Evansville, Indiana, at a closing (the "Closing") fixed by agreement of NCBE and PFB as promptly as practicable following the latest of (i) approval by all the Applicable Governmental Authorities; (ii) the expiration of any waiting period imposed by law; and (iii) satisfaction or waiver (to the extent legally permissible) of the conditions set forth in Sections 10, 11 and 12 of this Agreement.

     4.   EXCHANGE OF CERTIFICATES.

     (a) SURRENDER OF CERTIFICATES. Within five (5) business days after the Effective Time, the exchange agent appointed by NCBE (the "Exchange Agent"), shall send to each record holder of shares of PFB's Common Stock, $0.01 par value (" PFB Common"), except for holders of Dissenting Shares (as defined in the Merger Agreement), a letter of transmittal for use in effecting the surrender of certificates formerly evidencing PFB Common in exchange for the Merger Consideration (as defined in the Merger Agreement). The letter of transmittal shall specify how surrender of the certificates formerly evidencing shares of PFB Common shall be effected. Upon surrender of a certificate formerly evidencing PFB Common to the Exchange Agent together with such letter of transmittal and such other documentation that reasonably may be required by NCBE or the Exchange Agent, the Merger Consideration shall be issued, and the certificate so surrendered shall be canceled. No interest shall accrue or be paid with respect to the Merger Consideration. There shall be no obligation to deliver the Merger Consideration in respect of any shares of PFB Common until (and then only to the extent that) the holder thereof validly surrenders the certificates formerly representing the shares of PFB Common for exchange as provided in this Section 4, or, in lieu thereof, delivers to the Exchange Agent an appropriate affidavit of loss and an indemnity agreement as may be required in any such case by NCBE in its reasonable discretion. If any payment for shares of PFB Common is to be made in a name other than the registered holder of a surrendered certificate, it shall be a condition to the payment that the certificate shall be properly endorsed or otherwise in proper form for transfer, that all signatures shall be guaranteed by a bank, broker or other institutional member of the Medallion Signature Guarantee Program, and that the person requesting the payment shall either (i) pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of a surrendered certificate or (ii) establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not payable.

     (b) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to shares of NCBE's Common Stock, without par value ("NCBE Common") included in the Merger Consideration with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate evidencing shares of PFB Common with respect to the shares of NCBE Common evidenced thereby until the surrender of such certificate in accordance with this Section 4.

     (c) ESCHEAT. Notwithstanding anything in this Section 4 or elsewhere in this Agreement to the contrary, neither the Exchange Agent nor any party hereto shall be liable to a former holder of PFB Common for any property delivered to a public official pursuant to applicable escheat or abandoned property laws.

     (d) NO FURTHER OWNERSHIP RIGHTS IN PFB COMMON. The Merger Consideration paid upon the surrender of a certificate evidencing shares of PFB Common in accordance with the terms of this Section 4 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of PFB Common theretofore represented by such certificate, and there shall be no further registration of transfers on the stock transfer books of the Surviving Bank of the shares of PFB Common which were outstanding immediately prior to the Effective Time.

     (e) WITHHOLDING RIGHTS. NCBE shall be entitled to deduct and withhold from any dividends payable to former holders of PFB Common such amounts as NCBE is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"). Such withheld amounts shall be treated as having been paid by any such former holder of shares of PFB Common.

     5. REPRESENTATIONS AND WARRANTIES OF NCBE. NCBE represents and warrants to PFB as follows:

     (a) ORGANIZATION, AUTHORIZATION AND NO VIOLATION. NCBE is a corporation duly organized and validly existing under the laws of the State of Indiana.
NCBE has all necessary corporate power to own its properties and assets and to carry on its business as now conducted. Subject to receipt of approvals from the Applicable Governmental Authorities, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by NCBE have been duly authorized by all necessary corporate action on the part of NCBE, and this Agreement constitutes the legal, valid and binding obligation of NCBE, enforceable against NCBE in accordance with its terms, except as limited by (i) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors' rights generally, and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or law. The execution and delivery of this Agreement by NCBE, the execution and delivery of the Merger Agreement by Interim after its formation, and the consummation of the transactions contemplated by this Agreement, will not violate the provisions of, or constitute a breach or default under, the articles of incorporation or by-laws of NCBE or any material agreement to which NCBE is a party or is bound, or any other material license, law, order, rule, regulation or judgment to which NCBE is a party. NCBE is duly registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended.

     (b) NO SHAREHOLDER VOTE. No vote by the shareholders of NCBE is required to approve the Merger under Indiana law, the articles of incorporation or by-laws of NCBE or any rules of the National Association of Securities Dealers, Inc. which apply to Nasdaq National Market issuers.

     (c) CAPITAL STOCK. The authorized capital stock of NCBE consists of 20,000,000 shares of NCBE Common, of which 10,759,219 shares were issued and outstanding as of May 1, 1998. All of the issued and outstanding shares of NCBE Common are duly and validly issued and outstanding and are fully paid and non-assessable. None of the shares of NCBE Common have been issued in violation of any preemptive rights. As of the date hereof, there are no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, such shares or contracts, commitments, understandings or arrangements by which NCBE is or may be obligated to issue additional shares of capital stock or other equity securities of NCBE, other than (i) options to purchase shares of NCBE Common which have been granted pursuant to NCBE's Incentive Stock Option Plan, and (ii) commitments to issue shares of NCBE Common in connection with the pending acquisitions of Illinois One Bankcorp, Inc., Trigg Bancorp, Inc., Community First Financial, Inc., Hoosier Hills Financial Corporation and 1st Bancorp Vienna, Inc.

     (d) SEC DOCUMENTS. NCBE has provided PFB with copies of the following reports (the "SEC Documents") filed by NCBE with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"): (i) the annual report on Form 10-K for the year ended December 31, 1997, as amended; and (ii) the definitive proxy materials for the 1998 annual meeting of NCBE shareholders. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder and did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not misleading.

     (e) FINANCIAL INFORMATION. NCBE has delivered to PFB the consolidated balance sheets of NCBE and its subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the three (3) years ended December 31, 1997, together with the notes thereto, that are included in the SEC Documents.
Such financial statements have been audited by McGladrey & Pullen, LLP, independent auditors, whose report thereon is included with such financial statements. Such financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except for changes, if any, required by GAAP and disclosed therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of NCBE and its consolidated subsidiaries as of the dates and for the periods indicated. At December 31, 1997, there were no material liabilities of NCBE and its subsidiaries (actual, contingent or accrued) which, in accordance with GAAP applied on a consistent basis, should have been shown or reflected in such financial statements or the notes thereto, but which are not so reflected.

     (f) ABSENCE OF CHANGES. Except as disclosed in the SEC Documents, since December 31, 1997, NCBE has not incurred any obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, and there has not been any material adverse change in the financial condition, results of operations or business of NCBE and its subsidiaries taken as whole, nor have there been any events or transactions having such a material adverse effect which should be disclosed in order to make the financial statements described in subsection (e) not misleading.

     (g) LITIGATION. There is no litigation, claim, investigation or other proceeding pending or, to the knowledge of NCBE, threatened, against or adversely affecting NCBE or any of its subsidiaries, or of which the property of NCBE or any of its subsidiaries is or would be subject and which would have a material adverse effect on the financial condition, results of operations or business of NCBE and its subsidiaries, taken as a whole. To the knowledge of NCBE management, there is no litigation, claim, investigation or other proceeding to which any director, officer, employee or agent of NCBE or any of its subsidiaries in their respective capacities as directors, officers, employees or agents, is a party, pending of threatened against any such director, officer, employee or agent. There is no outstanding order, writ, injunction or decree of any court, government or governmental agency against or, affecting NCBE or any of its subsidiaries, or the assets or business of NCBE or any of its subsidiaries, which could reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of NCBE and its subsidiaries, taken as a whole, or which challenges the validity of the transactions contemplated by this Agreement.

     (h) SHARES TO BE ISSUED IN THE MERGER. The shares of NCBE Common to be issued in the Merger are duly authorized and, when issued in accordance with this Agreement and the Merger Agreement, will be validly issued, fully paid and nonassessable.

     (i) POOLING-OF-INTERESTS; TAX TREATMENT. As of the date of this Agreement, NCBE has no reason to believe that the Merger will not qualify for the pooling-of-interests method of accounting under Accounting Principles Board No. 16 ("APB 16") or that the Merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

     (j) REGULATORY APPROVALS. NCBE knows of no reason, other than the receipt by NCBE of a "needs improvement" rating with regard to its Year 2000 compliance efforts by bank regulatory authorities, why (i) it would not receive all regulatory approvals from the Applicable Governmental Authorities in connection with the transactions contemplated by this Agreement at least 15 calendar days before the Termination Date (as defined in Section 15(c) of this Agreement) or
(ii) any of such regulatory approvals would be subject to a condition that would have a material adverse effect on the financial condition, operations, business or assets of NCBE and its subsidiaries, taken as a whole.

     (k) TRUE AND COMPLETE INFORMATION. No representation or warranty made by NCBE contained in this Agreement and no statement of NCBE contained in any certificate, list, exhibit or other instrument specified in this Agreement, whether heretofore furnished to PFB or hereinafter required to be furnished to PFB, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

     6. REPRESENTATIONS AND WARRANTIES OF PFB. PFB represents and warrants to NCBE, except as disclosed in the writing delivered to NCBE concurrently with the execution of this Agreement (the "Disclosure Schedule"), as follows:

          (a)(i) ORGANIZATION AND GOOD STANDING OF PFB. PFB is a savings bank duly organized, validly existing and in good standing under the Home Owners Loan Act, as amended ("HOLA"), and has all necessary corporate power to own its properties and assets and to carry on its business as now conducted. PFB is duly qualified to conduct its business and is in good standing in each jurisdiction in which the nature of the business transacted by PFB requires such qualification. The deposits of PFB are insured by the Savings Association Insurance Fund administered by the FDIC up to applicable limits.

          (ii) CAPITAL STOCK. On the date hereof, PFB has 1,000,000 shares of PFB Common and 500,000 shares of Preferred Stock, $0.01 par value ("PFB Preferred") and there are 270,204 shares of PFB Common issued and outstanding and no shares of PFB Preferred issued and outstanding. All of the issued and outstanding shares of PFB Common are duly and validly authorized and issued, fully paid and nonassessable. None of the issued and outstanding shares of PFB Common have been issued in violation of any preemptive rights. There are no shares of any class of capital stock or equity securities of PFB outstanding other than the PFB Common and there are no outstanding, options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities convertible into or exchangeable for, such shares or contracts, commitments, understandings or arrangements by which PFB is or may be obligated to issue additional shares of any class of capital stock or other equity securities of PFB except for options to acquire an aggregate of 16,249 shares of PFB Common (the "PFB Options") as disclosed in the Disclosure Schedule.

     (b) AUTHORIZATION AND NO VIOLATION. PFB has all requisite corporate power and authority to enter into this Agreement and Merger Agreement and, subject to approval of the Merger by the Applicable Governmental Authorities and the approval by the shareholders of PFB of this Agreement and an amendment to
Article 8 of PFB's Federal Stock Charter (the "PFB Charter") to delete Section A (Beneficial Ownership Limitation) thereof (the "Charter Amendment"), to consummate the transactions contemplated by the Agreement. The execution and delivery of this Agreement and the Merger Agreement by PFB and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of PFB, except for the approval of this Agreement and the Charter Amendment by PFB's shareholders. This Agreement constitutes and the Merger Agreement, when executed, will constitute, the legal, valid and binding obligation of PFB, enforceable against PFB in accordance with its terms, except as limited by
(x) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors' rights generally, and (y) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. The execution of this Agreement and the Merger Agreement by PFB and the consummation of the transactions contemplated by this Agreement will not violate the provisions of, or constitute a breach or default under (i) the PFB Charter (assuming shareholder approval of the Charter Amendment contemplated hereby), (ii) the by-laws of PFB, (iii) any Material Contract (as defined in Section 6(f)) of PFB or (iv) any other material license, law, order, rule, regulation or judgment to which PFB is a party, is bound or by which any of its respective properties or assets is subject. The minute books of PFB accurately reflect in all material respects all corporate actions held or taken by its shareholders and Board of Directors (including committees of the Board of Directors).

     (c) SUBSIDIARIES. The only entity (including, without limitation, corporations, partnerships, limited liability companies and joint ventures) in which PFB has a direct or indirect equity or ownership interest is P.F.S. Home Service Corporation (the "Subsidiary"). Unless the context indicates otherwise, references to PFB in this Agreement shall mean PFB and the Subsidiary.

     (d) FINANCIAL STATEMENTS. PFB has delivered to NCBE the consolidated statements of financial condition of PFB as of September 30, 1997 and 1996 and the related statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended September 30, 1997. Such financial statements have been audited by Thurman Campbell & Co., certified public accountants, whose report thereon is included with such financial statements. Such financial statements have been prepared in conformity with GAAP applied on a consistent basis (except for changes, if any, required by GAAP and disclosed therein), the statements of financial condition present fairly the consolidated financial condition of PFB as of their dates and the statements of income present fairly the results of operations of PFB for the periods covered. At September 30, 1997, there were no material liabilities of PFB (actual, contingent or accrued) which, in accordance with GAAP applied on a consistent basis, should have been shown or reflected in such financial statements or the notes thereto, but which are not so shown or reflected.

     (e)  TAXES AND TAX RETURNS.

          (i) To the knowledge of PFB management, PFB has duly filed all federal and state tax information and tax returns (the "Returns") required to be filed by it (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all material taxes and other governmental charges which have been incurred and are shown to be due on said Returns or are otherwise due or claimed to be due from it or imposed on it or its properties, assets, income, franchises, licenses, sales or use, by any federal, state or local taxing authorities (collectively, the "Taxes") on or prior to the date hereof other than Taxes which are being contested in good faith and by appropriate proceedings and as to which PFB has set aside adequate reserves. To the knowledge of PFB management, the amounts recorded as reserves for Taxes on the consolidated financial statements of PFB as of September 30, 1997, are sufficient in the aggregate for the payment of all unpaid Taxes (including any interest or penalties thereon) whether or not disputed or accrued, for the period ended September 30, 1997 or for any year or period prior thereto. The federal and state Returns of PFB have been examined by the Internal Revenue Service ("IRS") or other appropriate tax authority or the tax years have been closed without audit and any liability with respect thereto has been satisfied for all years to and including the year ended December 31, 1993 and, if required, the appropriate tax authorities have been apprised of such liabilities and the satisfaction thereof. There are no material disputes pending, or claims asserted, for Taxes upon PFB. PFB has not been required to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state or local Return for any period. PFB does not have in effect any power of attorney or authorization to anyone to represent it with respect to any Taxes. PFB has not filed any consolidated federal income tax return with an "affiliated group" (within the meaning of Section 1504 of the Code), where PFB was not the common parent of the group. PFB is not and has not been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone other than PFB. PFB has not filed a consent under Section 341(f) of the Code. PFB has made available to NCBE or its representatives complete and correct copies of its federal and state income tax returns filed on or prior to April 15, 1998, and all examination reports, if any, relating to the audit of such returns by the IRS or other tax authority for each taxable year beginning on or after January 1, 1995.

          (ii) All monies required to be withheld from employees of PFB for income taxes, social security and unemployment insurance taxes or collected from customers or others as sales, use or other taxes have been withheld or collected and paid, when due, to the appropriate governmental authority, or if such payment is not yet due, a reserve, which in the opinion of PFB management is adequate, has been established.

     (f) MATERIAL CONTRACTS. The Disclosure Schedule contains a list of all executory contracts, indentures, commitments, and other agreements (other than agreements or commitments for loans made in the ordinary course of business) in excess of $50,000 to which PFB is a party or to which PFB or any of its properties are subject (collectively, the "Material Contracts" and each a "Material Contract"). All Material Contracts were entered into in the ordinary course of business. PFB has duly performed all its obligations thereunder to the extent that such obligations to perform have accrued, and no material breach or default thereunder by PFB or, to the knowledge of PFB management, any other party thereto has occurred which will impair the ability of PFB to enforce any material rights thereunder.

     (g) REAL ESTATE. PFB has good title to all of the assets reflected as owned in the financial statements described in Subsection (e), and in the case of real property, transferable and insurable title in fee simple, and in all cases free and clear of any material liens or other encumbrances. The real properties, structures, buildings, equipment, and the tangible personal property owned, operated or leased by PFB are (i) in good repair, order and condition, except for depletion, depreciation and ordinary wear and tear, and (ii) free from any known structural defects. There are no laws, conditions of record or other impediments which materially interfere with the intended uses by PFB of the real property or tangible personal property owned or leased by it.

     (h) NO MATERIAL ADVERSE CHANGE. Since September 30, 1997, there has been no material adverse change in the business, financial condition, properties, results of operation, or capitalization of PFB.

     (i) LITIGATION. There is no litigation, claim, investigation or other proceeding pending or, to the knowledge of PFB management, threatened, against or adversely affecting PFB, or of which the property of PFB is or would be subject and which would have a material adverse effect on the financial condition, results of operations or business of PFB. To the knowledge of PFB management, there is no litigation, claim, investigation or other proceeding to which any director, officer, employee or agent of PFB in their respective capacities as directors, officers, employees or agents, is a party, pending or threatened against any such director, officer, employee or agent. There is no outstanding order, writ, injunction or decree of any court, government or governmental agency against or, affecting PFB, or the assets or business of PFB, which could reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of PFB, or which challenges the validity of the transactions contemplated by this Agreement.

     (j) INSURANCE. PFB has in effect insurance coverage with reputable insurers, which in respect to amounts, types and risks insured, is adequate in the opinion of PFB management for the business in which PFB is engaged. All policies of insurance owned or held by PFB are in full force and effect, all material premiums with respect thereto covering all periods up to and including the date hereof is paid (other than retrospective premiums which may be payable with respect to worker's compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy.

     (k)  COMPLIANCE WITH LAWS.   PFB has conducted its business in substantial
compliance with all applicable federal, state and local laws, regulations and orders including, without limitation, disclosure, usury, equal credit opportunity, equal employment, fair credit reporting, lender liability, and other laws, regulations and orders, and the forms, procedures and practices used by PFB, to the knowledge of PFB management, are in compliance with such laws, regulations and orders except to the extent that non-compliance with any such law, regulation or order would not have a material adverse effect on PFB.

     (l) BROKER'S AND FINDER'S FEES. Except for the fees payable to Professional Bank Services, Inc. ("PBS"), PFB has not incurred any obligation or liability, contingent or otherwise, for any brokers or finders in respect of the matters provided for in this Agreement.

     (m)  EMPLOYEE BENEFIT PLANS.

          (i) There are no other trades or businesses, whether or not incorporated, which, together with PFB, would be deemed to be a "single employer" within the meaning of Section 414(b), (c) or (m) of the Code.

          (ii)  The Disclosure Schedule sets forth a true and a complete list of
     (A) each employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") that PFB currently maintains or has maintained within the three year period preceding the date hereof (the "ERISA Plans"), and (B) each other plan, arrangement, program and agreement providing employee benefits, including, but not limited to, deferred compensation, bonuses, severance pay or fringe benefits, and consulting or employment agreements, that are presently maintained for the benefit of any current or former employees of PFB (the ERISA Plans and such other plans are collectively referred to as the "Plans"). PFB has made available to NCBE copies of all Plans and any related documents or instruments establishing the Plans or any related trusts or funding arrangements; the most recent determination letter, or any outstanding request for a determination letter, from the IRS with respect to each ERISA Plan intended to satisfy the requirements of Section 401(a) of the Code and a copy of the application on which the determination letter or request for determination letter is based; fidelity bonds; actuarial valuations, if applicable, for the most recent three plan years for which such valuations are available; current summary plan descriptions; annual returns/reports on Form 5500 and summary annual report for the three most recent plan years; Form 5310 and any related filings with the IRS, the Department of Labor ("DOL") or the Pension Benefit Guaranty Corporation ("PBGC") within the last year preceding the date of this Agreement; and any material correspondence to or from the IRS, DOL or PBGC within the last three years preceding the date hereof in connection with any Plan.

          (iii) PFB does not currently maintain or contribute to, or has ever maintained or contributed to, a "multi-employer plan" as defined in Section 3(37) of ERISA.

          (iv) No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees for any period extending beyond their retirement or other termination of service other than (A) continuation group health coverage pursuant to Section 4980B of the Code or applicable state law;
     (B) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary); or (C) benefits which in the aggregate are not material.

          (v) Each ERISA Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that the Plan is qualified and to the knowledge of PFB's management, satisfies all legal requirements, including the requirements of the Tax Reform Act of 1986. To the knowledge of PFB management, nothing has occurred since the dates of the respective IRS favorable determination letters that could adversely affect the qualification of the Plans and their related trusts.

          (vi) To the knowledge of PFB's management, all of the Plans, and any related trust agreement, group annuity contract, insurance policy or other funding arrangement are in substantial compliance with all applicable laws, rules and regulations, including without limitation, the rules and regulations promulgated by the DOL, PBGC or IRS pursuant to the provisions of ERISA and the Code, and each of such Plans has been administered in substantial compliance with such requirements and its own terms.

          (vii) PFB does not currently maintain or contribute to, or has ever maintained or contributed to, a Plan that is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code.

          (viii) To the knowledge of PFB management, none of PFB, any of the Plans, any trust created thereunder, or any trustee or administrator thereof has engaged in a transaction in connection with which PFB, any of the Plans, any such trust, or any trustee or administrator thereof, or any party dealing with the Plans or related trusts could be subject to either a civil penalty assessed pursuant to Sections 409 or 502 of ERISA or a tax imposed pursuant to Sections 4975 or 4976 of the Code. To the knowledge of PFB management, none of PFB, NCBE or the Surviving Bank is, or, as a result of any actions, omissions, occurrences or state of facts existing prior to or at the Effective Time, is likely to become liable for any tax imposed under Sections 4978 or 4978(B) of the Code.

          (ix) To the knowledge of PFB's management, there are no (A) actions, suits, arbitrations or claims (other than routine claims for benefits), (B) legal, administrative or other proceedings or governmental investigations or audits, or (C) complaints to or by any governmental entity, which are pending, anticipated or threatened, against any Plan or its assets, or against any Plan fiduciary or administrator, or against PFB or its officers or employees with respect to any Plan.

          (x) Each ERISA Plan may be terminated directly or indirectly by the Surviving Bank, in its discretion, at any time after the Effective Time, in accordance with its terms, without any liability on the part of the Surviving Bank, NCBE or PFB, to any person, entity or government agency for any conduct, practice or omission of PFB which occurred prior to the Effective Time, except for liabilities to and the rights of the employees thereunder accrued prior to the Effective Time, or if later, the time of termination.

          (xi) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of PFB from PFB under any Plan or otherwise; (B) materially increase any benefits otherwise payable under any Plan; or (C) result in any acceleration of the time of payment or vesting of any such benefits to any material extent, except that the consummation of the Merger will accelerate the vesting of awards of PFB Common under PFB's Management Recognition Plan.

          (xii) The termination of PFB's employee stock ownership plan (the "ESOP") and the related actions to be taken with respect to the ESOP as provided in Section 9(f) will not violate the provisions of the ESOP or any applicable laws, rules and regulations, including without limitation, the rules and regulations promulgated by the DOL or IRS pursuant to the provisions of ERISA and the Code.

     (n) LABOR MATTERS. PFB is not a party to any organized labor contract or collective bargaining agreement.

     (o)  ENVIRONMENTAL MATTERS.

          (i) As used herein, the term "Environmental Laws" shall mean all local, state and federal environmental, health and safety laws and regulations and common law standards in all jurisdictions in which PFB has done business or owned, leased or operated property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

          (ii) To the knowledge of PFB management, neither the conduct nor operation of PFB nor any condition of any property presently or previously owned, leased or operated by any of them violates or violated Environmental Laws or has in any respect that would have a material adverse effect on the financial condition, results of operations or business of PFB, and no condition has existed or event has occurred with respect to either of them or any such property that, with notice or the passage of time, or both, would constitute a violation of Environmental Laws or obligate (or potentially obligate) PFB, NCBE or the Surviving Bank to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property where the aggregate cost of such actions would have a material adverse effect on the financial condition, results of operations or business of PFB. PFB has not received any notice from any person or entity that PFB or the operation or condition of any property ever owned, leased or operated by either of them are or were in violation of any Environmental Laws or that any of them are responsible for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

     (p) REGULATORY COMPLIANCE. PFB is not a party to any enforcement action instituted by any memorandum of understanding, agreement, consent agreement or cease and desist order with any federal or state regulatory agency, and PFB has not been advised by any federal or state regulatory agency that it is considering taking such action. There is no material unresolved violation, criticism or exception cited by any such federal or state regulatory agency with respect to any examination of PFB.

     (q) POOLING-OF-INTERESTS; TAX TREATMENT. As of the date of this Agreement, PFB has no reason to believe that the Merger will not qualify for the pooling-of-interests method of accounting under APB 16 or that the Merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

     (r) TRUE AND COMPLETE INFORMATION. No representation or warranty made by PFB contained in this Agreement and no statement of PFB contained in the Disclosure Schedule or any certificate, list, exhibit or other instrument specified in this Agreement, whether heretofore furnished to NCBE or hereinafter required to be furnished to NCBE, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

     7.   COVENANTS OF NCBE.  NCBE agrees with PFB as follows:

     (a) REGULATORY APPROVALS. NCBE shall, at its sole expense, be responsible for the preparation and filing of all regulatory applications or notices to the Applicable Governmental Authorities. NCBE shall use reasonable efforts to obtain the approvals of the Applicable Governmental Authorities for the transactions contemplated by this Agreement; however, NCBE's obligation to use its reasonable efforts to obtain the approvals of the Applicable Governmental Authorities shall not be construed as including an obligation to accept any unreasonable terms of or conditions to an approval of any Applicable Governmental Authority, to change the business practices of NCBE or any NCBE subsidiary in any material respect or to institute any litigation in connection with such approvals. Notwithstanding the foregoing, NCBE shall use its best efforts to remedy any Year 2000 compliance issues raised by any Applicable Governmental Authority in order that all required regulatory approvals are received as promptly as practicable. NCBE shall keep PFB informed as to the status of such applications and make available to PFB, upon reasonable request by PFB from time to time, copies of such applications and any supplementally filed materials.

     (b) REGISTRATION STATEMENT. NCBE shall file with the Commission a Registration Statement on Form S-4 (the "Registration Statement") relating to the shares of NCBE Common to be issued pursuant to the Merger, and shall use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement, including the Proxy Statement/Prospectus included therein (the "Proxy Statement/Prospectus"), as amended or supplemented, shall comply in all material respects with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, and the information in the Proxy Statement/Prospectus furnished by NCBE for inclusion therein shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading.

     (c) LISTING. NCBE shall use its best efforts to list the shares of NCBE Common to be issued in the Merger on the Nasdaq National Market.

     (d) ACCESS TO INFORMATION. NCBE shall permit PFB reasonable access during regular business hours to its properties. NCBE shall disclose and make available to PFB and shall use its best efforts to cause its agents and authorized representatives to disclose and make available to PFB, all books, papers and records relating to its assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account, tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a material waiver of the attorney-client or attorney work product privileges under the rules of evidence), plans affecting employees, and any other business activities or prospects in which PFB may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement.

     (e) ACTIONS RELATED TO INTERIM. NCBE shall use its best efforts to complete the formation of Interim as soon as reasonably practicable after the execution of this Agreement. After the date that Interim has been formed, NCBE shall take all actions necessary to cause Interim to approve and enter into the Merger Agreement and, as the sole shareholder of Interim, approve the Merger Agreement and the Merger.

     (f) POOLING-OF-INTERESTS. NCBE shall not knowingly take any action that would adversely affect the ability of the Merger to be accounted for using the pooling-of-interests method of accounting under APB 16.

     (g) NOTICE. NCBE shall promptly notify PFB of any event which hereafter becomes known to NCBE management which may reasonably have a material adverse effect on the financial condition, operations, business or assets of NCBE and its subsidiaries, taken as a whole, or if NCBE determines that it may be unable to fulfill the conditions set forth in Sections 10 or 11 hereof.

     8. AGREEMENTS WITH RESPECT TO CONDUCT OF PFB PRIOR TO THE CLOSING. PFB agrees with NCBE as follows:

     (a) ORDINARY COURSE, INSURANCE AND PRESERVATION OF BUSINESS. PFB shall, except as otherwise agreed to in writing by NCBE:

          (i) carry on its business in the ordinary course and consistent with its policies, procedures and practices as heretofore conducted;

          (ii) except as terminated in accordance with their terms or in accordance with the terms of this Agreement, keep in full force and effect, and not cause a default of any of its obligations under, any Material Contracts;

          (iii) keep in full force and effect the insurance coverage in effect on the date hereof;

          (iv) maintain, renew, keep in full force and effect and preserve its business organization, material rights, franchises, permits and licenses, retain its present employee force, maintain its existing, or substantially equivalent, credit arrangements with banks and other financial institutions and use its best efforts to continue its general customer relationships; and

          (v) duly comply in all material respects with all laws applicable to it and to the conduct of its business.

     (b) NOTICE. PFB shall promptly notify NCBE of any event which hereafter becomes known to PFB management which may reasonably have a material adverse effect on the financial condition, operations, business or assets of PFB, or if PFB determines that it may be unable to fulfill the conditions set forth in
Section 10 or 12 hereof.

     (c) PROHIBITED ACTION WITHOUT APPROVAL. PFB shall not, except with the prior written consent of NCBE, do any of the following:

          (i) incur or agree to incur any obligation or liability (absolute or contingent) other than the taking of deposits and other liabilities incurred in the ordinary course of business and consistent with prior practice, and liabilities arising out of, incurred in connection with, or related to the consummation of this Agreement; make or permit any amendment or termination of any Material Contract; acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, limited liability company or other business organization or division or substantial part thereof; sell or otherwise dispose of any substantial part of its assets; enter into, dispose or divest itself of any joint venture or partnership or cause any business entity to become a subsidiary or affiliate; sell or otherwise dispose of any real property owned or operated by PFB; enhance, expand, modify, replace or alter any computer or data processing system owned, leased or licensed by PFB (including any software associated with any such computer or system); make, originate or otherwise acquire one or more loans, or one or more loan commitments for one or more loans, or one or more lines of credit, in an aggregate amount in excess of $500,000 to any person other than renewals or restructurings of loans in existence on the date hereof; or enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; or

          (ii) make any capital expenditure, except for ordinary repairs, renewals and replacements in excess of $25,000 individually or $100,000 in the aggregate; or

          (iii) issue, sell, redeem or acquire for value, or agree to do so, any shares of the capital stock or other equity securities, options or other ownership interests of PFB or debt securities, or declare, issue or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other things of value, to its shareholders other than (A) if the Effective Time occurs after December 31, 1998, the payment in accordance with past practices of PFB's regular annual dividend for the fiscal year ending September 30, 1998, in an amount not to exceed the net income of PFB for such fiscal year,
     (B) sinking fund or other mandatory payments required under the terms of any indenture or loan agreement or repurchases of any outstanding debt securities to be applied against any such sinking fund payments in amounts which do not exceed, with respect to any series or class of debt securities, the sinking fund payments required within the next twelve-month period, (C) the payment of any debt security upon the maturity thereof, and
     (D) obligations or liabilities permitted to be incurred pursuant to
     Section 8(c)(i) hereof; or

          (iv) amend the PFB Charter (except for the Charter Amendment contemplated hereby) or the bylaws of PFB; split, combine or reclassify any shares of capital stock; or enter into any agreement, commitment or arrangement with respect to any of the foregoing; or

          (v) enter into, amend or extend the term of any employment agreement, pay any extraordinary bonus or establish any general increase in salaries; or

          (vi) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith) or file any appeal from an asserted deficiency, except in a form previously approved by NCBE, or file any federal or state tax return before furnishing a copy to NCBE and affording NCBE an opportunity to consult with the filing entity; or

          (vii) open any new office or close any current office at which business is conducted; or

          (viii) knowingly take any actions that would adversely affect the ability of the Merger to be accounted for using the pooling-of-interests method of accounting under APB 16.

     (d)  NO SOLICITATION.

          (i) Neither PFB nor any officer, director or any representative thereof shall solicit or authorize the solicitation of, or, unless PFB's Board of Directors has reasonably determined in good faith based upon the written advice of counsel that the failure to do so would cause the Board of Directors to breach its fiduciary duties under applicable law, enter into or authorize any discussions with any third party concerning, or furnish or authorize the furnishing of any confidential information relating to PFB to any third party for the purpose of studying, considering, soliciting or inducing any offer or possible offer by any such third party or any other third party to acquire PFB or any or all of its capital stock, other equity securities or other ownership interests, or all or substantially all of the assets, of PFB. PFB will promptly communicate to NCBE the terms of any proposal or contract it may receive with respect to any such transactions.

          (ii) Upon the execution of this Agreement, PFB shall immediately terminate all discussions then existing with any third parties regarding any possible offer to acquire PFB.

     (e) INSIDER LENDING. PFB shall not change or modify any of its current practices relating to the lending of money, secured or unsecured, to its affiliated persons, including but not limited to its directors, officers and employees.

     (f) NO VIOLATION. PFB shall not take any action which knowingly violates any statute, code, ordinance, rule, regulation or judgment, order, writ, arbitral award, injunction or decree of any court, governmental agency or body or arbitrator, domestic or foreign, having jurisdiction over its properties.

     (g) ACCOUNTING. PFB shall maintain its books, accounts and records in accordance with GAAP. PFB shall not make any change in any method of accounting or accounting practice, or any change in the method used in allocating income, charging costs or accounting for income, except as may be required by law, regulation or GAAP. PFB shall not change any practice or policy with respect to the charging off or loans or the maintenance of its reserve for possible loan losses, except as required by law, regulation or GAAP.

     9.   ADDITIONAL AGREEMENTS.

     (a) CONTINUING ACCESS TO INFORMATION. Through the Effective Time, PFB shall permit NCBE and its authorized representatives reasonable access during regular business hours to PFB's properties. PFB shall make its directors, management and other employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with NCBE and its authorized representatives at reasonable times and upon reasonable request, and PFB shall disclose and make available to NCBE, and shall use its best efforts to cause its agents and authorized representatives to disclose and make available to NCBE, all books, papers and records relating to the assets, properties, operations, obligations and liabilities of PFB, including, but not limited to, all books of account, tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available, and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a material waiver of the attorney-client or attorney work product privileges under the rules of evidence), plans affecting employees, and any other business activities or prospects in which NCBE may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement.

     (b) MANAGEMENT REPORTS. PFB shall promptly provide to NCBE copies of any reports to the Board of Directors of PFB or any committee thereof and minutes of all meetings of the Board of Directors of PFB and each committee thereof. Throughout the period prior to the Effective Time, PFB will cause one or more designated representatives to confer with representatives of NCBE on the ongoing operations of PFB.

     (c) INFORMATION FOR REGULATORY FILINGS. Upon request by NCBE, PFB shall promptly furnish NCBE with any information within its possession which relates to PFB and which is required under any applicable law or regulation for inclusion in any filing that NCBE is required to make with any Applicable Governmental Authority. PFB agrees that all information so furnished shall be true and correct in all material respects without omission of any material fact required to be stated therein or necessary to make the information stated therein not misleading.

     (d) RESTRICTIONS ON RESALES. PFB shall obtain and deliver to NCBE, at least thirty-one (31) days prior to the Closing, the signed agreement, in the form of Exhibit B hereto, of each of its officers and directors and shall use its best efforts to obtain similar agreements from each other person who owns 5% or more of the outstanding shares of PFB Common and any other persons who may reasonably be deemed by NCBE to be an "affiliate" of PFB within the meaning of such term as used in Rule 145 under the Securities Act.

     (e) SHAREHOLDER APPROVAL. PFB shall cause to be duly called and held a special meeting of the holders of PFB Common for submission of this Agreement, the Merger and the Charter Amendment for approval of such shareholders as required by applicable law. In connection with such shareholders' meeting, (i) PFB shall cooperate and assist NCBE in preparing and filing the Registration Statement, and any amendments or supplements thereto, including the Proxy Statement/Prospectus with the SEC, the OTS and applicable state securities authorities, and PFB shall mail the Proxy Statement/Prospectus to its shareholders; (ii) PFB shall furnish NCBE all information within its possession concerning itself that NCBE may reasonably request in connection with the Proxy Statement/Prospectus; (iii) the Board of Directors of PFB (subject to compliance with its fiduciary duties as advised in writing by counsel) shall recommend to its shareholders the approval of this Agreement, the Merger Agreement, the Merger and the Charter Amendment contemplated hereby and use its best efforts to obtain such approval; and (iv) PFB agrees that the information furnished to NCBE for inclusion in the Proxy Statement/Prospectus shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading.

     (f) TERMINATION OF ESOP. PFB shall take such actions in connection with the ESOP as may be necessary to: (i) terminate the ESOP no sooner than December 31, 1998; (ii) cause the trustee of the ESOP to surrender to the Exchange Agent the certificates representing all shares of PFB Common owned by the ESOP in exchange for the Merger Consideration in accordance with this Agreement; (iii) prior to December 31, 1998, cause the repayment, by the trustee of the ESOP, of the outstanding loan used to acquire the PFB Common and the release of the assets held as collateral in the ESOP suspense account; (iv) allow the allocation of unallocated assets held by the ESOP, after repayment of the loan, to the ESOP participants to the fullest extent permitted by applicable law; (v) as soon as practicable after December 31, 1998, obtain an IRS determination that the termination of the ESOP will not affect the qualified status of the ESOP under the Code; and (vi) as soon as practicable after December 31, 1998, provide for the distribution to participants of their interest in the ESOP.

     (g) ASSUMPTION OF EMPLOYMENT AGREEMENTS. From and after the Effective Time, NCBE shall honor the employment agreements between PFB and its President and Chief Executive Officer, W. D. Wadlington, and between PFB and its Vice President and Secretary, Larry R. Mansfield, as in effect on the date hereof in accordance with their respective terms.

     (h)  OTHER EMPLOYEE BENEFIT PLANS.

          (i) As of the first January 1 or June 1 following the Effective Time, each employee of PFB who continues as an employee of PFB or who becomes an employee of another subsidiary of NCBE subsequent to the Merger shall be entitled to participate in the NCBE Employees' Savings and Profit Sharing Plan and the NCBE Employee Cash Bonus Plan on the same terms and to the same extent as employees of NCBE, and such employees shall receive credit for their period of service to PFB for purposes of eligibility, participation and vesting.

          (ii) Except as provided otherwise herein, in Section 9(f) with respect to the ESOP and in Section 9(g) with respect to the assumed employment agreements, the Plans currently maintained by PFB that are listed on the Disclosure Schedule shall remain in effect, subject to the terms of such Plans as in effect on the date hereof, after the Effective Time through such date as NCBE may determine as the date on which employees of PFB shall become covered by an NCBE employee benefit or welfare plan (the "NCBE Plan"). Employees of PFB shall be entitled to participate in each NCBE Plan on the same terms and to the same extent as employees of NCBE, and PFB employees shall receive credit for their period of service to PFB for purposes of determining accrued vacation, sick leave and short-term disability, as well as eligibility, participation and vesting. PFB shall take all actions necessary to (A) terminate the Deferred Compensation Plan and the Management Recognition Plan as of or before the Effective Time and
     (B) (i) amend PFB's defined benefit pension plan in order both to permit payment of accrued benefits in a lump sum distribution at the election of participants and to adjust the formula and qualifications for determining benefits in any manner reasonably associated with assuring that any excess funding in said plan inures solely for the benefit of individuals who have become participants before the Effective Time; (ii) terminate the defined benefit pension plan as of December 31, 1998 and obtain an IRS determination that the termination of the defined benefit pension plan will not affect its qualified status under the Code and (iii) as soon as practicable after obtaining such determination letter, provide for the distribution to the participants of their interests in the defined benefit pension plan. PFB agrees to provide NCBE with advance notice of any actions proposed hereunder and to implement any reasonable changes or modifications thereto that NCBE may request.

          (iii) Notwithstanding the foregoing provisions of this Section 9(h), this Agreement shall not confer upon any such employee of PFB any rights or remedies hereunder and shall not constitute a contract of employment or create any right to be retained in the employment of NCBE.

     (i) ACTIONS RELATED TO BANK MERGER. Upon request by NCBE, PFB shall execute the Merger Agreement.

     (j)  INDEMNIFICATION.

          (i) After the Effective Time, NCBE shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director, officer, or employee of PFB (each, an "Indemnified Party") (including any person who becomes a director, officer or employee prior to the Effective Time) against all liabilities (including reasonable attorneys' fees, and expenses, judgments, fines and amounts paid in settlement) arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under the regulations of the OTS, the PFB Charter or PFB's bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any litigation. Without limiting the foregoing, in any case in which approval by NCBE is required to make any indemnification, NCBE shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between NCBE and the Indemnified Party.

          (ii) Any Indemnified Party wishing to claim indemnification under Subsection (i) of this Section 9(j), upon learning of any such liability or litigation, shall promptly notify NCBE thereof, provided that the failure to so notify shall not affect the obligations of NCBE under this Section 9(j) unless and to the extent such failure materially increases NCBE's liability under this Section 9(j). In the event of any such litigation (whether arising before or after the Effective Time), (A) NCBE shall have the right to assume the defense thereof and NCBE shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that, if NCBE elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which arise conflicts of interest between NCBE and the Indemnified Parties or between the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and NCBE shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that NCBE shall be obligated pursuant to this Subsection (ii) to pay for only two firms of counsel for all Indemnified Parties in any jurisdiction, (B) the Indemnified Parties will cooperate in the defense of any such litigation, and (C) NCBE shall not be liable for any settlement effected without its prior written consent or have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

          (iii) NCBE shall pay all reasonable costs, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 9(j).

          (iv) If NCBE or any of its respective successors or assigns shall consolidate with or merge into any other person and shall not be the continuing or surviving person of such consolidation or merger or shall transfer all or substantially all of its assets to any person, then and in each case, proper provision shall be made so that the successors and assigns of NCBE shall assume the obligations set forth in this Section 9(j).

          (v) The provisions of this Section 9(j) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     (k) CURRENT PUBLIC INFORMATION. For not less than the one (1) year period following the Effective Time, NCBE shall make available adequate current public information about itself within the meaning of Rule 144(c) under the Securities Act.

     10. CONDITIONS TO OBLIGATIONS OF BOTH PARTIES. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

     (a) SHAREHOLDER APPROVAL. The Merger and the Charter Amendment shall have been approved by the holders of two-thirds (2/3) of the outstanding shares of PFB Common.

     (b) REGULATORY APPROVAL. The Merger shall have been approved by all Applicable Governmental Authorities and all applicable waiting periods shall have expired.

     (c)  NO ACTION TO PREVENT CONSUMMATION.

          (i) No action or proceeding shall have been instituted before a court or other governmental body, agency or authority or other person which is reasonably expected to (A) result in an order enjoining the Merger, (B) result in a determination that a party has failed to comply with applicable legal requirements in connection with the Merger; or (C) have a material adverse effect on the future conduct of the business of a party;

          (ii) No governmental agency shall have notified either party in writing to the effect that consummation of the transactions contemplated by this Agreement would constitute a violation of any statute, rule, regulation or policy and that it intends to commence proceedings to restrain consummation of the Merger; and

          (iii) No statute, rule, regulation or policy shall have been promulgated or enacted by any governmental or regulatory agency of competent jurisdiction which shall prevent or declare the Merger illegal.

     (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be subject of any stop order or proceeding seeking a stop order.

     (e) FEDERAL TAX OPINION. The parties shall have received an opinion of Baker & Daniels to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinion shall not have been withdrawn or modified in any material respect prior to the Effective Time.

     11. CONDITIONS TO OBLIGATIONS OF NCBE. The obligation of NCBE to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

     (a)  STATUS AS OF CLOSING.   All representations and warranties of PFB
contained in this Agreement shall be true as though made at and as of the Closing except for such untruths or inaccuracies which individually or in the aggregate would not have a material adverse effect on PFB; PFB shall have performed and satisfied or otherwise complied with all covenants made by it in this Agreement which are to be performed on or prior to the Closing; there shall not have occurred any material adverse change in the business, assets, properties, financial condition or results of operations of PFB; and there shall be delivered to NCBE a certificate (dated the Closing and signed by the chief executive officer of PFB) stating that to the best of his knowledge such conditions have been satisfied.

     (b) ATTORNEYS' OPINION. NCBE shall have received an opinion, dated the Closing, of Kutak Rock, counsel for PFB, in substantially the form of Exhibit C attached hereto. Such opinion may be governed by, and interpreted in accordance with, the Legal Opinion Accord of the Section of Business Law, American Bar Association (1991) (the "Legal Opinion Accord").

     (c) POOLING-OF-INTERESTS. In the opinion of NCBE, after consultation with its independent auditors, the Merger shall qualify for the pooling-of-interests method of accounting under APB 16 if consummated in accordance with this Agreement.

     12. CONDITIONS TO OBLIGATIONS OF PFB. The obligation of PFB to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

     (a) STATUS AS OF CLOSING. All representations and warranties of NCBE contained in this Agreement shall be true as though made at and as of the Closing except for such truths or inaccuracies which individually or in the aggregate would not have a material adverse effect on NCBE and its subsidiaries, taken as a whole; NCBE shall have performed and satisfied all covenants made by it in this Agreement which are to be performed on or prior to the Closing; there shall not have occurred any material adverse change in the business, assets, properties, financial condition or results of operations of NCBE and its subsidiaries, taken as a whole; and there shall be delivered to PFB a certificate (dated the Closing and signed by the President of NCBE) stating that to the best of his knowledge such conditions have been satisfied.

     (b) ATTORNEYS' OPINION. PFB shall have received an opinion, dated the Closing, of Baker & Daniels, counsel for NCBE, in substantially the form of Exhibit D attached hereto.

     (c) NCBE COMMON LISTING. The shares of NCBE Common to be issued in the Merger shall have been listed on the Nasdaq National Market, subject to official notice of issuance.

     (d) FAIRNESS OPINION. The opinion from PBS received by PFB prior to the execution of this Agreement, to the effect that the Merger is fair to PFB's shareholders (including the ESOP) from a financial point of view, shall be confirmed and not withdrawn as of the date of the Proxy Statement/Prospectus mailed to PFB's shareholders in connection with the meeting held to approve this Agreement.

     13. INFORMATION. The parties acknowledge the confidential and proprietary nature of the "Information" (as hereafter defined) which has heretofore been exchanged and which will be received from each other hereunder and agree to hold and keep the same confidential. Such Information shall include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communication, by such party's employees or authorized representatives. Such Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by a party or its authorized representatives in violation of this Agreement. The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and authorized representatives of a party who are directly involved in evaluating the Merger. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party. Upon termination of this Agreement without the Merger becoming effective, each party shall: (a) deliver to the other originals and all copies of all Information made available to such party; (b) not retain any copies, extracts or other reproductions in whole or in part of such Information; and
(c) destroy all memoranda, notes and other writings prepared by any party or its authorized representatives based on the Information.

     14.  PAYMENT OF EXPENSES.

     (a) EXPENSES GENERALLY. Except as otherwise provided in subsection (b) below, each party hereto shall pay its own fees and expenses incident to preparing for, entering into, and carrying out this Agreement and the transactions contemplated hereby.

     (b) REIMBURSEMENT OF NCBE. Upon the occurrence of a Triggering Event (as hereafter defined), PFB shall reimburse NCBE for all of its out-of-pocket expenses and costs, including fees of accountants and attorneys, incurred in connection with the transactions contemplated by this Agreement up to a maximum of $150,000. As used herein, the term "Triggering Event" shall mean both (i) the termination of this Agreement for any reason other than a failure of any of the conditions set forth in Sections 10(b), 10(c), 10(d), 10(e) or pursuant to Section 15(a) hereof and (ii) the occurrence of any of the following within one (1) year of the date of termination: (A) PFB enters into any agreement with respect to a Competing Transaction; (B) the Board of Directors of PFB recommends a Competing Transaction to PFB's shareholders; or
(C) following the announcement of a Competing Transaction, the Board of Directors of PFB withdraws or modifies its recommendation of the Merger or this Agreement. The term "Competing Transaction" means any of the following:
(x) an offer by any person or group of persons (other than NCBE) to acquire ownership of twenty-five percent (25%) or more of the PFB Common or (y) a proposal for a merger, consolidation, share exchange, business combination, or similar transaction involving PFB; or (z) a proposal for a sale, lease, exchange, transfer or other disposition of twenty-five percent (25%) or more of the assets of PFB. The terms "person" and "group of persons" shall have the meanings conferred thereon by Sections 3(a)(9) and 13(d)(3) of the Exchange Act and the regulations promulgated thereunder.

     15. TERMINATION OF AGREEMENT. Notwithstanding the fact that the shareholders of PFB have approved this Agreement, this Agreement may be terminated at any time on or prior to the Effective Time:

     (a)  MUTUAL CONSENT.  By mutual consent of PFB and NCBE;

     (b) COMPETING TRANSACTION. By PFB, if PFB accepts, approves or recommends a Competing Transaction to its shareholders; provided that PFB has simultaneously delivered to NCBE the amounts payable pursuant to Section 14(b); or

     (c) CONDITIONS TO NCBE'S OBLIGATIONS NOT MET. By NCBE, upon written notice to PFB if by February 28, 1999 (the "Termination Date") any of the conditions set forth in Sections 10 or 11 shall have not been satisfied;

     (d) CONDITIONS TO PFB'S OBLIGATIONS NOT MET. By PFB, upon written notice to NCBE, if by the Termination Date any of the conditions set forth in Sections 10 or 12 shall not have been satisfied; or

     (e) EFFECT OF TERMINATION. Upon termination of this Agreement by either NCBE or PFB pursuant to this Section 15, there shall be no liability by reason of this Agreement or the termination thereof on the part of NCBE or PFB or the respective directors, officers, employees, agents or shareholders of either of them, except for any liability under Section 14(b) or unless such termination results from a party's intentional or reckless misrepresentation or intentional or reckless breach of any covenant contained herein.

     16. PUBLICITY AND REPORTS. NCBE and PFB shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except as otherwise required by law, neither party shall issue any press release, publicity statement or other public notice relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior written consent of the other, which consent shall not be unreasonably withheld.

     17. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Except as set forth in the following sentence, none of the representations, warranties or covenants of the parties shall survive the Effective Time or the earlier termination of this Agreement. The covenants contained in Sections 4, 9(f), 9(g), 9(h), 9(j), 9(k) and 13 shall survive the Effective Time or, in the case of Section 13 only, the earlier termination of this Agreement.

     18. NOTICES. Any notice of communication required or permitted hereunder shall be sufficiently given if in writing and (a) delivered in person; (b) sent by facsimile transmission (with confirmation of receipt by the recipient) or express delivery service; or (c) mailed by certified or registered mail, postage prepaid, as follows:

     If to NCBE, addressed to:

          National City Bancshares, Inc.
          227 Main Street
          P. O. Box 868
          Evansville, Indiana 47705-0868
          Attn: Robert A. Keil
          Fax No. (812) 464-9825

          With a copy addressed to:

          Baker & Daniels
          300 North Meridian Street, Suite 2700
          Indianapolis, Indiana 46204-1782
          Attn: David C. Worrell
          Fax No. (317) 237-1000

     If to PFB, addressed to:

          Princeton Federal Bank, fsb
          208 North Jefferson Street
          Princeton, Kentucky  42445
          Attn:  W. D. Wadlington
          Fax No. (502) 365-3564

          With a copy addressed to:

          Kutak Rock
          Suite 1000
          1101 Connecticut Avenue, N.W.
          Washington, D.C.   20036-4374
          Attn:  Edward B. Crosland, Jr.
          Fax No. (202) 828-2488

     19.  MISCELLANEOUS.

     (a) ASSIGNMENT. Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by either party, in whole or in part, without the consent of the other party and any attempted assignment in violation of this prohibition shall be null and void.

     (b) LAW GOVERNING. This Agreement will be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Indiana.

     (c) COUNTERPARTS. This Agreement may be executed in several counterparts and one or more separate documents, all of which together shall constitute one and the same instrument with the same force and effect as though all of the parties had executed the same documents.

     (d) AMENDMENT AND WAIVER. Any of the terms or conditions of this Agreement may be waived, amended or modified in whole or in part at any time before or after the approval of this Agreement by the shareholders of PFB, to the extent authorized by applicable law, by a writing signed by PFB and NCBE.

     (e) ENTIRE AGREEMENT. All exhibits and the Disclosure Schedule referred to in this Agreement are integral parts hereof, and this Agreement, such exhibits and Disclosure Schedule, constitute the entire agreement among the parties hereto with respect to the matters contained herein and therein, and supersede all prior agreements and understandings between the parties with respect thereto.

     (f) REMEDIES. Subject to the terms hereof, in the event of any willful breach of this Agreement in any material respect by any of the parties hereto, any other party hereto damaged shall have all the rights, remedies and causes of action available at law or in equity.

     (g) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                                        NATIONAL CITY BANCSHARES, INC.


                                        By:      /s/ Robert A. Keil
                                          ---------------------------------
                                            Robert A. Keil, President
ATTEST:


     /s/ Stephen C. Byelick
------------------------------------
Stephen C. Byelick, Jr., Secretary



                                        PRINCETON FEDERAL BANK, fsb


                                        By:      /s/ W.D. Wadlington
                                           -------------------------------------
                                            W.D. Wadlington, President and Chief
                                             Executive Officer
ATTEST:

     /s/ Larry R. Mansfield
------------------------------
Larry R. Mansfield, Secretary

                                      EXHIBIT A


                                   MERGER AGREEMENT

     THIS MERGER AGREEMENT ("Agreement") is dated as of _________ __, 1998, between NCBE Interim Bank, fsb, a federal savings bank ("Interim"), and Princeton Federal Bank, fsb, a federal savings bank ("PFB") and is joined in by National City Bancshares, Inc., an Indiana corporation ("NCBE").

                                     WITNESSETH:

     WHEREAS, as of the date hereof, the outstanding capital stock of Interim consists of 100 shares of Common Stock, $0.01 par value per share ("Interim Common");

     WHEREAS, as of the date hereof, the outstanding capital stock of PFB consists of [270,204] shares of Common Stock, $0.01 par value per share ("PFB Common");

     WHEREAS, all of the Interim Common is owned of record and beneficially by NCBE;

     WHEREAS, PFB and NCBE are parties to an Agreement and Plan of Reorganization dated _______ __, 1998 (the "Acquisition Agreement"), relating to the acquisition of PFB by NCBE in a transaction in which Interim will merge with and into PFB (the "Merger"); and

     WHEREAS, the Boards of Directors of PFB, Interim and NCBE have all approved the Merger on the terms and conditions contained in this Agreement and the Acquisition Agreement.

     NOW, THEREFORE, in consideration of the premises and the agreements herein contained, and for the purpose of prescribing the terms and conditions of the Merger, the mode of carrying the same into effect, the manner, basis and such other details and provisions as are deemed necessary or desirable, the parties hereto agree as follows:

     1.   THE MERGER.

     (a)   THE MERGER.   Pursuant to the provisions of the Home Owners' Loan
Act, as amended (the "HOLA"), Interim shall be merged with and into PFB, with PFB to survive the Merger as the surviving bank (the "Surviving Bank").

     (b) ARTICLES OF COMBINATION. At or prior to the Closing, as defined in the Acquisition Agreement, the parties agree to execute and file with the Office of Thrift Supervision (the "OTS") articles of combination ("Articles of Combination") in the form required by the HOLA and OTS regulations relating to the Merger.

     (c) EFFECTIVE TIME OF THE MERGER. The Merger shall become effective upon endorsement of the Articles of Combination by the Secretary of the OTS. The time at which the Merger becomes effective is hereinafter referred to as the "Effective Time."

     2.   EFFECTS OF THE MERGER.

     (a) EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the HOLA and in the regulations of the OTS.

     (b) CHARTER AND BYLAWS. The Charter and the Bylaws of PFB as in effect at the Effective Time shall be the Charter and Bylaws of the Surviving Bank until thereafter changed or amended as provided therein or by applicable law.

     (c) DIRECTORS. The directors of the Surviving Bank, who shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, are set forth in Exhibit 1 hereto.

     (d) OFFICERS. The officers of PFB serving at the Effective Time shall be the officers of the Surviving Bank until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     (e) EXCHANGE OF PFB OPTIONS. All PFB Options outstanding and unexercised immediately prior to the Effective Time shall be exchanged for a substitute nonqualified stock option to be issued by NCBE at or prior to the Closing. The substitute option shall permit the holder of a PFB Option to acquire such number of shares (rounded down to the nearest whole number) of NCBE Common equal to the product of number of shares of PFB Common issuable pursuant to such option multiplied by 0.7424 at an exercise price (rounded to the nearest whole cent) equal to the per share exercise price applicable to the PFB Option divided by 0.7424.

     (f) WITHDRAWABLE ACCOUNTS; LIQUIDATION ACCOUNT. At the Effective Time, each accountholder of PFB shall receive, without payment, a withdrawable account or accounts in the Surviving Bank equal in withdrawal value to the account or accounts held in PFB on such date, featuring the same rate, maturity and other terms. The liquidation account of PFB shall be unaffected by the Merger.

     (g) OFFICE LOCATION. The home office of the Surviving Bank (which shall be its only office) shall be located at 208 N. Jefferson Street, Princeton, Kentucky 42445.

     3. EFFECT ON CAPITAL STOCK OF PARTIES. The Merger shall have the following effects with regard to the PFB Common and Interim Common:

     (a) CONVERSION OF PFB COMMON. As of the Effective Time, each issued and outstanding share of PFB Common other than Dissenting Shares (as hereafter defined) shall be converted into the right to receive 0.7424 shares of NCBE's Common Stock, without par value ("NCBE Common").

     (b) CONVERSION OF INTERIM COMMON. As of the Effective Time, each issued and outstanding share of Interim Common shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.01 par value, of the Surviving Bank. The certificate which formerly represented the outstanding shares of Interim Common shall evidence ownership of shares of the capital stock of the Surviving Bank as set forth in the preceding sentence.

     (c) SHARE ADJUSTMENT. If, between the date of the Acquisition Agreement and the Effective Time, the number of outstanding shares of NCBE Common should be changed as the result of any stock dividend, stock split or reclassification (a "Share Adjustment"), the number of shares of NCBE Common to be received by holders of PFB Common pursuant to Section 3(a) shall be appropriately adjusted to reflect the Share Adjustment.

     (d) NO FRACTIONAL SHARES. No certificates or scrip representing fractional shares of NCBE Common shall be issued upon the surrender for exchange of certificates evidencing PFB Common. Each holder of PFB Common who would otherwise have been entitled to receive a fractional interest in a share of NCBE Common shall have the right to receive cash (without interest) in an amount equal to such fractional interest of a share of NCBE Common multiplied by the Average NCBE Value (as hereafter defined). Such cash, together with the shares of NCBE Common to be issued pursuant to Section 3(a), is referred to as the "Merger Consideration." "Average NCBE Value" shall mean the average of the means between the highest and lowest per share trading prices for NCBE Common reported by the Nasdaq National Market for the ten (10) trading days ended on or prior to the fifth business day prior to the Closing. A "trading day" shall mean a day on which at least 100 shares of NCBE Common are traded on the Nasdaq National Market.

     (e) CANCELLATION OF TREASURY STOCK. As of the Effective Time, each share of PFB Common that is owned by PFB in its treasury shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. The foregoing shall not apply to any issued and outstanding shares held by PFB in a fiduciary or similar capacity.

     (f) DISSENTING SHARES. "Dissenting Shares" shall mean shares of PFB Common held by any person who properly exercises and perfects rights under the HOLA as a dissenting shareholder. The holder of any Dissenting Shares shall only have the rights accorded a dissenting shareholder under the HOLA and shall not receive any part of the Merger Consideration.

     4. EFFECT ON CAPITAL STOCK OF NCBE. The Merger shall have no effect on the outstanding shares of capital stock of NCBE.

     5.   MISCELLANEOUS

     (a) CONSENTS OF THIRD PARTIES. The parties shall obtain any written consents to the transactions contemplated hereby to the extent that such consents are necessary to prevent the consummation of such transactions from constituting a breach of, or a default under, any agreement to which either of them is a party.

     (b) OTHER LEGAL REQUIREMENTS. The parties shall comply with all other legal requirements relating to or resulting from the Merger, including any notifications required to be given to depositors under the Federal Deposit Insurance Act, as amended, after the Effective Time.

     (c) WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits thereof, and this Agreement may be amended, modified or supplemented at any time, and from time to time (either before or after the shareholders of PFB have approved the Merger) in accordance with the provisions of Section 19(d) of the Acquisition Agreement.

     (d) ENTIRE AGREEMENT. This Agreement and the Acquisition Agreement contain the entire agreement of the parties with respect to the Merger.

     (e) APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the United States of America and the laws of the State of Indiana.

     (f) DESCRIPTIVE HEADINGS. The descriptive headings are for convenience and reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers, all as of the date and year first above written.

                                   NCBE INTERIM SAVINGS BANK, fsb


                                   By:_______________________________________
                                        ________________________, ___________
Attest:

______________________________
___________________, __________

                                   PRINCETON FEDERAL BANK, fsb


                                   By:_______________________________________
                                        W. D. Wadlington, President and
                                            Chief Executive Officer
Attest:

______________________________
Larry R. Mansfield, Secretary



                               JOINDER AND UNDERTAKING

     NCBE hereby joins in the foregoing Agreement and undertakes that it will be bound to issue and pay the Merger Consideration and do all other acts required to be done by it in such Agreement.

     IN WITNESS WHEREOF, NCBE has caused this joinder and undertaking to be executed by its duly authorized officers, all as of the date and year first above written.

                                        NATIONAL CITY BANCSHARES, INC.


                                        By:_____________________________________
ATTEST:                                         Robert A. Keil, President

__________________________
Stephen C. Byelick, Jr.

                                      EXHIBIT 1
                                          TO
                                   MERGER AGREEMENT



                             DIRECTORS OF SURVIVING BANK


     NAME                     RESIDENCE ADDRESS             TERM TO EXPIRE
     ----                     -----------------             --------------
Mary McFadden Parker          1445 Circle Crest Drive          1999
                              Eddyville, KY  42038

W. D. Wadlington              114 Dogwood Lane                 1999
                              Princeton, KY  42445

Henry B. Asher                104 Apache Drive                 2000
                              Princeton, KY  42445

Robert L. Brown               103 Woodlawn Court               2000
                              Princeton, KY  42445

Larry R. Mansfield            2937 State Route 293 South       2000
                              P.O. Box 456
                              Princeton, KY  42445

William E. Travis             4537 Highway 128                 2001
                              Princeton, KY  42445

                                      EXHIBIT B

                               FORM OF AFFILIATE LETTER

Gentlemen:

     In connection with the merger (the "Merger") with and into Princeton Federal Bank, fsb ("PFB"), of a subsidiary of National City Bancshares, Inc. ("NCBE"), pursuant to the Agreement and Plan of Reorganization dated as of ________ __, 1998 (the "Agreement"), I have been advised that I may be deemed to be an "affiliate" within the meaning of Rule 145 promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "1933 Act"), for the purposes of any resales of shares of the common stock, without par value, of NCBE to be issued to me in the Merger (the "Shares"). I have also been advised that I may be deemed an "affiliate" of PFB for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board. Based on such advice and in order to induce NCBE and PFB to cause the Merger to be consummated, I hereby represent and warrant to, and agree with NCBE and PFB as follows:

          A. I hereby consent to the placing of a legend on the certificate or certificates evidencing the Shares referring to the issuance thereof in a transaction to which Rule 145 under the 1933 Act is applicable and to the giving of stop transfer instructions to the transfer agent for the Shares with respect to such certificate or certificates. The legend will state in substance:

          "The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933 applies and may be sold or otherwise transferred only in compliance with the terms of such Rule."

          B. I understand that NCBE is under no obligation to take any action to facilitate the sale, transfer, or other disposition by me or on my behalf of any of the Shares.

          C. In the event of any sale or transfer of any of the Shares in a transaction not involving a sale within the limits and in accordance with the applicable provisions of Rule 145 or a sale in a registered public offering, I will obtain from each transferee of the Shares in such transaction a letter agreement substantially similar hereto, or a letter containing such other information reasonably required by NCBE to evidence an exception from the applicable registration requirements of federal or state securities laws, which is binding and enforceable by NCBE against the transferee.

     It is understood and agreed that the legend set forth in Paragraph A above shall be removed, and the related stock transfer restrictions shall be lifted forthwith (i) if the sale or other transfer by me or on my behalf of my Shares shall have been registered under the 1933 Act, (ii) if the sale or other transfer by me or on my behalf of my Shares is not so registered, such sale is exempt from the registration requirements of the 1933 Act, or (iii) upon the expiration of the period specified in Rule 145(d)(3) under the 1933 Act, as it may be amended from time to time.

     I further represent to and covenant with NCBE that I have not, within the preceding 30 days, sold, transferred or otherwise disposed of any shares of PFB Common Stock held by me and that I will not sell, transfer or otherwise dispose of any of the Shares received by me in the Merger until after such time as results covering at least 30 days of combined operations of PFB and NCBE have been published by NCBE, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations.

                                        Very truly yours,


                                        ______________________________

                                      EXHIBIT C

                          FORM OF OPINION OF COUNSEL FOR PFB

     Capitalized terms used and not otherwise defined herein have the meanings given them in the Plan and Agreement of Reorganization (the "Agreement").

     1. PFB is a federal stock savings bank organized, validly existing and in good standing under the laws of the United States of America.

     2. PFB has all requisite corporate power and authority necessary to carry out its business as currently conducted.

     3. The authorized capital stock of PFB consists of 1,000,000 shares of PFB Common. and 500,000 shares of PFB Preferred Based solely on a review of PFB's stock records, there are _______ shares of PFB Common and no shares of PFB Preferred issued and outstanding. All of the outstanding shares of PFB Common have been duly authorized and validly issued and are fully paid and non-assessable and, to the best of our knowledge, were not issued in violation of any preemptive rights.

     4. The Agreement and the Merger Agreement have been duly executed and delivered by PFB and constitute valid and binding obligations of PFB, enforceable against PFB in accordance with their terms, except to the extent limited by general principles of equity and by bankruptcy, insolvency, reorganization, liquidation, fraudulent conveyance, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

     5. All consents or approvals from Applicable Governmental Authorities that are required to be obtained by PFB in connection with the Merger have been obtained.

     6. The execution and delivery by PFB of, and the performance by PFB of its agreements in, the Agreement and the Merger Agreement do not: (a) violate its charter or bylaws, or (b) to the best of our knowledge after due inquiry, violate, result in a breach of or constitute a default under any Material Contract to which PFB is a party or by which its properties are bound.

     7. The meeting of shareholders of PFB held on ________ __, 1998, was duly held in accordance with applicable law and the charter and bylaws of
PFB.   The Agreement and the Merger Agreement were duly adopted by the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of PFB Common, which is the only action required on the part of the holders of PFB Common to approve the Merger.

                                      EXHIBIT D

                         FORM OF OPINION OF COUNSEL FOR NCBE

     Capitalized terms used and not otherwise defined herein have the meanings given them in the Plan and Agreement of Reorganization (the "Agreement").

     1. NCBE is a corporation duly organized and validly existing under the laws of Indiana and is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended.

     2. NCBE has all requisite corporate power and authority necessary to carry out its business as currently conducted.

     3. The authorized capital stock of NCBE consists of 20,000,000 shares of common stock, without par value. All shares of NCBE Common to be issued to shareholders of HHFC pursuant to the Merger have been duly authorized and, when issued in accordance with the Agreement, will be fully paid and non-assessable.

     4. The Agreement has been duly executed and delivered by NCBE and constitutes a valid and binding obligation of NCBE, enforceable against NCBE in accordance with its terms, except to the extent limited by general principles of equity and by bankruptcy, insolvency, reorganization, liquidation, fraudulent conveyance, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

     5. All consents or approvals of any Applicable Governmental Authorities required to be obtained by NCBE in connection with the Merger have been obtained.

     6. No vote by the shareholders of NCBE is required to approve the Merger under Indiana law, the articles of incorporation or by-laws of NCBE or rules of the National Association of Securities Dealers, Inc. which apply to Nasdaq National Market issuers.

     7. The execution and delivery by NCBE of, and the performance by NCBE of its agreements in, the Agreement do not: (a) violate its articles of incorporation or by-laws; or (b) to our knowledge, violate, result in a breach or constitute a default under any material contract, agreement or other instrument to which NCBE is a party or by which its respective properties are bound.

                                     APPENDIX B-1

                                 [Letterhead of PBS]

                                           May 21, 1998

Board of Directors
Princeton Federal Bank, FSB
208 North Jefferson
Princeton, Kentucky 42445-1575

Dear Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial perspective, to the common shareholders of Princeton Federal Bank, FSB, Princeton, Kentucky (the "Company") of the proposed merger of the Company with National City Bancshares, Inc., Evansville, Indiana ("NCBE"). In the proposed merger, Company shareholders will receive an aggregate of 212,662 NCBE common shares for all 270,204 Company common shares and 16,249 options outstanding as further defined in the Agreement and Plan of Merger between NCBE and the Company (the "Agreement"). On May 19, 1998, the proposed consideration to be received represents an aggregate value of $8,240,653 or $28.77 per Company common share based on the closing price for NCBE common stock of $38.75 on May 19, 1998 as quoted on the National Association of Securities Dealers Automated Quotation System.

Professional Bank Services, Inc. ("PBS") is a bank consulting firm and as part of its investment banking business is continually engaged in reviewing the fairness, from a financial perspective, of bank acquisition transactions and in the valuation of banks and other businesses and their securities in connection with mergers, acquisitions, estate settlements and other purposes. We are independent with respect to the parties of the proposed transaction.

For purposes of this opinion, PBS performed a review and analysis of the historic performance of the Company contained in: (i) December 31, 1997 Consolidated Reports of Condition and Income filed by the Bank with the FDIC and (ii) September 30, 1997 and 1996 audited annual reports of the Company. We have reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, we have taken into account our assessment of general market and financial conditions, our experience in other transactions, and our knowledge of the banking industry generally. We have also taken into consideration other offers received by the Company

We have not compiled, reviewed or audited the financial statements of the Company or NCBE nor have we independently verified any of the information reviewed; we have relied upon such information as being complete and accurate in all material respects. We have not made independent evaluation of the assets of the Company or NCBE.

Based on the foregoing and all other factors deemed relevant, it is our opinion as investment bankers, that, as of the date hereof, the consideration proposed to be received by the shareholders of the Company under the Agreement is fair and equitable from a financial perspective.

                                               Very truly yours,


                                               Professional Bank Services, Inc.


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

                                     APPENDIX B-2

                                 [Letterhead of PBS]

October 28, 1998


Board of Directors
Princeton Federal Bank, FSB
208 North Jefferson
Princeton, Kentucky 42445-1575

Dear Members of the Board:

To our knowledge, nothing has occurred since the issuance of our Fairness Opinion (the "Opinion") to the common shareholders of Princeton Federal Bank, FSB, Princeton, Kentucky (the "Company") dated May 21, 1998, that would cause us to alter or rescind the Opinion, and the Opinion is affirmed as of this date. The Opinion is related to the fairness from a financial point of view, to the common shareholders of the Company, regarding the proposed transaction outlined in the Agreement and Plan of Reorganization between National City Bancshares, Inc., Evansville, Indiana and the Company.

                                            Very truly yours,



                                            Professional Bank Services, Inc.

                                      APPENDIX C


                  PROVISIONS OF FEDERAL LAW GOVERNING THE RIGHTS OF
                DISSENTING SHAREHOLDERS OF FEDERAL STOCK SAVINGS BANKS

Section 552.14 DISSENTER AND APPRAISAL RIGHTS.

     1. RIGHT TO DEMAND PAYMENT OF FAIR OR APPRAISED VALUE. Except as provided in paragraph (b) of this section, any stockholder of a Federal stock association combining in accordance with Section 552.13 of this part shall have the right to demand payment of the fair or appraised value of his stock:
PROVIDED, That such stockholder has not voted in favor of the combination and complies with the provisions of paragraph (c) of this section.

     2. EXCEPTIONS. No stockholder required to accept only qualified consideration for his or her stock shall have the right under this section to demand payment of the stock's fair or appraised value, if such stock was listed on a national securities exchange or quoted on the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") on the date of the meeting at which the combination was acted upon or stockholder action is not required for a combination made pursuant to Section 552.13(h)(2) of this part. "Qualified consideration" means cash, shares of stock of any association or corporation which at the effective date of the combination will be fisted on a national securities exchange or quoted on NASDAQ, or any combination of such shares of stock and cash.

     3.  PROCEDURE.

     (A) NOTICE. Each constituent Federal stock association shall notify all stockholders entitled to rights under this section, not less than twenty days prior to the meeting at which the combination agreement is to be submitted for stockholder approval, of the right to demand payment of appraised value of shares, and shall include in such notice a copy of this section. Such written notice shall be mailed to stockholders of record and may be part of management's proxy solicitation for such meeting.

     (B) DEMAND FOR APPRAISAL AND PAYMENT. Each stockholder electing to make a demand under this section shall deliver to the Federal stock association, before voting on the combination, a writing identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares. Such demand must be in addition to and separate from any proxy or vote against the combination by the stockholder.

     (C) NOTIFICATION OF EFFECTIVE DATE AND WRITTEN OFFER. Within ten days after the effective date of the combination, the resulting association shall:

     (i) Give written notice by mail to stockholders of constituent Federal stock associations who have complied with the provisions of paragraph (c)(2) of this section and have not voted in favor of the combination, of the effective date of the combination;

     (ii) Make a written offer to each stockholder to pay for dissenting shares at a specified price deemed by the resulting association to be the fair value thereof; and

     (iii) Inform them that within sixty days of such date, the respective requirements of paragraphs (c)(5) and (c)(6) of this section (set out in the notice) must be satisfied.

The notice and offer shall be accompanied by a balance sheet and statement of income of the association the shares of which the dissenting stockholder holds, for a fiscal year ending not more than sixteen months before the date of notice and offer, together with the latest available interim financial statements.

     (D) ACCEPTANCE OF OFFER. If within sixty days of the effective date of the combination the fair value is agreed upon between the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section, payment therefor shall be made within ninety days of the effective date of the combination.

     (E) PETITION TO BE FILED IF OFFER NOT ACCEPTED. If within sixty days of the effective date of the combination the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section do not agree as to the fair value, then any such stockholder may file a petition with the Office, with a copy by registered or certified mail to the resulting association, demanding a determination of the fair market value of the stock of all such stockholders. A stockholder entitled to file a petition under this section who fails to file such petition within sixty days of the effective date of the combination shall be deemed to have accepted the terms offered under the combination.

     (F) STOCK CERTIFICATES TO BE NOTED. Within sixty days of the effective date of the combination each stockholder demanding appraisal and payment under this section shall submit to the transfer agent his certificates of stock for notation thereon that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. Any stockholder who fails to submit his or her stock certificates for such notation shall no longer be entitled to appraisal rights under this section and shall be deemed to have accepted the terms offered under the combination.

     (G) WITHDRAWAL OF DEMAND. Notwithstanding the foregoing, at any time within sixty days after the effective date of the combination, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered upon the combination.

     (H) VALUATION AND PAYMENT. Director shall, as he or she may elect, either appoint one or more independent persons or direct appropriate staff of the Office to appraise the shares to determine their fair market value, as of the effective date of the combination, exclusive of any element of value arising from the accomplishment or expectation of the combination. Appropriate staff of the Office shall review and provide an opinion on appraisals prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. The Director after consideration of the appraisal report and the advice of the appropriate staff shall, if he or she concurs in the valuation of the shares, direct payment by the resulting association of the appraised fair market value of the shares, upon surrender of the certificates representing such stock. Payment shall be made, together with interest from the effective date of the combination, at a rate deemed equitable by the Director.

     (I) COSTS AND EXPENSES. The costs and expenses of any proceeding under this section may be apportioned and assessed by the Director as he or she may deem equitable against all or some of the parties. In making this determination the Director shall consider whether any party has acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by this section.

     (J) VOTING AND DISTRIBUTION. Any stockholder who has demanded appraisal rights as provided in paragraph (c)(2) of this section shall thereafter neither be entitled to vote such stock for any purpose nor be entitled to the payment of dividends or other distributions on the stock (except dividends or other distribution payable to, or a vote to be taken by stockholders of record at a date which is on or prior to, the effective date of the combination): PROVIDED, That if any stockholder becomes unentitled to appraisal and payment of appraised value with respect to such stock and accepts or is deemed to have accepted the terms offered upon the combination, such stockholder shall thereupon be entitled to vote and receive the distributions described above.

     (K) STATUS. Shares of the resulting association into which shares of the stockholders demanding appraisal rights would have been converted or exchanged, had they assented to the combination, shall have the status of authorized and unissued shares of the resulting association.

                                      APPENDIX D


                       SECTION 8 OF PFB'S FEDERAL STOCK CHARTER


SECTION 8. CERTAIN PROVISIONS APPLICABLE FOR FIVE YEARS. Notwithstanding anything contained in the savings bank's charter or bylaws to the contrary, for a period of five years from the date of completion of the conversion of the savings bank from a mutual savings and loan association to a stock savings bank, the following provisions shall apply:

     A. BENEFICIAL OWNERSHIP LIMITATION. No person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10 percent of any class of an equity security of the savings bank. This limitation shall not apply to a transaction in which the savings bank forms a holding company without change in the respective beneficial ownership interests of its stockholders other than pursuant to the exercise of any dissenter and appraisal rights, the purchase of shares by underwriters in connection with a public offering, or the purchase of shares by a tax-qualified employee stock benefit plan which is exempt form the approval requirements under Section 574.3(c)(1)(vi) of the Office's regulations.

     In the event shares are acquired in violation of this Section 8, all shares beneficially owned by any person in excess of 10 percent shall be considered "excess shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to the stockholders for a vote.

     For purposes of this Section 8, the following definitions apply:

     (1) The term "person" includes an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of the savings bank.

     (2) The term "offer" includes every offer to buy or otherwise acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value.

     (3) The term "acquire" includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

     (4) The term "acting in concert" means (a) knowing participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (b) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangements, whether written or otherwise.

     B. CUMULATIVE VOTING LIMITATION. Stockholders shall not be permitted to cumulate their votes for election of directors.

     C. CALL FOR SPECIAL MEETINGS. Special meetings of stockholders relating to changes in control of the savings bank or amendments to its charter shall be called only upon direction of the board of directors.


                                    D-1